As filed with the Securities and Exchange Commission on August 7, 1997
                                                     Registration No. 333-26943
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------



                                Amendment No. 2

                                       To

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------


                         ANCHOR ADVANCED PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                     3089                            04-3084238
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                             ANCHOR HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                     3089                            62-1427775
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                       1111 Northshore Drive, Suite N-600
                            Knoxville, TN 37919-4048
                                 (423) 450-5300
         (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                                ---------------

                           FRANCIS H. OLMSTEAD, JR.,
                Chairman, President and Chief Executive Officer
                         Anchor Advanced Products, Inc.
                       1111 Northshore Drive, Suite N-600
                            Knoxville, TN 37919-4048
                                 (423) 450-5300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------

                        Copies of all communications to:
                          Francis J. Feeney, Jr., Esq.
                          Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                          Boston, Massachusetts 02110
                                 (617) 951-6600
                                ---------------
      Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.


 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ---------------


 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED AUGUST 7, 1997
PROSPECTUS




[Anchor Logo]



                                 $100,000,000

                        Anchor Advanced Products, Inc.
                Offer to Exchange $1,000 in principal amount of
                      11-3/4% Series B Senior Notes due 2004
            for each $1,000 in principal amount of outstanding
                          11-3/4% Senior Notes due 2004

     Anchor Advanced Products, Inc. (the "Issuer") hereby offers to exchange (the "Exchange Offer") up to $100,000,000 in aggregate principal amount of its 11-3/4% Series B Senior Notes due 2004 (the "Exchange Notes") for $100,000,000 in aggregate principal amount of its outstanding 11-3/4% Senior Notes due 2004 (the "Initial Notes"; and together with the Exchange Notes, the "Notes").

     The terms of the Exchange Notes are identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below) and are issued without any covenant upon the Issuer regarding registration. The Exchange Notes will be issued under the same indenture governing the Initial Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." There will be no cash proceeds to the Issuer from this offer. The Initial Notes are, and the Exchange Notes will be, unconditionally guaranteed (the "Note Guarantee") on a senior basis by Anchor Holdings, Inc. ("Holdings").

     The Initial Notes were originally issued and sold on April 2, 1997 (the "Issue Date"), in a transaction (the "Initial Offering") not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon the interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal (as defined herein) states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of one year after the date on which the Registration Statement (as defined herein) is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Initial Notes and the Exchange Notes constitute issues of securities with no established trading market. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of the Initial Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuer will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on             , 1997, unless extended
(the "Expiration Date"). The date of acceptance for exchange for the Initial Notes (the "Exchange Date") will be the first business day following the Expiration Date. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     Interest on the Exchange Notes shall accrue from April 2, 1997 or from the last April 1 or October 1 (each an "Interest Payment Date") on which interest was paid on the Initial Notes so surrendered.


     The current indebtedness of the Issuer as of July 11, 1997 was $100,525,080. The ratio of earnings to fixed charges for the twenty-six weeks ended June 28, 1997 is 1.44.


     See "Risk Factors" beginning on page 11 for a description of certain factors that should be considered by participants in the Exchange Offer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     For further information with respect to the Issuer and the Notes, reference is made to such Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Issuer intends, and is required by the terms of the Indenture dated as of April 2, 1997 (the "Indenture") between the Issuer, Holdings' and State Street Bank and Trust Company ("State Street Bank") as trustee, under which the Notes are issued, to furnish the holders of the Notes with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

     Upon completion of the Exchange Offer, the Issuer will become subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, will file reports and other information with the Securities and Exchange Commission.

                                 ------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

                                 ------------

     Until        , 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Issuer" mean Anchor Advanced Products, Inc., a Delaware corporation, references to "Holdings" mean Anchor Holdings, Inc., a Delaware corporation, and references to "Anchor" or the"Company" mean the consolidated business operations of Holdings and its subsidiaries (including those of Mid-State Plastics, Inc. ("Mid-State") prior to its acquisition by Anchor). The Issuer is a wholly-owned subsidiary of Holdings.

                                  THE COMPANY


     Anchor is a leading designer, manufacturer and packager of precision molded plastic products for a wide range of dental, cosmetic, medical, computer and consumer applications. Based upon its knowledge of and experience in the industry, the Company believes it is one of the world's largest manufacturers of toothbrushes and a leading U.S. manufacturer of cosmetics packaging. For the year ended December 31, 1996, the Company had net sales of $156.9 million, EBITDA of $23.6 million and net income of $3.6 million, making it one of the largest independent plastic injection molders in North America.


     Anchor began operations in 1941 as a manufacturer of cosmetic brushes for Maybelline and, in 1958, began producing Pepsodent[RegTM] toothbrushes for Lever Brothers Company, Inc. The Company was acquired in 1990 by affiliates of the Thomas H. Lee Company and management. Since 1990, management has developed and implemented a variety of strategic initiatives in order to enhance the Company's long-term growth, profitability and competitiveness, including:

   [bullet] Capitalizing on its manufacturing and technical expertise and reputation for quality and service to grow its dental business, including introducing the Crest[RegTM] line of toothbrushes for Procter & Gamble in 1992.

   [bullet] Consolidating its cosmetics operations in an expanded maquiladora manufacturing facility in Matamoros, Mexico, resulting in significant operating efficiencies and cost savings.

   [bullet] Diversifying its markets and customer base through product line expansion and the 1994 acquisition of Mid-State.

     As a result of these strategic initiatives, from 1991 to 1996, Anchor increased net sales and EBITDA at compounded annual growth rates of 15.9% and 13.2%, respectively.


     For the year ended December 31, 1996, approximately 90% of the Company's net sales were generated in five markets: dental, cosmetics, medical device, computer component and point of purchase ("POP") displays. In the dental market (approximately 36% of net sales in 1996), the Company designs, manufactures and packages toothbrushes for Colgate-Palmolive, Procter & Gamble, Chesebrough-Ponds, and SmithKline Beecham, under such well-known brand names as Crest[RegTM], Colgate[RegTM] and Pepsodent. In 1996, Anchor manufactured over 184 million toothbrushes and, management believes, had the leading domestic toothbrush production market share, estimated at approximately 27%. In the cosmetics market (approximately 26% of net sales in 1996), Anchor manufactures a comprehensive line of stock and custom mascara, lipstick and nail applicators for L'Oreal, Maybelline, Mary Kay and Estee Lauder, under such well-known brand names as Great Lash[RegTM] and Clinique. Based on its knowledge of and experience in the industry, management believes that the Company has a leading market share in several of its cosmetics lines. In the medical device market (approximately 12% of net sales in 1996), Anchor produces intravenous equipment and blood infusion devices for Abbott and Baxter, among others. In the computer component market (approximately 8% of net sales in 1996), Anchor produces bezels, battery pack cases and expansion bases for Compaq and IBM. In 1995, leveraging its strengths in the cosmetics market, the Company began manufacturing POP displays for Maybelline, which market accounted for approximately 7% of net sales in 1996. The remaining 11% of net sales in 1996 was generated from the manufacture of a variety of other molded plastic components including closures for shampoo bottles, insulating battery cases, interior and exterior parts for power tools, and flat panel lights.



Competitive Strengths
     The Company's customers are primarily large, branded consumer product companies. Outsourcing allows Anchor's customers to optimize internal resources and focus on their core competencies. Specifically, management believes that customers prefer Anchor because of the following competitive strengths:

     Quality Focus. Based on its knowledge of and experience in the industry, the Company believes it is a leader in plastic injection molding and service quality. The Company has received numerous quality service and preferred supplier awards from its customers, including Colgate-Palmolive, Procter & Gamble, 3M, Abbott and IBM. Furthermore, the Company has manufactured over one billion toothbrushes for Colgate-Palmolive and Procter & Gamble to date without a single shipment return for manufacturing or quality defects. A major reason for the Company's achievements is the Quality Improvement System ("QIS") initiative instituted by management since the acquisition of the Company in 1990.


     Design Capabilities. Anchor has dedicated design professionals who work with customers to meet changing market needs. For example, the Company worked closely with Procter & Gamble to produce the Crest Complete[RegTM] line of toothbrushes in 1992, which uses a newly developed proprietary fusion technology as an alternative to the conventional staple-set technology.

     Broad Manufacturing Resources. With its flexible, high capacity production facilities, Anchor is able to meet customer demands quickly and efficiently, producing customized products with little lead time. Anchor provides its customers with a broad range of manufacturing services, including injection molding, bristling, decoration and packaging. Anchor's broad customer base and high production volumes enable it to achieve economies of scale and to maintain in inventory a wide selection of resins and other raw materials.

     Capital Investment Programs. From 1991 through 1996, Anchor has spent approximately $40.4 million on capital investment, in large part to accommodate new product lines by building facilities dedicated to specific products or customers. Such programs include an expanded facility in Morristown, Tennessee for POP display production, a facility in Round Rock, Texas for the production of computer components and the consolidation of cosmetics production facilities in Matamoros, Mexico.

     Superior Customer Service. Anchor strives to provide a high level of customer service which management believes exceeds the service provided by competing injection molders or its customers' in-house manufacturing operations. The Company uses its manufacturing resources, such as computerized ordering systems, just-in-time production and flexible manufacturing processes, to provide its customers with a rapid turnaround time on orders and seeks to be responsive to any changes submitted by its customers.

     As a result of these competitive strengths, Anchor enjoys a large customer base of national consumer product companies. Each of the Company's five largest customers in 1996 (Colgate-Palmolive, Maybelline, Procter & Gamble, Abbott and
IBM) have been customers of the Company for an average of approximately 25 years. The Company's emphasis on customer partnerships and its long standing relationships with its largest customers serve to create barriers to entry in its served markets.


Business Strategy
     Anchor's overall business strategy is to increase revenues and profitability by pursuing the following specific strategies:

     Maintain Leadership in Dental and Cosmetics Markets. The Company has established leading market positions in the dental and cosmetics markets as a result of its low cost manufacturing capabilities, high quality design and excellent customer service. The Company seeks to maintain this position by continuing to lower costs and improve the quality of its products while working with its customers to develop innovative new products for its markets.

     Develop New Products and Customers. The Company seeks to grow by producing custom plastic products for new customers in existing markets and by entering new markets. Examples of new markets entered by the Company in the last few years are POP displays, disposable surgical equipment and computer components. Where appropriate, the Company may build new facilities which enhance its ability to provide new products such as the Company's new facility in Round Rock, Texas. As a result of these efforts, in the future, the Company intends to expand its sales in the medical device, computer component and POP display markets.

     Lower Costs. The Company believes that it is a low cost producer for many of its products and that it will continue to improve productivity through its on-going program of upgrading equipment and facilities and investing in automation and robotics. Through its highly-trained work force, its streamlined Mexican production facility, and its QIS program, management plans to improve asset utilization, increase manufacturing productivity and reduce overhead.

     Acquisitions. The Company intends to seek strategic acquisition opportunities as the highly fragmented plastics industry continues its recent trend toward consolidation. The Company intends to identify acquisition opportunities similar to its 1994 acquisition of Mid-State, which offered the Company an opportunity to broaden its customer base and expand its manufacturing into higher growth markets. Potential markets for acquisitions include the medical device, computer component and telecommunications equipment markets.

     Expansion into International Markets. As a result of the international expansion of the Company's customers, Anchor is seeking to expand its international capabilities, particularly by adding manufacturing capabilities in China and Europe.

     Anchor's executive offices are located at 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919, telephone number (423) 450-5300.

                             THE EXCHANGE OFFER


The Exchange Offer  ...........................   The Issuer is offering to exchange (the "Exchange Offer") up to $100.0 million aggregate principal amount of 11-3/4%
                                                  Series B Senior Notes due 2004 (the "Exchange Notes") for
                                                  $100.0 million aggregate principal amount of its outstanding
                                                  11-3/4% Senior Notes due 2004 (the "Initial Notes"; and
                                                  together with the Exchange Notes, the "Notes"). The terms
                                                  of the Exchange Notes are substantially identical in all
                                                  respects (including principal amount, interest rate and
                                                  maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the
                                                  Exchange Notes are freely transferable by holders thereof
                                                  (except as provided herein--see "The Exchange Offer--
                                                  Terms of the Exchange" and "--Terms and Conditions of the
                                                  Letter of Transmittal") and are not subject to any covenant regarding registration under the Securities Act. The Initial
                                                  Notes are, and the Exchange Notes will be, unconditionally guaranteed (the "Note Guarantee") on a senior basis by
                                                  Holdings.
Interest Payments   ...........................   Interest on the Exchange Notes shall accrue from April 2,
                                                  1997 or from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.
Minimum Condition   ...........................   The Exchange Offer is not conditioned upon any minimum
                                                  aggregate principal amount of the Initial Notes being
                                                  tendered for exchange.
Expiration Date  ..............................   The Exchange Offer will expire at 5:00 p.m., New York City
                                                  time, on     , 1997, unless extended.
Exchange Date    ..............................   The date of acceptance for exchange of the Initial Notes will be the first business day following the Expiration Date.
Condition of the Exchange Offer    ............   The obligation of the Issuer to consummate the Exchange
                                                  Offer is subject to certain conditions. See "The Exchange
                                                  Offer--Conditions to the Exchange Offer." The Issuer
                                                  reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.
Withdrawal Rights   ...........................   Tenders may be withdrawn at any time prior to the Exchange
                                                  Date. Otherwise, all tenders are irrevocable. Any Initial
                                                  Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as
                                                  practicable after the expiration or termination of the
                                                  Exchange Offer.
Procedures for Tendering Initial Notes   ......   See "The Exchange Offer--How to Tender."

Federal Income Tax                             The exchange of Initial Notes for Exchange Notes should be
 Consequences    ...........................   treated as a "non-event" for Federal income tax purposes.
                                               See"Income Tax Considerations."

Effects on Holders of Initial Notes   ......   As a result of the making of, and upon acceptance for
                                               exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes and the
                                               Registration Rights Agreement (the "Registration Rights
                                               Agreement") dated April 2, 1997 between the Issuer,
                                               Holdings and Donaldson, Lufkin & Jenrette Securities
                                               Corporation, CIBC Wood Gundy Securities Corp. and
                                               NationsBanc Capital Markets, Inc. (collectively, the "Initial
                                               Purchasers") and, accordingly, there will be no increase in the interest rate on the Initial Notes pursuant to the terms of the
                                               Registration Rights Agreement, the Initial Notes or the
                                               Indenture. The holders of the Initial Notes will have no
                                               further registration rights under the Registration Rights
                                               Agreement with respect to the Initial Notes. Holders of the
                                               Initial Notes who do not tender their Notes in the Exchange
                                               Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange
                                               Offer. All untendered and tendered but unaccepted Initial
                                               Notes will continue to be subject to the restrictions on
                                               transfer provided for in the Initial Notes and in the Indenture.
                                               To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading marked for untendered Initial
                                               Notes could be adversely affected.
   Terms of the Exchange Notes
   The Exchange Offer applies to $100,000,000 aggregate principal amount of the Initial Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes except as noted above and except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."
   Terms capitalized below have the meanings ascribed to them in "Description of the Exchange Notes."
Notes Offered    ...........................   $100.0 million in aggregate principal amount of Issuer's
                                               11-3/4% Series B Senior Notes due 2004.
Maturity Date    ...........................   April 1, 2004.
Interest Payment Dates    ..................   April 1 and October 1 of each year, commencing October 1,
                                               1997.

Optional Redemption   ......   The Exchange Notes will be redeemable at the option of the
                               Issuer, in whole or in part, at any time on or after April 1, 2001 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to
                               April 1, 2000, the Issuer may on any one or more occasions redeem up to 35% of the initially outstanding aggregate
                               principal amount of Exchange Notes at a redemption price
                               equal to 110.75% of the principal amount thereof, plus
                               accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of Notes remains outstanding immediately after the
                               occurrence of any such redemption. See "Description of the
                               Notes--Optional Redemption."
Change of Control  .........   Upon the occurrence of a Change of Control, each holder of
                               Exchange Notes will have the right to require the Issuer to repurchase all or any part of such holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate
                               principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of
                               purchase. See "Description of Notes--Repurchase at the
                               Option of Holders--Change of Control." There can be no
                               assurance that, in the event of of Change of Control, the
                               Issuer would have sufficient funds to purchase all Notes
                               tendered. See "Risk Factors--Limitations on Ability to
                               Make Change of Control Payment."
Note Guarantee  ............   The Exchange Notes will be guaranteed on a senior basis (the
                               "Note Guarantee") by Holdings (the "Guarantor"). The
                               Exchange Note Guarantee will be an unconditional
                               obligation of the Guarantor.

Ranking    ...............   The Exchange Notes will be general unsecured obligations of the Issuer, will rank senior in right of payment to all
                             subordinated indebtedness of the Issuer and pari passu in right of payment to all existing and future senior indebtedness of the
                             Issuer, including indebtedness under the Issuer's $15.0 million
                             New Credit Facility. The Note Guarantee will be a general
                             unsecured obligation of Holdings, will rank senior in right of payment to all subordinated indebtedness of Holdings and pari passu in right of payment to all existing and future senior indebtedness of Holdings. The Exchange Notes will be
                             effectively subordinated to the secured indebtedness of the
                             Issuer, including borrowings under the New Credit Facility, which borrowings are secured by certain accounts receivable and inventory of the Issuer and the Exchange Note Guarantee will be effectively subordinated to the secured indebtedness of
                             Holdings. As of June 28, 1997, there was no secured indebtedness of the Issuer and there was no indebtedness of Holdings.
Certain Covenants   ......   The Indenture contains certain covenants that will limit,
                             among other things, the ability of the Issuer to: (1) pay
                             dividends, redeem capital stock or make certain other
                             restricted payments or investments, (ii) incur additional
                             indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv)
                             create liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of the
                             Notes--Certain Covenants."

Use of Proceeds   ......   There will not be any proceeds from the Exchange Offer. The net proceeds to the Issuer from the sale of the Initial Notes were $96.6 million (after deducting discounts, commissions, fees and expenses thereof) and were used: (i) to prepay in full
                           $51.5 million in borrowings under the Revolving Credit and
                           Term Loan Agreement (as defined), including all accrued
                           interest and fees payable upon such prepayment, (ii) to pay
                           $22.3 million to redeem $9.0 million aggregate principal
                           amount of 11.67% Senior Subordinated Notes and $12.0
                           million aggregate principal amount of 17.55% Junior
                           Subordinated Notes, each due April 30, 2000 and payable to
                           ML- Lee Acquisition Fund II, L.P. and ML-Lee Acquisition
                           Fund (Retirement Accounts) II, L.P., including all accrued interest and premiums payable upon such redemption, and
                           (iii) to pay $22.8 million of a $24.4 million dividend on the
                           Issuer's common stock (the "Issuer Dividend"). To pay the
                           remaining portion of the Issuer Dividend, the Issuer
                           borrowed approximately $1.5 million under the New Credit
                           Facility. All of the Issuer's common stock is owned by
                           Holdings. Holdings used the $24.4 million from the Issuer
                           Dividend, together with $5.1 million of proceeds from the
                           exercise of warrants and options to purchase Holdings
                           common stock, to pay a $29.5 million dividend on its capital stock (the "Holdings Dividend").

     For a discussion of certain factors which should be considered by prospective investors in connection with an investment in the Notes, see "Risk Factors" on page 11.

                            SUMMARY FINANCIAL DATA



     The following table sets forth summary historical financial data of the Company for the five years ended December 31, 1996, for the twenty-six weeks ended June 29, 1996 and June 28, 1997, and summary pro forma financial data for the year ended December 31, 1996. The summary financial data for the years ended December 31, 1994, 1995 and 1996 were derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The financial data include information with respect to Mid-State following its acquisition on July 29, 1994. The summary financial data for the years ended December 31, 1992 and 1993 are derived from audited consolidated historical financial statements of the Company not included herein. The information presented for the twenty-six weeks ended June 29, 1996 and June 28, 1997 has been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. Such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the twenty-six weeks ended June 28, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company, including accompanying notes thereto, included elsewhere in this Prospectus.




                                                               Year ended December 31,
                                        ---------------------------------------------------------------------
                                            1992          1993          1994          1995          1996
                                                               (dollars in thousands)
 Statement of Operations Data:
   Net sales   ........................  $ 101,537     $ 118,047    $  118,267     $ 149,366     $ 156,858
   Gross profit   .....................     17,861        20,778        18,208        24,338        27,637
   Selling, general and
    administrative   ..................      7,377         9,096         7,634         9,409        11,358
   Amortization   .....................      1,089           577         1,712         1,662         1,530
                                         ---------     ---------    -----------    ---------     ---------
   Operating income  ..................      9,395        11,105         8,862        13,267        14,749
   Other (Income) expense  ............       (752)         (110)         (739)          974           408
   Net Interest expense    ............      5,910         5,385         5,984         8,616         8,124
   Income taxes   .....................      1,797         2,241         1,507         1,239         2,591
   Extraordinary item (1)  ............     (1,412)            0           334             0             0
   Cumulative effect of change in
    accounting for income taxes  ......         --          (635)           --            --            --
                                         ---------     ---------    -----------    ---------     ---------
   Net income  ........................  $   3,852     $   4,224    $    1,776     $   2,438     $   3,626
                                         =========     =========    ===========    =========     =========
   Earnings per common and
    equivalent share:
   Income before extraordinary
    item and cumulative effect   ......  $    1.93     $    2.77    $     1.70     $    1.85     $    2.58
   Extraordinary item   ...............       1.06            --          (.25)           --            --
   Cumulative effect of change in
    accounting for income taxes  ......         --           .48            --            --            --
                                         ---------     ---------    -----------    ---------     ---------
   Net income  ........................  $    2.99     $    3.25    $     1.45     $    1.85     $    2.58
                                         =========     =========    ===========    =========     =========
 Other Data:
   EBITDA (2)  ........................  $  16,636     $  17,881    $   18,439     $  21,742     $  23,627
   Depreciation and amortization (3)         6,489         6,666         8,838         9,449         9,286
   Capital expenditures    ............      6,776         6,729         5,724         6,932         8,028
   Cash flow from operations  .........      8,515         8,684         6,875         8,822        13,076
   Cash flow from investing
    activities ........................     (6,762)       (6,711)      (33,039)       (6,453)       (8,014)
   Cash flow from financing
    activities ........................     (1,149)       (2,702)       26,844        (2,265)       (4,268)



                                             26 Weeks Ended
                                        -------------------------
                                         June 29,     June 28,
                                           1996         1997
 Statement of Operations Data:
   Net sales   ........................ $  80,506    $  84,745
   Gross profit   .....................    15,280       13,424
   Selling, general and
    administrative   ..................     5,550        5,490
   Amortization   .....................       688          665
                                        ----------   ----------
   Operating income  ..................     9,042        7,269
   Other (Income) expense  ............       241           87
   Net Interest expense    ............     3,930        4,982
   Income taxes   .....................     2,033          800
   Extraordinary item (1)  ............         0        1,210
   Cumulative effect of change in
    accounting for income taxes  ......        --           --
                                        ----------   ----------
   Net income  ........................ $   2,838    $     190
                                        ==========   ==========
   Earnings per common and
    equivalent share:
   Income before extraordinary
    item and cumulative effect   ...... $    2.04    $    1.09
   Extraordinary item   ...............        --        (1.02)
   Cumulative effect of change in
    accounting for income taxes  ......        --           --
                                        ----------   ----------
   Net income  ........................ $    2.04    $    0.07
                                        ==========   ==========
 Other Data:
   EBITDA (2)  ........................ $  13,398    $  11,887
   Depreciation and amortization (3)        4,597        4,705
   Capital expenditures    ............     4,783        3,481
   Cash flow from operations  .........     7,882        5,877
   Cash flow from investing
    activities ........................    (4,783)      (3,481)
   Cash flow from financing
    activities ........................    (3,006)        (244)

 Pro Forma Data (4):
   Cash interest expense, net    .....................  $ 12,028
   Ratio of EBITDA to cash interest expense, net   ...       2.0x
   Ratio of net debt to EBITDA   .....................       4.3x


                                                At December 31, 1996
                                               -----------------------
                                                              Pro
                                                Actual     Forma(4)
 Balance Sheet Data:
   Working capital    ........................   $ 27,463  $  34,280
   Total assets    ...........................    116,691    120,342
   Net debt (5)    ...........................     71,875    102,060
   Net stockholders' equity (deficit)   ......     20,817     (4,900)


--------
(1) Represents the tax benefit in 1992 from utilization of net operating losses carried forward. Represents loss in 1994 and 1997 on extinguishment of debt net of tax.
(2) EBITDA represents net income plus depreciation and amortization, income taxes, net interest expense and extraordinary items. While EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. However, this measure may not be comparable to similarly titled measures reported by other companies.
(3) Reflects depreciation and amortization less the amortization of certain loan fees, which are included in net interest expense. See Note 5 to the notes to the historical consolidated financial statements of the Company included elsewhere in this Prospectus.
(4) Gives effect to the sale of the Initial Notes and the application of the net proceeds therefrom.
(5) Net debt includes long-term debt plus current portion of long-term debt less cash.

                                 RISK FACTORS

     Prospective investors should consider carefully the following factors in addition to other information included in this Prospectus before making an investment in the Notes. This Prospectus contains forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions that are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur that will affect the Company's results.



Substantial Leverage
     The Company is, highly leveraged. After giving pro forma effect to the sale of the Initial Notes and the application of the net proceeds therefrom, as of June 28, 1997, the Issuer's total indebtedness outstanding was $101.2 million and the Issuer's stockholders' deficit was $3.4 million.


     The Issuer's high degree of leverage could have important consequences to the holders of the Notes, including the following: (i) the Issuer's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Issuer's cash flow from operations will be required for the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes; (iii) the covenants and other restrictions contained in the Indenture, the New Credit Facility and other obligations of the Company will limit the Company's ability to borrow additional funds or dispose of assets;
(iv) because of debt service requirements, funds available for capital expenditures will be limited; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, all borrowings by the Issuer under the New Credit Facility will be at variable rates of interest, which exposes the Issuer to the risk of increased interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of the Notes" and "Description of Certain Indebtedness." The Issuer's current annual debt service requirement is $11,750,000.

     The Issuer will be required to pay principal on the Notes at maturity in 2004. The Issuer's ability to make scheduled principal payments, or to refinance its obligations, with respect to its indebtedness, and to pay interest thereon, will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned capital expenditures, sell assets, obtain additional equity capital or refinance or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If the Issuer is not able to satisfy its debt service obligations, it could default on its indebtedness, including the Initial Notes, the Exchange Notes and the New Credit Facility, which would entitle the holders of such indebtedness to accelerate the maturity thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

Customer Concentration
     A significant portion of the Company's net sales to date has been derived from a limited number of customers. The Company's three largest customers in 1996, Colgate-Palmolive, Maybelline and Procter & Gamble, each accounted for greater than 10% of the Company's net sales in 1996 and in the aggregate accounted for approximately 53% of the Company's 1996 net sales. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods. As a result of this customer concentration, the Company's business, operating results and financial condition could be materially adversely affected by the failure of anticipated orders to materialize, by deferrals or cancellations of orders or by its largest customers increasing their in-house production of the Company's products or selecting other manufacturers from whom to buy products. In addition, there can be no assurance that revenues from customers that have accounted for significant revenues in past periods, individually or as a group, will continue or, if continued, will reach or exceed historic levels in any future period. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration. See "--Status of Key Customer Contracts" and "Business--Customers."


Competition
     The markets in which the Company operates are highly competitive. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. Some of these competitors have, and new competitors may have, greater financial and other resources than the Company. Competitive pressures or other factors, including the vertical integration by certain of the Company's major customers of manufacturing processes traditionally outsourced to the Company, could cause the Company to lose market share or could result in a significant price erosion with respect to the Company's products, either of which would have a material adverse effect on the Company's results of operations. Furthermore, the Company's customers operate in highly competitive markets. To the extent the Company's major customers lose market share in their respective markets, the Company's results of operations and financial condition could be materially and adversely affected. See "Business--Competition."


Status of Key Customer Contracts
     The Company has supply contracts with three of its largest customers, Colgate-Palmolive, Procter & Gamble and Abbott. The Company's current contract with Colgate-Palmolive, which extends through June 30, 1999, provides that Colgate-Palmolive, one of the Company's largest customers, will self-manufacture substantially all of one of the three product lines historically provided to it by the Company. The Company anticipates the full effect of such self-manufacturing will result in a decline of approximately $11 million in annual net sales by the Company to Colgate-Palmolive by 1998. No assurance can be given that the Company's contract with Colgate-Palmolive will be renewed upon expiration or that any renewal of such contract will be on terms as favorable to the Company as the current contract or that Colgate-Palmolive will not begin the self-manufacturing of other of the Company's product lines manufactured for Colgate-Palmolive. The loss of Colgate-Palmolive as a customer would have a material and adverse effect on the results of operations of the Company.

     The Company's current contract with Procter & Gamble, another of the Company's largest customers, extends through December 31, 1997. Procter & Gamble has advised the Company that it is considering self-manufacture of the products historically provided to it by the Company. The Company is currently negotiating the renewal of such contract and anticipates that even if a contract renewal is successfully negotiated, any such renewal will be on terms significantly less favorable to the Company than the current contract. No assurance can be given that the Company's contract with Procter & Gamble will be renewed upon expiration. If the contract is not renewed, it would have a material and adverse effect on the results of operations of the Company. For fiscal 1996, Procter & Gamble accounted for $16.2 million, or 10.3%, of the Company's net sales and $3.4 million, or 12.3%, of the Company's gross profit.

     The Company's contract with Abbott for the manufacture of medical devices at the Round Rock, Texas facility extends through the year 2000, with Abbott having the option to renew such contract for additional one year terms. No assurance can be given that the Company's contract with Abbott will be renewed upon expiration or that any renewal of such contract will be on terms as favorable to the Company as the current contract. The loss of Abbott as a customer would have a material and adverse effect on the results of operations of the Company. See "--Customer Concentration."

Dependence on Suppliers
     The major raw materials used in the manufacturing of the Company's products are various plastic resins and nylon. Most of the raw materials used in the Company's products are available from multiple sources. However, several raw materials used in the Company's products are currently obtained from single sources. An extended interruption in the supply of any of the raw materials or a reduction in their quality would have a material adverse effect on the Company's operating results. There can be no assurance that severe shortages of raw materials will not occur in the future that could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Significant increases in the prices of these raw materials could also have a material adverse effect on the Company's operating results because the Company may not be able to adjust product pricing to reflect the increases in raw materials costs. See "Business--Suppliers."


Dependence on Key Personnel
     The success of the Company depends in large part on the Company's senior management and its ability to attract and retain other highly qualified management personnel. The Company faces competition for such personnel from other companies and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel. See "Management."


Environmental Regulation, Possible Changes and Related Matters
     The Company and its operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes there are currently no pending investigations at the Company's plants and sites relating to environmental matters, other than certain matters for which it is being defended and indemnified by Philips Electronics North American Corporation, its former parent. However, there can be no assurance that the Company will not be involved in any other such proceeding in the future and that the aggregate amount of future clean up costs and other environmental liabilities will not be material.

     Federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Company cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future nor can the Company predict how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by the Company, some of which could be material. The Company does not have insurance coverage for environmental liabilities other than in Mexico and does not anticipate obtaining such coverage in the future.


Controlling Stockholder
     Holdings owns all of the Issuer's outstanding capital stock. Affiliates of the Thomas H. Lee Company and investment partnerships for which affiliates of the Thomas H. Lee Company serve as investment advisers (collectively, "THL") own approximately 85% of the outstanding shares of the common stock of Holdings, such common stock being the only class of voting capital stock of Holdings. As a result, THL has the indirect ability to elect the Board of Directors of the Issuer, to approve or disapprove of other matters requiring stockholder approval and to effectively control the affairs and policies of the Issuer. Circumstances may occur in which the interests of THL, as an indirect equity holder of the Issuer, could be in conflict with the interests of the holders of the Notes.


Restrictive Debt Covenants
     The Indenture and the New Credit Facility contain certain restrictive covenants which do or will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Issuer to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. The New Credit Facility also requires the

Issuer to meet certain financial ratios and tests. These covenants may significantly limit the operating and financial flexibility of the Issuer and may limit its ability to respond to changes in its business or competitive activities. The ability of the Issuer to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the New Credit Facility. In the event of any such default, depending on the actions taken by the lenders thereunder (the "Lenders"), the Issuer could be prohibited from making any payments of principal or interest on the Notes. In addition, the Lenders could elect to declare any amounts borrowed under the New Credit Facility, together with accrued interest, to be due and payable. If the Issuer were unable to repay such borrowings, the Lenders could proceed against their collateral. If the indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Issuer would be sufficient to repay such indebtedness and the Notes in full. See "Description of Certain Indebtedness."


Asset Encumbrances
     The Issuer's obligations under the New Credit Facility are secured by liens on the Issuer's accounts receivable and inventory. The Notes will be unsecured and, therefore, do not have the benefit of such collateral. If an event of default occurs under the New Credit Facility, the Lenders will have a prior right to such collateral and may foreclose upon such collateral to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. Accordingly, in such event, such collateral would first be used to repay in full amounts outstanding under the New Credit Facility and there can be no assurance that there would be sufficient assets remaining to satisfy in full the claims of holders of the Notes.


Limited Ability of Guarantor to Perform Under Note Guarantee
     Holdings is a holding company without significant assets other than its equity interests in its subsidiaries. The Issuer is Holdings' principal operating subsidiary, and Holdings is principally dependent upon the declaration by the Issuer of dividends to pay its obligations. Under the terms of the Indenture and the New Credit Facility, the Issuer will be significantly restricted from declaring dividends to Holdings. Accordingly, Holdings' ability to make payments in the event it is required to perform under its Note Guarantee will be severely limited.


Limitations on Ability to Make Change of Control Payment
     The Indenture requires the Issuer, in the event of a Change of Control, to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a Change of Control may be an event of default under the New Credit Facility or other indebtedness of the Issuer that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Issuer to purchase the Notes may cause a default under the New Credit Facility or such other indebtedness even if the Change of Control does not constitute an event of default. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."


Risk of Fraudulent Transfer Liability
     Management of the Issuer and Holdings believe that the indebtedness represented by the Notes and Note Guarantee is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Issuer and Holdings, after the sale of the Notes and the application of the net proceeds therefrom, are solvent, will have sufficient capital for carrying on their businesses and will be able to pay their debts as they mature. See "Use of Proceeds." Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor in possession) were to find that the Issuer or Holdings did not receive fair consideration or reasonably equivalent value for issuing the Notes or Note Guarantee and, at the time of the incurrence of indebtedness represented by the Notes or Note Guarantee, the Company or Holdings was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness or such court could subordinate such indebtedness to other existing and future indebtedness of the Issuer or Holdings. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required by the company to pay its probable liability on its existing debts as they become absolute and matured.


Lack of Public Market
     There is no existing market for the Exchange Notes and there can be no assurances as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, Anchor's operating results and the market for similar securities. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Issuer does not intend to apply for listing of the Exchange Notes offered hereby on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.


Consequences of Failure to Exchange
     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Initial Notes set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not anticipate registering the Initial Notes under the Securities Act. Holders of the Initial Notes who do not tender their Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer.

                              THE EXCHANGE OFFER


Purpose of the Exchange Offer
     The Initial Notes were originally issued and sold on April 2, 1997. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Initial Notes, the Issuer agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which the Exchange Notes would be offered in exchange for Initial Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Issuer to effect such an exchange offer, the Issuer agreed, at its cost, to file a shelf registration statement covering resales of the Initial Notes (the "Resale Registration Statement") and to have such Resale Registration Statement declared effective and kept effective for a period of two years from the effective date thereof. In the event that (i) the Issuer fails to file the Exchange Offer Registration Statement, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Resale Registration Statement is not declared effective by the Commission, in each case within specified time periods, the interest rate borne by the Initial Notes shall increase, which interest will accrue and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Exchange Offer; Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill obligations of the Issuer with respect to the foregoing agreement. Following the consummation of the Exchange Offer, the Issuer does not currently anticipate registering any untendered Initial Notes under the Securities Act and will not be obligated to do so.


Accounting Treatment
     The Exchange Notes will be recorded at the carrying value of the Initial Notes that are exchanged. Therefore, no gain or loss will be recorded in Anchor's financial statement as a result of the transaction.


Terms of the Exchange
     The Issuer hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Initial Notes, for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and the holders of the Exchange Notes (as well as remaining holders of any Initial Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from April 2, 1997 or from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.

     Tendering holders of the Initial Notes will not be required to pay brokerage commissions or fees or, subject to the instructions on the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.


Expiration Date; Extensions; Termination; Amendments
     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m. New York City time, on       , 1997, unless
the Issuer, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Issuer, shall expire. The Issuer reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to State Street Bank (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones New Service. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the first business day following the Expiration Date. The Issuer expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, the Issuer will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable. Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuer will exchange the Exchange Notes for the Initial Notes on the Exchange Date.


How to Tender
     The tender to the Issuer of Initial Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of an Initial Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Initial Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date, (ii) complying with the procedure for book entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purpose described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The method of delivery of Initial Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Initial Notes.

     The Exchange Agent will request that DTC establish an account with respect to the Initial Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Initial Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Initial Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against such Participant.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Initial Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent, (ii) a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility is received by the Exchange Agent, or (iii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of the counsel of the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Initial Notes. None of the Issuer, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.


Terms and Conditions of the Letter of Transmittal
     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Initial Notes for exchange (the "Transferor") exchanges, assigns and transfers the Initial Notes to the Issuer and irrevocably constitutes and appoints the Exchange Agent as the Transferor's Agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes or transfer ownership of such Initial Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Initial Notes by the Issuer and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement and that the Issuer shall have no further obligations or liabilities thereunder. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Initial Notes, the Transferor certifies that it is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.


Withdrawal Rights
     Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Initial Notes to be withdrawn, the certificate numbers of Initial Notes to be withdrawn, the principal amount of Initial Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Initial Notes exchanged, and the name of the registered holder of such Initial Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Initial Notes being withdrawn. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.


Acceptance of Note for Exchange; Delivery of Exchange Notes
     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Initial Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purpose of the Exchange Offer, the Issuer shall be deemed to have accepted for exchange validly tendered Initial Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purpose of receiving Exchange Notes from the Issuer and causing the Initial Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by the Exchange Agent promptly after acceptance of the tendered Initial Notes. Initial Notes not accepted for exchange by the Issuer will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Issuer terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.


Conditions to the Exchange Offer
     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to issue Exchange Notes in respect of any properly tendered Initial Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Initial Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Issuer, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Issuer, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer.

     In addition, the Issuer will not accept for exchange any Initial Notes tendered and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part of qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The Issuer expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Issuer of properly tendered Initial Notes). In addition, the Issuer may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occur. Moreover, regardless of which of such conditions has occurred, the Issuer may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Issuer and may be waived by the Issuer, in whole or in part, if, in its reasonable judgment, such waiver is not advantageous to holders of the Initial Notes. Any determination made by the Issuer concerning an event, development or circumstance described or referred to above will be final and binding on all parties.


Exchange Agent
     State Street Bank has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.


Solicitation of Tenders; Expenses
     The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of this Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuer may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuer by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.


Other
     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes, the Indenture and the Registration Rights Agreement. Holders of the Initial Notes who do not tender the certificates in the Exchange Offer will continue to hold such certificates and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Initial Notes." All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Issuer may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Initial Notes which are not tendered pursuant to the Exchange Offer.

                                CAPITALIZATION


     The following table sets forth the actual capitalization of Anchor at June 28, 1997. This table should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.




                                                                  As of
                                                               June 28, 1997
                                                               --------------
                                                                 Actual
                                                               --------------
                                                               (in millions)
Cash  ......................................................     $   3,730
                                                                 =========
Current Portion of long-term debt   ........................           237
                                                                 =========
Long-term debt (excluding current maturities):
 Bank Credit Agreement
  Revolving Credit Facility   ..............................             0
  Term Loans   .............................................             0
  New Credit Agreement  ....................................             0
    % Senior Notes due 2004   ..............................       100,000
11.925% Senior Subordinated Notes due 2000   ...............             0
17.755% Junior Subordinated Notes due 2000   ...............             0
Connecticut Development Authority Notes   ..................           605
Other long-term debt (Capital Leases)  .....................           666
                                                                 ---------
   Total long-term debt    .................................       101,271
Stockholders' Equity:
 Common Stock (2) ..........................................            15
 Additional Paid-in Capital (net of Treasury Stock)   ......             0
 Additional Pension Liability    ...........................          (568)
 Retained Earnings   .......................................        (2,867)
                                                                 ---------
 Treasury Stock at Cost    .................................           (10)
                                                                 ---------
   Total Stockholders' Equity (deficit)   ..................        (3,430)
    Total Capitalization   .................................     $  97,841
                                                                 =========

                            SELECTED FINANCIAL DATA


     The following table sets forth selected historical financial data of the Company for the five years ended December 31, 1996, for the twenty-six weeks ended June 29, 1996 and June 28, 1997, and selected pro forma financial data for the year ended December 31, 1996. The selected financial data for the years ended December 31, 1994, 1995 and 1996 were derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The financial data include information with respect to Mid-State following its acquisition on July 29, 1994. The selected financial data for the years ended December 31, 1992 and 1993 are derived from audited consolidated historical financial statements of the Company not included herein. The information presented for the twenty-six weeks ended June 29, 1996 and June 28, 1997 has been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. Such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Results for the twenty-six weeks ended June 28, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company, including accompanying notes thereto, included elsewhere in this Prospectus.




                                                               Year ended December 31,
                                        ---------------------------------------------------------------------
                                            1992          1993          1994          1995          1996
                                                               (dollars in thousands)
 Statement of Operations Data:
   Net sales   ........................  $ 101,537     $ 118,047    $  118,267     $ 149,366     $ 156,858
   Gross profit   .....................     17,861        20,778        18,208        24,338        27,637
   Selling, general and
    administrative   ..................      7,377         9,096         7,634         9,409        11,358
   Amortization   .....................      1,089           577         1,712         1,662         1,530
                                         ---------     ---------    -----------    ---------     ---------
   Operating income  ..................      9,395        11,105         8,862        13,267        14,749
   Other (Income) expense  ............       (752)         (110)         (739)          974           408
   Net Interest expense    ............      5,910         5,385         5,984         8,616         8,124
   Income taxes   .....................      1,797         2,241         1,507         1,239         2,591
   Extraordinary item (1)  ............     (1,412)            0           334             0             0
                                         ---------     ---------    -----------    ---------     ---------
   Cumulative effect of change in
    accounting for income taxes  ......         --          (635)           --            --            --
                                         ---------     ---------    -----------    ---------     ---------
   Net income  ........................  $   3,852     $   4,224    $    1,776     $   2,438     $   3,626
                                         =========     =========    ===========    =========     =========
   Earnings per common and
    equivalent share:
   Income before extraordinary
    item and cumulative effect   ......  $    1.93     $    2.77    $     1.70     $    1.85     $    2.58
   Extraordinary item   ...............       1.06            --          (.25)           --            --
   Cumulative effect of change in
    accounting for income taxes  ......         --           .48            --            --            --
                                         ---------     ---------    -----------    ---------     ---------
   Net income  ........................  $    2.99     $    3.25    $     1.45     $    1.85     $    2.58
                                         =========     =========    ===========    =========     =========
 Other Data:
   EBITDA (2)  ........................  $  16,636     $  17,881    $   18,439     $  21,742     $  23,627
   Depreciation and amortization (3)         6,489         6,666         8,838         9,449         9,286
   Capital expenditures    ............      6,776         6,729         5,724         6,932         8,028
   Cash flow from operations  .........      8,515         8,684         6,875         8,822        13,076
   Cash flow from investing
    activities ........................     (6,762)       (6,711)      (33,039)       (6,453)       (8,014)
   Cash flow from financing
    activities ........................     (1,149)       (2,702)       26,844        (2,265)       (4,268)



                                             26 Weeks Ended
                                        -------------------------
                                         June 29,     June 28,
                                           1996         1997
 Statement of Operations Data:
   Net sales   ........................ $  80,506    $  84,745
   Gross profit   .....................    15,280       13,424
   Selling, general and
    administrative   ..................     5,550        5,490
   Amortization   .....................       688          665
                                        ----------   ----------
   Operating income  ..................     9,042        7,269
   Other (Income) expense  ............       241           87
   Net Interest expense    ............     3,930        4,982
   Income taxes   .....................     2,033          800
   Extraordinary item (1)  ............         0        1,210
                                        ----------   ----------
   Cumulative effect of change in
    accounting for income taxes  ......        --           --
                                        ----------   ----------
   Net income  ........................ $   2,838    $     190
                                        ==========   ==========
   Earnings per common and
    equivalent share:
   Income before extraordinary
    item and cumulative effect   ...... $    2.04    $    1.09
   Extraordinary item   ...............        --        (1.02)
   Cumulative effect of change in
    accounting for income taxes  ......        --           --
                                        ----------   ----------
   Net income  ........................ $    2.04    $    0.07
                                        ==========   ==========
 Other Data:
   EBITDA (2)  ........................ $  13,398    $  11,887
   Depreciation and amortization (3)        4,597        4,705
   Capital expenditures    ............     4,783        3,481
   Cash flow from operations  .........     7,882        5,877
   Cash flow from investing
    activities ........................    (4,783)      (3,481)
   Cash flow from financing
    activities ........................    (3,006)        (244)

 Pro Forma Data (4):
   Cash interest expense, net    .....................  $ 12,028
   Ratio of EBITDA to cash interest expense, net   ...       2.0x
   Ratio of net debt to EBITDA   .....................       4.3x


                                                At December 31, 1996
                                               -----------------------
                                                              Pro
                                                Actual     Forma(4)
 Balance Sheet Data:
   Working capital    ........................   $ 27,463  $  34,280
   Total assets    ...........................    116,691    120,342
   Net debt (5)    ...........................     71,875    102,060
   Net stockholders' equity (deficit)   ......     20,817     (4,900)


--------
(1) Represents the tax benefit in 1992 from utilization of net operating losses carried forward. Represents loss in 1994 and 1997 on extinguishment of debt net of tax.
(2) EBITDA represents net income plus depreciation and amortization, income taxes, net interest expense and extraordinary items. While EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows, the Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. However, this measure may not be comparable to similarly titled measures reported by other companies.
(3) Reflects depreciation and amortization less the amortization of certain loan fees, which are included in net interest expense. See Note 5 to the notes to the historical consolidated financial statements of the Company included elsewhere in this Prospectus.
(4) Gives effect to the sale of the Initial Notes and the application of the net proceeds therefrom.
(5) Net debt includes long-term debt plus current portion of long-term debt less cash.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     Anchor is a leading designer, manufacturer and packager of precision molded plastic products for a wide range of dental, cosmetic, medical, computer and consumer applications. Based upon its knowledge of and experience in the industry, the Company believes that it is one of the world's largest manufacturers of toothbrushes and a leading U.S. manufacturer of cosmetics packaging. For the year ended December 31, 1996, the Company had net sales of $156.9 million, EBITDA of $23.6 million and net income of $3.6 million, making it one of the largest independent plastic injection molders in North America.


     Approximately 41% of the Company's 1996 net sales were made under supply contracts with three of its largest customers, Colgate-Palmolive, Procter & Gamble and Abbott. The remaining terms of each of such contracts are up to 3 years, excluding options to renew. Typically, contracts are renewed or replaced by new contracts prior to expiration. The terms of the contracts vary, including any minimum purchasing requirements and the customers' ability to cancel, but in each case the Company passes through to its customers raw material price increases and decreases. See "Risk Factors--Status of Key Customer Contracts."

     Anchor's principal materials are plastic resins, nylon and packaging materials. During periods of limited supply, Anchor has typically been able to procure sufficient quantities of plastic resins, nylon and packaging materials to satisfy all of its customers' needs. Anchor's gross profit is substantially unaffected by fluctuations in plastic resin and nylon prices because the Company historically has been successful in passing through increases in those prices to its customers by means of corresponding changes in product pricing.

     Anchor began operations in 1941 as a manufacturer of cosmetic brushes for Maybelline and, in 1958, began producing Pepsodent toothbrushes for Lever Brothers Company, Inc. The Company was acquired in 1990 by affiliates of the Thomas H. Lee Company and management. Since the 1990 acquisition, the Company has pursued a growth strategy designed to increase sales while diversifying its revenue base. In pursuit of this strategy, Anchor acquired Mid-State in 1994, which served to expand the Company's business into the medical device and computer component markets.

     In 1993 and 1994, Anchor invested in expanded operations in Matamoros, Mexico, where the Company ultimately relocated much of its cosmetics packaging operations. As the Matamoros facility came on line in 1995 and 1996, Anchor began experiencing efficiency gains in its cosmetics segment while freeing-up domestic capacity for other uses. This increased domestic capacity allowed the Company to convert some of its U.S. production to its newest major product line, POP displays, which contributed significantly to increased net sales in 1996. Also in 1996, Anchor invested in a new Round Rock, Texas, facility for the production of computer components for Compaq, which will generate a full year of revenues in 1997.


     Certain of the Company's operating data for fiscal years 1994, 1995, and 1996, for the thirteen and twenty-six weeks ended June 29, 1996 and June 28, 1997 are set forth below as percentages of net sales:




                                              Year Ended December 31,       13 Weeks Ended           26 Weeks Ended
                                             -------------------------- -----------------------   ---------------------
                                                                        June 29,    June 28,      June 29,   June 28,
                                                                        ---------- ------------   ---------- ----------
                                              1994     1995     1996      1996        1997          1996       1997
                                             -------- -------- -------- ---------- ------------   ---------- ----------
Net sales  .................................  100.0%  100.0%   100.0%    100.0%       100.0%       100.0%     100.0%
Gross profit .   ...........................   15.4    16.3     17.6      18.3         15.1         18.9       15.8
Selling, general and administrative   ......    6.5     6.3      7.2       6.4          6.7          6.9        6.5
Amortization  ..............................    1.4     1.1      1.0       0.8          0.7          0.8        0.8
                                             ------   ------   ------   ------      ---------     ------     ------
Operating income    ........................    7.5     8.9      9.4      11.1          7.7         11.2        8.5
Other (income) expense    ..................   (0.6)    0.7      0.3       0.3          0.1          0.3        0.1
Net interest expense   .....................    5.1     5.8      5.2       4.8          6.7          4.8        5.9
Income taxes  ..............................    1.3     0.8      1.7       2.5          0.1          2.5        0.9
Extraordinary item  ........................    0.3      --       --       0.0          2.8          0.0        1.4
                                             ------   ------   ------   ------      ---------     ------     ------
Net income    ..............................    1.4%    1.6%     2.2%      3.5%        (2.0)%        3.5%       0.2%
                                             ======   ======   ======   ======      =========     ======     ======

Results of Operations



     13 Weeks Ended June 28, 1997 ("Second Quarter 1997")
     Compared to 13 Weeks Ended June 29, 1996 ("Second Quarter 1996")
     Net Sales. Net sales increased by $2.1 million, or 5.1%, to $43.2 million for Second Quarter 97 from $41.1 million for Second Quarter 96, mainly a result of strong sales to the L'Oreal/Maybelline group in the Company's Cosmetics Division.

     Gross Profit. Gross profit decreased by $1.0 million, or 13.3%, to $6.5 million for Second Quarter 97 from $7.5 million for Second Quarter 96, due to lower than expected volumes in the Round Rock facility, the addition of lower gross margin Compaq sales, and a $.6 million charge for renegotiation of a Mexico labor contract. This one time charge allows the Company to consolidate two union contracts, eliminating the older, higher wage contract.

     Selling, General and Administrative. SG&A expenses increased $.3 million, or 11.5%, to $2.9 million for Second Quarter 97 from $2.6 million for Second Quarter 96, due to the higher sales volume.

     Amortization. Goodwill amortization remained flat at $.3 million for Second Quarter 97.

     Operating Income. Operating income decreased by $1.3, or 28.3%, to $3.3 million for Second Quarter 97 from $4.6 million for Second Quarter 96 for the reasons listed above.

     Other Expense. Other expense decreased slightly to $.1 million for Second Quarter 97.

     Net Interest Expense. Net interest expense increased by $1.0 million, or 52.6%, to $2.9 million for Second Quarter 97 from $1.9 million for Second Quarter 96 due to the retirement of bank debt and the issue of $100 million Senior Notes in the second quarter.

     Income Taxes. Income taxes decreased by $1.0 million, or 100.0%, to $.0 million for Second Quarter 97 from $1.0 million for Second Quarter 96 as a result of decreased operating income.


     Extraordinary Item. Extraordinary item increased by $1.2 million for Second Quarter 97 from $.0 million for Second Quarter 96 due to the writeoff of $.4 million in bank fees net of tax, and a $.8 million prepayment penalty associated with the retirement of subordinated debt, all of which are net of tax.


     Net Income. Net income decreased $2.4 million, or 160.0%, to $(.9) million for Second Quarter 97 from $1.5 million for Second Quarter 96 as a result of the above factors.


     26 Weeks Ended June 28, 1997 ("First Half 1997")
     Compared to 26 Weeks Ended June 29, 1996 ("First Half 1996")
     Net Sales. Net sales increased by $4.2 million, or 5.2%, to $84.7 million for First Half 97 from $80.5 million for First Half 96, as a result of strong sales to the L'Oreal/Maybelline group in the Company's Cosmetics Division, and the addition of Compaq to the computer customer base.

     Gross Profit. Gross profit decreased by $1.9 million, or 12.4%, to $13.4 million for First Half 97 from $15.3 million for First Half 96, due to lower than expected volumes in the Round Rock facility, the addition of lower gross margin Compaq sales, and a $.6 million charge for renegotiation of a Mexico labor contract. This one time charge allows the Company to consolidate two union contracts, eliminating the older, high wage contract.

     Selling, General and Administrative. SG&A expenses decreased $.1 million, or 1.8%, to $5.5 million for First Half 97 from $5.6 million for First Half 96.

     Amortization. Goodwill amortization remained flat at $.7 million for First Half 97.

     Operating Income. Operating income decreased by $1.7, or 18.9%, to $7.3 million for First Half 97 from $9.0 million for First Half 96 for the reasons listed above.

     Other Expense. Other expense decreased by $.1 million to $.1 million for First Half 97 from $.2 million for First Half 96. The other expense in 1996 was from excess capacity charges that did not reoccur in 1997.

     Net Interest Expense. Net interest expense increased by $1.1 million, or 28.2%, to $5.0 million for First Half 97 from $3.9 million for First Half 96 due to the retirement of bank debt and the issue of $100 million Senior Notes in the second quarter.

     Income Taxes. Income taxes decreased by $1.2 million, or 60.0%, to $.8 million for First Half 97 from $2.0 million for First Half 96 as a result of decreased operating income.

     Extraordinary Item. Extraordinary item increased by $1.2 million for First Half 97 from $.0 million for First Half 96 due to the writeoff of $.4 million in bank fees net of tax, and a $.8 million prepayment penalty associated with the retirement of subordinated debt, all of which are net of tax.

     Net Income. Net income decreased $2.6 million, or 92.9%, to $.2 million for First Half 97 from $2.8 million for First Half 96 as a result of the above factors.

     Fiscal 1996 versus Fiscal 1995
     Net Sales. Net sales increased by $7.5 million, or 5.0%, to $156.9 million for fiscal year 1996 from $149.4 million for fiscal year 1995, principally as a result of inclusion of the first full year of POP display sales and an increase in computer component sales. This increase was partially offset by a decrease in unit sales in the dental market.



     Gross Profit. Gross profit increased by $3.3 million, or 13.6%, to $27.6 million for fiscal year 1996 from $24.3 million for fiscal year 1995, principally as a result of increased net sales in the POP display and computer component markets as well as higher gross margins. This increase was partially offset by a decline in gross profit in the dental market. Gross margin increased to 17.6% for fiscal year 1996 from 16.3% in fiscal year 1995 due to the realization of a full year of efficiency gains in the Matamoros, Mexico manufacturing facility partially offset by inefficiencies related to the start-up of the manufacturing facility in Round Rock, Texas. The product line and efficiency gains from the relocation are not expected to have the incremental contributory effect on future operating results that they have had in the past.



     Selling, General and Administrative. SG&A expenses increased by $2.0 million, or 20.7%, to $11.4 million for fiscal year 1996 from $9.4 million for fiscal year 1995, principally as a result of professional expenses incurred in connection with the formation of a possible joint venture in China and costs associated with a management information systems upgrade.


     Amortization. Amortization expense decreased by $0.2 million, or 7.9%, to $1.5 million for fiscal year 1996 from $1.7 million for fiscal year 1995, principally as a result of the expiration of certain amortized fees and expenses incurred in the 1990 acquisition of the Company.


     Operating Income. Operating income increased by $1.4 million, or 11.2%, to $14.7 million for fiscal year 1996 from $13.3 million for fiscal year 1995.


     Other Expense. Other expense decreased by $0.6 million, or 58.1%, to $0.4 million for fiscal year 1996 from $1.0 million for fiscal year 1995, principally as a result of relocation expenses in 1995 which were not repeated in 1996.


     Net Interest Expense. Net interest expense decreased by $0.5 million, or 5.7%, to $8.1 million for fiscal year 1996 from $8.6 million for fiscal year 1995, principally as a result of a $5.0 million pay down on the Term Loan Agreement and greater use of LIBOR rates under such agreement.


     Income Taxes. Income tax expense increased by $1.4 million, or 109.1%, to $2.6 million for fiscal year 1996 from $1.2 million for fiscal year 1995.


     Net Income. Net income increased by $1.2 million, or 48.7%, to $3.6 million for fiscal year 1996 from $2.4 million for fiscal year 1995 as a result of the above factors.


     Fiscal 1995 versus Fiscal 1994
     Net Sales. Net sales increased by $31.1 million, or 26.3%, to $149.4 million for fiscal year 1995 from $118.3 million for fiscal year 1994, principally as a result of increased net sales primarily due to the inclusion of a full year of Mid-State operations in fiscal year 1995 versus the inclusion of five months of Mid-State operations in fiscal year 1994. The increase in net sales also reflects the introduction of the POP display product line and increased sales of computer components and other consumer products.

     Gross Profit. Gross profit increased by $6.1 million, or 33.7%, to $24.3 million for fiscal year 1995 from $18.2 million for fiscal year 1994, principally as a result of the inclusion of a full year of Mid-State operations in fiscal year 1995 and higher gross margins. Gross margin increased to 16.3% for fiscal year 1995 from 15.4% for fiscal year 1994 substantially due to Anchor's realization of the benefits in the second half of 1995 of its cosmetics manufacturing consolidation into Matamoros, Mexico.


     Selling, General and Administrative. SG&A expenses increased by $1.8 million, or 23.7%, to $9.4 million for fiscal year 1995 from $7.6 million for fiscal year 1994, principally as a result of the inclusion of a full year of Mid-State SG&A expenses and increased selling costs for the new POP display product line.


     Amortization. Amortization expense remained unchanged at $1.7 million for fiscal year 1995 as compared to fiscal year 1994.


     Operating Income. Operating income increased by $4.4 million, or 49.7%, to $13.3 million for fiscal year 1995 from $8.9 million for fiscal year 1994.


     Other (Income) Expense. Other (income) expense increased by $1.7 million to $1.0 million for fiscal year 1995 from ($0.7) million in other income for fiscal year 1994 principally as a result of relocation expenses incurred in 1995.


     Net Interest Expense. Net interest expense increased by $2.6 million, or 43.9%, to $8.6 million for fiscal year 1995 from $6.0 million for fiscal year 1994, principally as a result of the inclusion of a full year of interest expense paid in connection with the 1994 acquisition of Mid-State.


     Income Taxes. Income tax expense decreased by $0.3 million, or 17.8%, to $1.2 million for fiscal year 1995 from $1.5 million for fiscal year 1994.


     Net Income. Net income increased by $0.7 million, or 37.3%, to $2.4 million for fiscal year 1995 from $1.8 million for fiscal year 1994 as a result of the above factors.


Liquidity and Capital Resources

     Historical
     Historically, the Company has funded its business with cash generated from operations and borrowings under its Revolving Credit and Term Loan Agreement, with Bank of Boston as agent (the "Revolving Credit and Term Loan Agreement"), with long-term borrowings used to finance the Company's acquisition of Mid-State. In 1994, 1995 and 1996, the Company generated cash from operating activities of $6.9 million, $8.8 million, and $13.1 million, respectively. The Company's capital expenditures for 1994, 1995 and 1996 were $5.7 million, $6.9 million and $8.0 million, respectively, principally for additions to the Company's manufacturing capacity. Also in 1994, the Company expended $27.4 million for its acquisition of Mid-State. In 1994, net borrowings increased $28.0 million principally to fund the Mid-State acquisition. In 1995 and 1996 net borrowings were reduced by $3.3 million and $4.3 million, respectively. In 1995, the Company made approximately $0.6 million of capital expenditures at its Waterbury facility to comply with environmental regulations.


     Following Sale of the Initial Notes
     After consummation of the sale of the Initial Notes and the application of net proceeds therefrom, the Company's liquidity requirements consist primarily of working capital needs and capital expenditures, required payments of principal and interest on any borrowings under the New Credit Facility and required payments of interest on the Notes and principal at maturity. The Company estimates that its capital expenditures in 1997 will total $7 million, of which approximately $2.5 million will be used to maintain existing operations.


     The New Credit Facility provides for revolving loans to, and the issuance of letters of credit on behalf of, the Company, in an aggregate amount not to exceed $15.0 million, $13.5 million of which was available at March 29, 1997 after giving pro forma effect to the sale of the Initial Notes. The New Credit Facility will mature in 2003 and contains covenants customary for working capital financings, including, without limitation, maximum leverage and interest coverage ratios and minimum net worth requirements; restrictions on capital expenditures, incurrence of additional indebtedness, dividends and redemptions; and restrictions on mergers, acquisitions and sales of assets. See "Description of Certain Indebtedness."

     The Issuer believes that cash flows from operating activities and its ability to borrow under the New Credit Facility will be adequate to meet the Issuer's debt service obligations, working capital needs and planned capital expenditures at least through December 31, 1997.

     The Indenture places significant restrictions on the Issuer's ability to incur additional indebtedness, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of its assets to, or merge or consolidate with, another entity. See "Description of the Notes--Certain Covenants."


Inflation and Changing Prices
     Anchor's sales and costs are subject to inflation and price fluctuations. However, because changes in the cost of plastic resins and nylon, Anchor's principal raw materials, are generally passed through to customers, such changes historically have not, and in the future are not expected to have, a material effect on Anchor's gross profit.


Impact of New Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which changes the calculations used for earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The effect of the standard on quarterly consolidated financial statements would be to result in $2.79 and $.15 of basic EPS for the quarters ended June 29, 1996 and June 28, 1997. The standard would have no effect on the diluted EPS. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet determined the full effect of this Statement on its financial statements.

                                   BUSINESS


General

     Anchor is a leading designer, manufacturer and packager of precision molded plastic products for a wide range of dental, cosmetic, medical, computer and consumer applications. Based upon its knowledge of and experience in the industry, the Company believes that it is one of the world's largest manufacturers of toothbrushes and a leading U.S. manufacturer of cosmetics packaging. For the year ended December 31, 1996, the Company had net sales of $156.9 million, EBITDA of $23.6 million and net income of $3.6 million, making it one of the largest independent plastic injection molders in North America.


     Anchor began operations in 1941 as a manufacturer of cosmetic brushes for Maybelline and, in 1958, began producing Pepsodent toothbrushes for Lever Brothers Company, Inc. The Company was acquired in 1990 by affiliates of the Thomas H. Lee Company and management. Since 1990, management has developed and implemented a variety of strategic initiatives in order to enhance the Company's long-term growth, profitability and competitiveness, including:

   [bullet] Capitalizing on its manufacturing and technical expertise and reputation for quality and service to grow its dental business, including introducing the Crest[RegTM] line of toothbrushes for Procter & Gamble in 1992.

   [bullet] Consolidating its cosmetics operations in an expanded maquiladora manufacturing facility in Matamoros, Mexico, resulting in significant operating efficiencies and cost savings.

   [bullet] Diversifying its markets and customer base through product line expansion and the 1994 acquisition of Mid-State.

     As a result of these strategic initiatives, from 1991 to 1996, Anchor increased net sales and EBITDA at compounded annual growth rates of 15.9% and 13.2%, respectively.


     For the year ended December 31, 1996, approximately 90% of the Company's net sales were generated in five markets: dental, cosmetics, medical device, computer component and POP displays. In the dental market (approximately 36% of net sales in 1996), the Company designs, manufactures and packages toothbrushes for Colgate-Palmolive, Procter & Gamble, Chesebrough-Ponds, and SmithKline Beecham, under such well-known brand names as Crest[RegTM], Colgate[RegTM] and Pepsodent. In 1996, Anchor manufactured over 184 million toothbrushes and, management believes, had the leading domestic toothbrush production market share, estimated at approximately 27%. In the cosmetics market (approximately 26% of net sales in 1996), Anchor manufactures a comprehensive line of stock and custom mascara, lipstick and nail applicators for L'Oreal, Maybelline, Mary Kay and Estee Lauder, under such well-known brand names as Great Lash[RegTM] and Clinique. Based on its knowledge of and experience in the industry, management believes that the Company has a leading market share in several of its cosmetics lines. In the medical device market (approximately 12% of net sales in 1996), Anchor produces intravenous equipment and blood infusion devices for Abbott and Baxter, among others. In the computer component market (approximately 8% of net sales in 1996), Anchor produces bezels, battery pack cases and expansion bases for Compaq and IBM. In 1995, leveraging its strengths in the cosmetics market, the Company began manufacturing POP displays for Maybelline, which market accounted for approximately 7% of net sales in 1996. The remaining 11% of net sales in 1996 was generated from the manufacture of a variety of other molded plastic components including closures for shampoo bottles, insulating battery cases, interior and exterior parts for power tools, and flat panel lights.



Competitive Strengths
     The Company's customers are primarily large, branded consumer product companies. Outsourcing allows Anchor's customers to optimize internal resources and focus on their core competencies. Specifically, management believes that customers prefer Anchor because of the following competitive strengths:


     Quality Focus. Based on its knowledge of and experience in the industry, the Company believes it is a leader in plastic injection molding and service quality. The Company has received numerous quality service and preferred supplier awards from its customers, including Colgate-Palmolive, Procter & Gamble, 3M, Abbott and IBM. Furthermore, the Company has manufactured over one billion toothbrushes for Colgate-Palmolive and Procter & Gamble to date without a single shipment return for manufacturing or quality defects. A major reason for the Company's achievements is QIS initiative instituted by management since the acquisition of the Company in 1990.

     Design Capabilities. Anchor has dedicated design professionals who work with customers to meet changing market needs. For example, the Company worked closely with Procter & Gamble to produce the Crest Complete[RegTM] line of toothbrushes in 1992, which uses a newly developed, proprietary fusion technology as an alternative to the conventional staple-set technology.

     Broad Manufacturing Resources. With its flexible, high capacity production facilities, Anchor is able to meet customer demands quickly and efficiently, producing customized products with little lead time. Anchor provides its customers with a broad range of manufacturing services, including injection molding, bristling, decoration and packaging. Anchor's broad customer base and high production volumes enable it to achieve economies of scale and to maintain in inventory a wide selection of resins and other raw materials.

     Capital Investment Programs. Since 1991, Anchor has spent approximately $39.4 million on capital investment, in large part to accommodate new product lines by building facilities dedicated to specific products or customers. Such programs include an expanded facility in Morristown, Tennessee for POP display production, a facility in Round Rock, Texas for the production of computer components and the consolidation of cosmetics production facilities in Matamoros, Mexico.

     Superior Customer Service. Anchor strives to provide a high level of customer service which management believes exceeds the service provided by competing injection molders or its customers' in-house manufacturing operations. The Company uses its manufacturing resources, such as computerized ordering systems, just-in-time production and flexible manufacturing processes, to provide its customers with a rapid turnaround time on orders and seeks to be responsive to any changes submitted by its customers.

     As a result of these competitive strengths, Anchor enjoys a large customer base of national consumer product companies. Each of the Company's five largest customers in 1996 (Colgate-Palmolive, Maybelline, Procter & Gamble, Abbott and
IBM) have been customers of the Company for an average of approximately 25 years. The Company's emphasis on customer partnerships and its long standing relationships with its largest customers serve to create barriers to entry in its served markets.


Business Strategy
     Anchor's overall business strategy is to increase revenues and profitability by pursuing the following specific strategies:

     Maintain Leadership in Dental and Cosmetics Markets. The Company has established leading market positions in the dental and cosmetics markets as a result of its low cost manufacturing capabilities, high quality design and excellent customer service. The Company seeks to maintain this position by continuing to lower costs and improve the quality of its products while working with its customers to develop innovative new products for its markets.

     Develop New Products and Customers. The Company seeks to grow by producing custom plastic products for new customers in existing markets and by entering new markets. Examples of new markets entered by the Company in the last few years are POP displays, disposable surgical equipment and computer components. Where appropriate, the Company may build new facilities which enhance its ability to provide new products such as the Company's new facility in Round Rock, Texas. As a result of these efforts, in the future, the Company intends to expand its sales in the medical device, computer component and POP display markets.

     Lower Costs. The Company believes that it is a low cost producer for many of its products and that it will continue to improve productivity through its on-going program of upgrading equipment and facilities and investing in automation and robotics. Through its highly trained work force, its streamlined Mexican production facility, and its QIS program, management plans to improve asset utilization, increase manufacturing productivity and reduce overhead.

     Acquisitions. The Company intends to seek strategic acquisition opportunities as the highly fragmented plastics industry continues its recent trend toward consolidation. The Company intends to identify acquisition opportunities similar to its 1994 acquisition of Mid-State which offered the Company an opportunity to broaden its customer base and expand its manufacturing into higher growth markets. Potential markets for acquisitions include the medical device, computer component and telecommunications equipment markets.

     Expansion into International Markets. As a result of the international expansion of the Company's customers, Anchor is seeking to expand its international capabilities, particularly by adding manufacturing capabilities in China and Europe.


Industry Overview
     The $100 billion plastic manufacturing industry encompasses a wide variety of products and applications. Demand for plastics continues to be stimulated by the use of plastic as an alternative to metals, paper and glass in a variety of applications including packaging, durable goods and personal care products. Anchor competes in the packaging and consumer markets, which are a large portion of the total demand for plastics and tend to be fairly resistant to the effects of economic cycles.

     Plastics are formed into consumable products by various types of processing methods. The main processing methods are injection molding, blow molding, thermoforming and extrusion molding. The injection molding industry is predominantly comprised of numerous small, independent injection molding operations. Management estimates that plastic injection molding industry revenues were approximately $16.5 billion in 1995. The capabilities of these vendors are as widely varied as their end markets. The list of end uses of injection molded plastic products includes housewares, packaging, automotive, electrical, power tools and toys. Most vendors tend to be narrowly focused, typically serving a regional customer base and a limited number of industries. Furthermore, the industry-wide trend toward OEM consolidation of suppliers has placed a financial strain on injection molders that are not capable of investing in the necessary technology and capacity expansions required by large customers.

     Injection molders have historically competed for business on the basis of price, quality and service. Given the competitive nature of the market, it is difficult to differentiate on the basis of price. Customers are increasingly seeking suppliers that can deliver rapid production schedule changes, just in time supply and electronic data interchange. These trends require suppliers to make significant investments in management information systems, manufacturing capabilities, design and engineering support. Anchor believes that its investment in these capabilities provide a competitive advantage over smaller injection molders that cannot afford the investment.

     The combination of increasingly complex applications for plastic molded parts, the limited number of qualified molders and many OEM customers' seeking to reduce costs through outsourcing have resulted in the creation of partnerships between plastic injection molders and OEMs. These partnerships enable suppliers and manufacturers to focus on long-range strategy and often result in faster product development, increased design flexibility, lower costs and improved quality. Given that suppliers in these partnerships are involved in many decisions that impact costs as well as prevent production complications, partnerships also enable molders to better preserve attractive margins while continuing to meet customer expectations. The Company's full service capabilities have enabled it to develop close relationships with industry leaders seeking relationships with a limited number of high-quality suppliers.


Markets and Products
     Anchor designs, manufactures and packages precision molded plastic products for dental, cosmetics, medical device, computer component, POP display and consumer product markets. The Company's broad line of products include: (i) toothbrushes and electric toothbrush heads; (ii) custom mascara packages, nail applicators, compacts, and lipstick containers; (iii) molded medical devices and surgical scrub brushes; (iv) personal computer components; (v) POP displays; and (vi) other consumer products, such as shampoo bottle closures and flat panel lights.

     The following table sets forth the percentage of total revenue for 1992 through 1996 and the twenty-six weeks ended June 29, 1996 and June 28, 1997 for each of the Company's markets:




                                                              Percentage of Company Total Revenue
                                    ---------------------------------------------------------------------------------------
                                                                                                     June 29,     June 28,
                                     1992         1993         1994         1995         1996         1996         1997
                                    ----------   ----------   ----------   ----------   ----------   ----------   ---------
Dental Market  ..................      61.8%        64.6%        54.0%        44.5%        35.8%        38.0%        35.3%
Cosmetics Market  ...............      35.9%        33.7%        31.8%        25.8%        25.7%        26.6%        27.1%
Point of Purchase Market   ......       0.0%         0.0%         0.0%         1.5%         7.1%         8.0%         8.7%
Medical Market    ...............       1.1%         1.1%         7.0%        13.0%        12.5%        9.9%         8.7%
Computer Market   ...............       0.0%         0.0%         1.5%         3.6%         7.8%         5.2%         6.5%
Other Products    ...............       1.2%         0.6%         5.7%        11.6%        11.1%        12.3%        13.7%
                                     ------       ------       ------       ------       ------       ------       ------
 Total Sales   ..................     100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
                                     ======       ======       ======       ======       ======       ======       ======


     Dental Market
     Anchor is a leading independent designer, manufacturer and packager of toothbrushes in the U.S. with an estimated market share of approximately 27% of all toothbrush manufacturing. Management estimates that the domestic market for toothbrushes was 676 million units in 1996. Management believes that increases in industry sales will be generated by greater consumer awareness of the oral hygiene benefits of more frequent toothbrush replacement, along with product innovation and increased use of licensed logos and characters. Competition among the major oral care companies has led to rapid product innovation in the toothbrush market. Toothbrush marketers have been able to grow market share and increase sales through aggressive new product introductions which clean teeth more efficiently and are more ergonomic. Recent new product innovations include angled bristles, various head sizes, new bristle patterns, and angled and two component toothbrush handles.

     The Company designs and manufactures toothbrushes for Colgate-Palmolive, Procter & Gamble, Chesebrough-Ponds, and SmithKline Beecham, under such well-known brand names as Crest[RegTM], Colgate[RegTM], Pepsodent[RegTM] and Flexosaurus[RegTM]. In all, the Company manufactures more than 450 different varieties of toothbrushes in 142 different colors. Furthermore, the Company serves all major segments of the toothbrush market, producing super premium, premium and value toothbrushes for its customers. Anchor also manufactures electric toothbrush heads for Teledyne Water Pik, a division of Teledyne Industries, Inc.

     Anchor's position as a leading contract manufacturer of toothbrushes requires it to produce toothbrushes to varying consumer specifications. As a result, Anchor has the capability to respond with speed and flexibility to customers' requirements for large or small quantities of new or improved products. Anchor has a long history of working with its customers on product innovations. When Procter & Gamble was launching its Crest line of toothbrushes, Anchor collaborated with Procter & Gamble to jointly engineer their unique bristling technology. Anchor has recently collaborated with SmithKline Beecham in connection with its launch of the Flexosaurus toothbrush. In addition to product design and development expertise, Anchor has packaging and full finishing capabilities.

     Anchor's supply contracts with Colgate-Palmolive and Procter & Gamble extend through June 30, 1999 and December 31, 1997, respectively, subject to one-year extensions. See "Risk Factors--Status of Key Customer Contracts."


     Cosmetics Market
     Anchor serves the eye and lip preparation and nail polish segments of the domestic cosmetics market. Management estimates that, in 1996, eye make-up, lip make-up and nail care products made up approximately 24% ($662 million), 22% ($611 million), and 11% ($318 million), respectively, of the total U.S. cosmetics market, which management estimates was $2.8 billion in 1996. The market is largely driven by a few major trends, including the continually shifting trends of cosmetics shading and coloring, the growing importance of skin care products and growth in the number of older consumers, a disproportionately large segment of the market.

     Anchor serves the cosmetics industry in five major product categories: mascara, nail applicators, compacts, closures and lipstick containers. Anchor manufacturers more than 220 different mascara packages and 19 different lipstick containers. Anchor enjoys substantial business with the leading cosmetics companies, including Estee

Lauder, L'Oreal, Maybelline, Mary Kay, Revlon, Amway and Aveda, producing products marketed under the brand names Great Lash[RegTM] and Clinique, among others. The Company expects to continue as a major cosmetics packaging supplier to these customers while expanding its customer base through product innovations, such as its new, patented lipstick mechanism, Smooth Move[RegTM], and improvement in nail applicators.

     Anchor's key competitive advantages in the cosmetics industry are its manufacturing expertise and vertical integration. Anchor's commercial strength is derived from its ability to design products and molds, manufacture molds in-house and produce high quality molded products using injection and blow molding processes. Anchor then adds value through its expertise in metal forming, mascara brush manufacture, high speed assembly and a wide range of high quality decoration techniques.


     Medical Device Market
     Anchor manufacturers products for the U.S. medical device market. Plastics are becoming more widely used in medical devices as the medical field realizes the value of reduced breakage, the ability to manufacture extremely consistent parts in a cost effective manner and the infection control benefits of disposable products. The Company believes that the medical device market offers attractive growth opportunities.

     Anchor manufactures various plastic medical devices, including blood filtration devices, angiographic syringes, intravenous equipment, in-vitro diagnostic kits, medical scrub brushes and cardiotomy reservoirs. In addition, in 1989, after fifteen years as a preferred Abbott supplier, the Company entered into a ten-year contract to build, own and operate a dedicated medical molding operation in Round Rock, Texas for Abbott's Hospital Products Division. Also, in 1994, the Company began producing parts for disposable plastic surgical saws to be distributed by Pfizer. Anchor's other major customers in this market are Baxter and 3M.


     Computer Component Market
     Anchor is a manufacturer of plastic computer components in the U.S. The Company believes that this market offers attractive growth opportunities due to growth in the personal computer market, particularly with respect to laptop computers.

     Anchor manufactures standard and custom casings for computers for various hardware vendors. In 1996, Anchor opened a facility in Round Rock, Texas dedicated to the production of bezels, battery pack cases and expansion bases for Compaq. In addition to Compaq, Anchor produces bezels and other computer components for IBM. Anchor's success in developing its expanded Compaq relationship is evidence of its ability to service the most dynamic and fastest growing users of injection molded plastic products.


 Point of Purchase Display Market
     In 1995, Anchor, leveraging its relationship with Maybelline, entered into an agreement with Maybelline to produce POP displays. The total U.S. POP display market, as defined by the Point of Purchasing Advertising Institute, is estimated to be approximately $12.0 billion, of which management estimates that approximately $1.3 billion is associated with the health and beauty aid segment of the POP display market. POP displays are comprised of a base unit, which contains modules, shelving, racks and countertop fixtures used to present cosmetics products at retail. The displays are molded, assembled, decorated, packaged and delivered directly to Maybelline's customers from Anchor's expanded Morristown, Tennessee facility. In addition to realizing revenue from sales of the base unit, Anchor receives replacement orders for additional modules as its customer changes its product presentation.


     Consumer and Other Markets
     Anchor manufactures a variety of other molded plastic components, including shampoo bottle closures, insulating battery cases and interior and exterior parts for power tools. Anchor's other customers include Austin Innovation, Inc. (marketers of the Lime Light flat panel light), Seaquist and Lydall.


Customers
     Anchor operates in the dental market primarily through relationships with some of the world's largest oral care product companies, including Colgate-Palmolive Company ("Colgate-Palmolive"), The Procter & Gamble Manufacturing Company ("Procter & Gamble"), Chesebrough-Ponds U.S.A. Company ("Chesebrough Ponds") and SmithKline Beecham Consumer Health Care, L.P. ("SmithKline Beecham"). Anchor also enjoys substantial business with several of the leading cosmetics companies including Amway Corporation ("Amway"), Estee Lauder Companies ("Estee Lauder"), Maybelline, Inc. ("Maybelline"), a wholly-owned subsidiary of Cosmair, Inc., which is in turn a wholly-owned subsidiary of L'Oreal Group ("L'Oreal"), and Mary Kay Cosmetics, Inc. ("Mary Kay"). Anchor supplies its products to a broad group of well-known medical, computer and consumer companies, including Abbott Laboratories ("Abbott"), Baxter Healthcare ("Baxter"), Aastrom Biosciences, Inc. ("Aastrom"), 3M Company ("3M"), Pfizer, Inc. ("Pfizer"), Compaq Computer Corporation ("Compaq"), IBM Corporation ("IBM"), Austin Innovation, Inc., Seaquist Closures, a division of Aptargroup, Inc. ("Seaquist"), and Lydall Central, Inc. ("Lydall"). See "Risk Factors--Customer Concentration."

     Anchor is party to a contract with Procter & Gamble pursuant to which Anchor provides Procter and Gamble's requirements for certain products during the term of the Agreement. The initial term of the Agreement extends until December 31, 1997 with the option to extend for three additional one year periods by mutual agreement. Price changes in the molding resin and nylon markets will be passed on to Procter & Gamble as they occur. Procter & Gamble may reduce or discontinue Anchor's shipments if it reduces or discontinues its use of the commodity(ies) covered by the Agreement so long as any such reduction or discontinuance is in the same proportion as applied by Procter & Gamble to other suppliers. Additionally, Procter & Gamble may terminate the Agreement if Anchor fails to maintain security, fails to maintain safety and health standards, fails to provide a reliable work force and supervision of appropriate quantity and quality, fails to meet Procter & Gamble's reasonable requirements for quantity/quality/timely shipment of product or any other material breach or default under the Agreement.

     Anchor is party to an agreement with Colgate-Palmolive which has a term ending January 30, 1999. The Agreement may be renewed by Colgate-Palmolive for up to three successive one-year terms upon notice to Anchor of at least sixty days prior to the expiration of the initial term or each renewal term. The parties operate on estimated target volumes and a monthly rolling forecast for the following six-month period. Either party may terminate the Agreement for reasons including the cessation of operations by the other party or the commission of a material default in any of the material terms or obligations of the Agreement. Additionally, if there is a change of control in the beneficial ownership of more than twenty-five percent (25%) of the outstanding voting shares of Anchor where such sale is made to a party whose business is materially or directly competitive with any of Colgate's business, Colgate may terminate the Agreement.

     Mid-State is party to an Agreement with Abbott under which it has established a manufacturing facility to produce parts for Abbott. Abbott purchases the manufacturing capacity of the facility to meet a portion of its plastic product requirements. The Agreement extends through the year 2000. Abbott may renew the Agreement for additional one-year terms upon 90 days written notice to Mid-State prior to the commencement of each renewal term. Abbott may terminate the Agreement in the event of certain occurrences, including but not limited to, failure of the products provided to meet certain product specifications or failure of Mid-State Plastics to meet certain expected production levels.


Marketing and Sales
     The Company serves its customers primarily through its direct field sales force which includes 12 account managers and a number of market specific commissioned sales agents. Several of the Company's largest customers are serviced by a dedicated sales agent. Skilled customer service representatives are located in each of the Company's facilities to maintain daily contact while supporting the efforts of the salesforce. The sales effort is overseen by divisional sales/marketing executives.


Manufacturing Operations


     Primary Manufacturing
     The Company manufactures many of its products using the plastic injection molding process. The process begins when plastic resin, in the form of small pellets, is fed into an injection molding machine. The injection molding machine then melts the plastic resin and injects it into a multi-cavity steel mold, forcing the plastic resin to take the final shape of the product. At the end of each molding cycle (5 to 25 seconds), the plastic parts are ejected from the mold into automated handling systems from which they are either packed for shipping or further processed.

     Anchor's overall manufacturing philosophy is to be customer focused, particularly by providing the lowest total delivered cost for the products it manufactures. Each of the Company's plants is managed by a dedicated team responsible for the profitability of the facility and each plant has complete tooling maintenance capabilities. The

Company has historically made, and intends to continue to make, significant capital investments in plant and equipment.

     In addition to its plastics manufacturing, the Company manufactures aluminum and brass components for mascara, lipstick and nail enamel packages. This process converts strips of raw material into progressively formed, close tolerance components. All of these components are then decorated and or assembled to other metal or plastic components. The Company has 21 metal forming presses in its metal stamping facility in Waterbury, Connecticut.


     Secondary and Value Added Processes
     The Company offers value added processes which include a wide range of assembly, decoration and packaging services. The Company bristles toothbrushes (using staple-set and fusion technologies), molds toothbrush handles and provides finished packaging for virtually all molded articles. The Company provides a full range of promotional assembly services. The Company provides comprehensive fulfillment services for POP displays and molds product, assembles and packages components in class 100,000 clean rooms for its medical device market customers, alleviating the need for subsequent sterilization of such components.


     Product Development and Mold Design
     The Company has a staff of engineers who use three-dimensional, computer aided design technology to design and develop new products and prepare mold drawings. Anchor has the ability to electronically exchange files and interface directly with its major customers. This enables the engineers to expedite the product development process. Engineers use in-house prototype services, which utilize a wide range of equipment to produce prototypes and sample parts. The Company can simulate the molding environment by running unit-cavity prototype molds in injection molding machines dedicated to research and development of new products. Production molds are then designed and built in-house, by one of Anchor's two mold building facilities, or by an external shop.


     Quality Assurance
     Each plant uses Anchor's QIS, which includes extensive involvement of employees to increase productivity and continually improve product quality. Anchor has 181 employee teams working on quality and productivity projects, with over 60% of all employees actively engaged in these teams. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. Tools such as statistical process control and design of experiments are utilized extensively.


     Systems
     Anchor uses an IBM AS/400 computer equipped with MAPICS XA software in all of its facilities. This fully integrated business software system provides support for all divisions and is the platform for the comprehensive materials requirement planning process strategy that the Company employs. MAPICS XA also provides financial and operational reports by plant and product line. This accounting and control system is easily expandable to add new features and/or locations as the Company grows.


Raw Materials
     The major raw materials used in the manufacturing of the Company's products are various plastic resins, nylon and packaging materials. Most of the raw materials used in the Company's products are available from multiple sources. However, several raw materials used in the Company's products are currently obtained from single sources. Certain of the Company's contracts provide for raw material price increases to be absorbed by these customers and the Company seeks to pass through any increases in the cost of raw materials to its other customers. See "Risk Factors--Dependence on Suppliers."


Competition
     The markets in which the Company operates are highly competitive. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. Some of these competitors have, and new competitors may have, greater financial and other resources than the Company. Competitive pressures or other factors, including the vertical integration by certain of the Company's major customers of manufacturing processes traditionally outsourced to the Company, could cause the Company to lose market share or could result in a significant price erosion with respect to the Company's products, either of which would have a material adverse effect on the Company's results of operations. Furthermore, the Company's customers operate in highly competitive markets. To the extent the Company's major customers lose market share in their respective markets, the Company's results of operations and financial condition could be materially and adversely affected. See "Risk Factors-- Competition."

     In addition to facing competition from its customers, Anchor faces competition from a number of independent injection molding manufacturers. Anchor's major competitor in the dental market is Schiffer. Some of Anchor's major competitors in the cosmetics market, such as Risdon Corporation and Henlopen Manufacturing Co., Inc. compete across product lines, while most of its competitors focus on an individual segment of the market. Anchor's primary competitors in the medical devices market are Nypro Inc., Tech Group Inc. and Tredegar Molded Products Co. Anchor's primary competitors in the computer components market are Mack Molding Co. Inc., SPM Inc. and Beach Mold & Tool Inc. Many of these competitors in the medical device and computer component markets also compete with Anchor in the consumer and other markets. The POP display market is served by a number of large suppliers. This market requires a wide range of services, and the suppliers in the industry are able to perform these services with varying degrees of self-sufficiency. The leaders include P.O.P. Mechtronics, ADC American Display and The Niven Marketing Group.


Properties
     The Company, headquartered in Knoxville, Tennessee, operates a total of nine manufacturing facilities in five locations and two mold technology centers throughout the United States and Mexico as detailed in the following table:


       Location                   Use           Square Feet     Leased/Owned
Elk Grove, IL                Mold making            10,000         Leased
Harlingen, TX                 Warehouse             45,000         Leased
Knoxville, TN                Administrative         12,000         Leased
Matamoros, Mexico            Manufacturing         118,000         Owned
Morristown, TN Plant "B"     Manufacturing         180,000         Owned
Morristown, TN Plant "C"     Manufacturing         120,000         Owned
Morristown, TN                Warehouse             90,000         Leased
Round Rock, TX               Manufacturing          71,300         Owned
Sanford, NC                  Mold making            12,500         Owned
Seagrove, NC                 Manufacturing           6,000         Owned
Seagrove, NC                 Manufacturing          43,600         Owned
Seagrove, NC                 Manufacturing          40,000         Owned
Seagrove, NC                 Manufacturing          43,600         Owned
Seagrove, NC                  Warehouse             31,700         Leased
Waterbury, CT                Manufacturing         120,000         Owned

     None of the above leases expires prior to April 30, 1998.


Environmental Matters
     The Company and its operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes there are currently no pending investigations at the Company's plants and sites relating to environmental matters, other than certain matters for which it is being defended and indemnified by Philips Electronics North American Corporation, its former parent. However, there can be no assurance that the Company will not be involved in any other such proceeding in the future and that the aggregate amount of future clean up costs and other environmental liabilities will not be material.

     Federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Company cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future nor can the Company predict how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by the Company, some of which could be material. The Company does not have insurance coverage for environmental liabilities other than in Mexico and does not anticipate obtaining such coverage in the future.


Legal Proceedings
     The Company is party to lawsuits and administrative proceedings that arise in the ordinary course of its business. Although the final results in all such lawsuits and proceedings cannot be predicted, the Company currently believes that their ultimate resolution, after taking into account the liabilities accrued with respect to such matters, will not have a material adverse effect on the Company's financial condition or results of operations.


                                   MANAGEMENT


Directors and Executive Officers of the Company
     Anchor Holdings, Inc. ("Holdings") owns all of the capital stock of the Issuer. The following table sets forth certain information regarding each of the Directors and executive officers of the Issuer and Holdings.


            Name                   Age                         Position
Francis H. Olmstead, Jr.  ......   59      Chairman, President and Chief Executive Officer of
                                           Holdings and the Issuer
Robert T. Parkey ...............   60      Director and Executive Vice President of Holdings
                                           and the Company and General Manager of Anchor
                                           Brush Division of the Issuer
Jack C. Lail (1) ...............   64      Director and Executive Vice President of Holdings
                                           and the Issuer
Geoffrey A. deRohan ............   40      Director and Executive Vice President of Holdings
                                           and the Issuer and General Manager of Anchor
                                           Cosmetics and Mid-State Plastics Divisions of the
                                            Issuer
Joseph M. Viglione  ............   53      Senior Vice President, Human Resources and Total
                                           Quality of Holdings and the Issuer
Phyllis C. Best  ...............   51      Senior Vice President, Finance and Controller of
                                           Holdings and the Issuer
Claude J. Kyker  ...............   54      Senior Vice President, Treasury/Logistics of
                                           Holdings and the Issuer
Thomas R. Shepherd  ............   67      Director of Holdings and the Issuer
Scott A. Schoen  ...............   38      Director of Holdings and the Issuer
Terrence M. Mullen  ............   30      Director of Holdings and the Issuer

------------
(1) Pursuant to the terms of Mr. Lail's employment agreement, Mr. Lail will terminate his employment with the Company on or prior to July 28, 1997.

     Francis H. Olmstead, Jr. has been Chairman, President and Chief Executive Officer of Holdings and the Issuer since 1990. Prior to joining Anchor, Mr. Olmstead was Executive Vice President, Industrial/Commercial Division of Philips Lighting. He joined North American Philips Corporation in 1984 after having served as Vice President and General Manager, Electrical Products Division for Corning Glass.

     Robert T. Parkey has been a Director and Executive Vice President of Holdings and the Issuer and General Manager of Anchor Brush Division of the Issuer since 1992 and was Senior Vice President of Holdings and the Issuer from 1990 to 1992. Mr. Parkey joined the Company in 1975 and was promoted to Vice President, Healthcare Division in 1978. Prior to joining Anchor, he was Vice President, Sales Manager with Husky Industries, a division of Husky Oil Company.

     Jack C. Lail has been a Director and Executive Vice President of Holdings and the Issuer since 1994 and was President of Mid-State from 1971 to 1994.

     Geoffrey A. deRohan has been a Director of Holdings and the Issuer and General Manager of the Mid-State Plastics Division of the Issuer since 1996 and Executive Vice President of Holdings and the Issuer and General Manager of the Anchor Cosmetics Division of the Issuer since 1995. Prior to joining Anchor, Mr. deRohan served as Vice President and General Manager of Wheaton Injection Molding, President of Wheaton Plastic Products, and Vice President of Development Health Care Market at Wheaton, Inc. from 1986 to 1995.

     Joseph M. Viglione has been Senior Vice President, Human Resources and Total Quality of Holdings and the Issuer since 1992 and was Vice President, Employee Relations from 1982 to 1992.

     Phyllis C. Best has been Senior Vice President, Finance and Controller of Holdings and the Issuer since 1995 and Vice President and Controller of Holdings and the Issuer since 1990.

     Claude J. Kyker has been Senior Vice President, Treasury/Logistics of Holdings and the Issuer since 1992 and was Vice President, Finance and Controller from 1990 to 1992.

     Thomas R. Shepherd has been a Director of Holdings and the Issuer since 1990. Mr. Shepherd has been a Managing Director of and been engaged as a consultant to the Thomas H. Lee Company since 1986. Mr. Shepherd also serves as Executive Vice President of Thomas H. Lee Advisors I and an officer of various other Thomas H. Lee Company affiliates. Mr. Shepherd is a director of General Nutrition Companies, Inc. and various private corporations.

     Scott A. Schoen has been a Director of Holdings and the Issuer since 1990. Mr. Schoen has been a Managing Director of the Thomas H. Lee Company since 1991. Mr. Schoen also serves as Vice President of Thomas H. Lee Advisors I and Thomas H. Lee Advisors II. Mr. Schoen is a director of First Alert, Inc., Health o meter Products, Inc., LaSalle Re Holdings, Rayovac Corporation and various private corporations.

     Terrence M. Mullen has been a Director of Holdings and the Issuer since 1996. Mr. Mullen is currently an Associate of the Thomas H. Lee Company and had worked at such firm from 1992 to 1994 before rejoining it in 1996.

     Messrs. Schoen, Shepherd, and Mullen serve on the Board of Directors as the representatives of Thomas H. Lee Company, an affiliate of Thomas H. Lee Equity Partners, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P.


Term of Office
     Directors and officers are elected to serve until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The current Directors and officers were elected on June 11, 1996.


Committees of the Board of Directors
     The Board of Directors has established a Compensation Committee currently consisting of Messrs. Olmstead, Shepherd and Schoen. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to Anchor, and oversees and administers the Company's stock option plans.

     The Board of Directors has established an Audit Committee currently consisting of Messrs. Schoen and Mullen. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.


Compensation of Directors
     Members of the Board of Directors of the Company receive no annual fees but are reimbursed for reasonable out-of-pocket expenses incurred in their capacity as directors.


Compensation Committee Interlocks and Insider Participation
     Messrs. Olmstead, Shepherd and Schoen served as members of the Compensation Committee during fiscal year 1996. Mr. Olmstead was an executive officer of Holdings and the Issuer during fiscal year 1996. Messrs. Shepherd and Schoen were employees of Thomas H. Lee Company and were not officers or employees of the Company or any of its subsidiaries during fiscal year 1996. See "Certain Transactions."

Limitation of Liability; Indemnification of Directors and Officers
     The Certificates of Incorporation of Holdings and the Issuer limit the personal liability of directors to the corporations. The By-laws of Holdings and the Issuer provide that the corporations shall indemnify directors and officers of the corporations to the full extent permitted by the Delaware General Corporation Law.


Executive Compensation
     The following table sets forth all compensation awarded to, earned by or paid to the Company's Chairman, President and Chief Executive Officer during 1996 and each of the Company's four most highly compensated executive officers (other than the Chairman, President and Chief Executive Officer) for 1996.


                          SUMMARY COMPENSATION TABLE


                                                     Annual Compensation
                                  ---------------------------------------------------------
                                                                         Other Annual             All Other
Name and Principal Positions      Year     Salary       Bonus ($)     Compensation ($)(1)     Compensation ($)(2)
-------------------------------   ------   ----------   -----------   ---------------------   --------------------
Francis H. Olmstead, Jr.
 Chairman, President and
 Chief Executive Officer          1996     $250,000       $130,000       $    77,336             $    11,451(6)
John J. Nugent
 Executive Vice President (3)     1996      192,000         79,600            50,240                   7,104
Robert T. Parkey
 Executive Vice President         1996      161,000         71,300            94,987                  12,898
Geoffrey A. deRohan
 Executive Vice President         1996      149,999         68,400            18,994(4)                1,818(7)
Jack C. Lail
 Executive Vice President         1996      139,903         48,700               932(5)                    0

------------
(1) Amounts shown include Company reimbursements of taxes paid by the Named Executive Officers shown above, which were as follows: Mr. Olmstead, $36,448; Mr. Nugent, $23,540; Mr. Parkey, $44,287; Mr. deRohan, $7,794;
    and Mr. Lail, $19,695. Amounts shown also include Company contributions to annuities for each of the Named Executive Officers shown above (except Messrs. deRohan and Lail), which were as follows: Mr. Olmstead, $23,000; Mr. Nugent, $16,500; and Mr. Parkey, $39,000.

(2) Amounts include contributions to the Company's medical plan for the Named Executive Officers above (except for Messrs. deRohan and Lail), which were as follows: Mr. Olmstead, $7,465; Mr. Nugent, $7,104; and Mr. Parkey, $12,123.

(3) Mr. Nugent terminated his employment with the Company on May 2, 1997.

(4) Includes $11,200 paid by the Company for the lease of an automobile to Mr. deRohan.

(5) Consists of $932 charged to Mr. Lail as income due to his personal use of a Company owned automobile.

(6) Includes $3,986 reimbursed by the Company for personal financial planning services.

(7) Includes $1,818 reimbursed by the Company for personal financial planning services.

Option Grants and Exercises
   The following table discloses the grants of stock options during fiscal
                       1996 to the Named Executive Officers.


                       OPTION GRANTS IN FISCAL YEAR 1996


                                                                                                 Potential realizable
                                                                                                   value at assumed
                                                                                                annual rates of stock
                                                                                                price appreciation for
                                                 Individual Option Grants                          option term (1)
                              ---------------------------------------------------------------   ----------------------
                              Number of       Percent of Total
                              Securities         Options           Exercise
                              Underlying        Granted to         or Base
                               Options          Employees           price         Expiration
Name                          Granted (#)     in Fiscal Year      (per share)       Date          5%          10%
---------------------------   -------------   -----------------   -------------   -----------   ----------   ---------
Geoffrey A. deRohan  ......     10,000             100%             $30.00        4/1/2006      $188,668     $478,123

------------
(1) These values are based on assumed rates of appreciation only. Actual gains, if any, on shares acquired on option exercises are dependent on the future performance of Holdings' Common Stock.


                        1996 YEAR END OPTION VALUES (1)


                                          Number of Securities              Value of Unexercised
                                     Underlying Unexercised Options         In-the-Money Options
                                            at 1996 Year End                at 1996 Year End (2)
                                     -------------------------------   ------------------------------
             Name                    Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------------------   -------------   ---------------   -------------   --------------
 Francis H. Olmstead, Jr.   ......      40,000                0          $740,000            $0
 John J. Nugent (3)   ............      28,200                0           521,700             0
 Robert T. Parkey  ...............      28,400                0           525,400             0
 Geoffrey A. deRohan  ............           0           10,000                 0             0
 Jack C. Lail   ..................           0            6,250                 0             0

------------
(1) No options were exercised by any of the Named Executive Officers in fiscal 1996. All such outstanding stock options other than those held by Messrs. deRohan and Lail were exercised upon consummation of the Initial Offering. None of Holdings' capital stock is publicly traded. Market value of the options was calculated on the basis of the fair market value of the underlying securities at December 31, 1996 of $28.00 per share as determined by Holdings' Board of Directors minus the aggregate option exercise prices.

(2) The exercise price of all such options, except for those held by Messrs. deRohan and Lail, is $9.50 per share. Mr. deRohan's options are exercisable at $30.00 per share and Mr. Lail's options are exercisable at $41.30 per share.

(3) Mr. Nugent terminated his employment with the Company on May 2, 1997.


Management Stock Option Plans


 1990 Time Accelerated Restricted Stock Option Plan
     On October 29, 1990, Holdings adopted the 1990 Time Accelerated Restricted Stock Option Plan, as amended effective April 1, 1996 (the "1990 Plan"). A maximum of 163,300 shares of Holdings common stock, $.01 par value per share ("Holdings Common Stock"), may be issued pursuant to the 1990 Plan upon the exercise of options. Under the 1990 Plan, non-qualified stock options may be granted to members of senior management of Holdings and its subsidiaries. As of December 31, 1996, options to purchase 163,300 shares of Holdings Common Stock at exercise prices of $9.50-$30.00 per share have been granted.

     The 1990 Plan is administered by the Board of Directors of Holdings or a Committee consisting of three or more directors. Subject to provisions of the 1990 Plan, the Board of Directors of Holdings has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to such option,

(ii) when the option becomes exercisable and (iii) the exercise price of the option; provided, however, that no Option may have a term in excess of ten years and six months from the date of grant.

     The terms and conditions of an Option grant are set forth in a related option agreement (the "Option Agreement"). An Option is not transferable by the optionee except by will or by the laws of descent and distribution. Options granted under the 1990 Plan will terminate upon the earliest to occur of (a) the date ten years and six months after the date of the grant of the Option,
(b) 30 days following an optionee's voluntary termination or termination for Cause (as defined in the Shareholders' Agreement) of employment with Holdings or any of its subsidiaries or (c) 180 days following an optionee's termination of employment without Cause or due to death or Disability (as defined in the Shareholders' Agreement) of the optionee. Payment of the Option exercise price may only be made in cash or by bank cashier's check or check.


 1995 Time Accelerated Restricted Stock Option Plan
     On June 11, 1996, Holdings adopted the 1995 Time Accelerated Restricted Stock Option Plan (the "1995 Plan"). A maximum of 25,000 shares of Holdings Common Stock may be issued pursuant to the 1995 Plan upon the exercise of options. Under the 1995 Plan, non-qualified stock options may be granted to members of senior management of the Company and its subsidiaries who were formerly employed by Mid-State and who, at the time of adoption of the 1995 Plan, were employed in the Company's Mid-State Plastics Division. As of December 31, 1996, options to purchase 25,000 shares of Holdings Common Stock at an exercise price of $41.30 per share have been granted.

     The 1995 Plan is administered by the Board of Directors of Holdings or a Committee consisting of three or more directors. Subject to provisions of the 1995 Plan, the Board of Directors of Holdings has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to such option, (ii) when the option becomes exercisable and (iii) the exercise price of the option; provided, however, that no Option may have a term in excess of ten years and six months from the date of grant.

     The terms and conditions of an Option grant are set forth in a related option agreement (the "Option Agreement"). An Option is not transferable by the optionee except by will or by the laws of descent and distribution. Options granted under the 1995 Plan will terminate upon the earliest to occur of (a) the date ten years and six months after the date of the grant of the Option,
(b) 30 days following an optionee's voluntary termination or termination for Cause (as defined in the Shareholders' Agreement) of employment with Holdings or any of its subsidiaries or (c) 180 days following an optionee's termination of employment without Cause or due to death or Disability (as defined in the Shareholders' Agreement) of the optionee. Payment of the Option exercise price may only be made in cash or by bank cashier's check or check.


Employment Agreements
     The Company has entered into employment agreements, effective as of April 1, 1996 (the "Agreements"), with each of Francis H. Olmstead, Jr., Robert T. Parkey, Geoffrey A. deRohan, Joseph M. Viglione, Claude J. Kyker and Phyllis C. Best (each an "Employee"; collectively, the "Employees").

     The initial employment terms, the base salaries for 1996 and maximum bonus amounts (as a percentage of base salary) are set forth below:


                                                                      Maximum
           Employee                  Initial Term     Base Salary     Bonus(1)
----------------------------------   --------------   -------------   ---------
Francis H. Olmstead, Jr .   ......    12/31/98          $250,000         55.0%
Robert T. Parkey   ...............    12/31/98          $161,000         40.0%
Geoffrey A. deRohan   ............    12/31/98          $145,000         40.0%
Joseph M. Viglione    ............    12/31/97          $106,200         28.5%
Claude J. Kyker    ...............    12/31/97          $ 98,200         28.5%
Phyllis C. Best    ...............    12/31/97          $ 93,400         25.0%

------------
(1) The bonus will be computed on the Company's financial and other results and the overall performance of the Employee as determined in the sole discretion of the Board of Directors. The bonus will be paid, if at all, in the year following the year in which it is earned.

     Upon a termination of employment due to death or disability of the Employee, the Employee, or his estate, as the case may be, shall be entitled to one year's base salary plus the amount of the last full-year bonus, pro-rated to the effective date of termination. Upon a termination of employment by the Employee for Cause (as defined in the Agreements) or termination by the Company without Cause, the Employee shall be entitled to an amount equal to base salary and bonus (the amount of the last full-year bonus), both computed to the end of the term. Upon a termination of employment by the Employee without Cause or termination by the Company with Cause, the Company may pay, at its sole discretion, one-half of one year's base salary as consideration for a one-year non-competition agreement with the Employee. Upon a termination of employment due to expiration of the term of employment, the Company may pay, at its sole discretion, one year's base salary as consideration for a one-year non-competition agreement with the Employee. All severance payments pursuant to this paragraph will be paid in quarterly installments. Further, if the Employee obtains other employment during the period in which the Company is obligated to make severance payments, the Company's obligation to make such payments will be reduced by an amount equal to 75% of the total earnings such Employee makes from such other employment.


     Lail Employment Agreement
     On July 29, 1994, upon the acquisition of Mid-State, the Company and Jack
C. Lail entered into an employment agreement whereby Mr. Lail would serve as Executive Vice President of the Company for an annual salary of $125,000 per year through July 28, 1997. Moreover, the agreement provides for a maximum bonus of 40% of Mr. Lail's base salary upon the Company's attainment of certain financial goals. Upon termination of Mr. Lail's employment for other than disability or Cause (as set forth in the agreement), Mr. Lail shall be entitled to receive a lump sum payment in the amount of all remaining cash payments over the term of the agreement. Also, in such event, Mr. Lail will be entitled to rights and benefits, as of the date of termination, under any employee benefits maintained by the Company in which Mr. Lail participated.



Supplemental Executive Retirement Benefits Agreements
     Each of the executive officers of the Company is party to a Supplemental Executive Retirement Benefits Agreement (the "SERB Agreements") with the Company. Under these agreements, such executive officers are, upon retirement (as defined in the SERB Agreement), entitled to a life-time monthly retirement benefit calculated based upon years of service and average salary as set forth in the table below. The SERB Agreements also provide for spousal survival benefit options. Lastly, in the event of the sale of substantially all the assets of the Company or a change of control, each executive officer is entitled to a lump sum payment in an amount equal to the actuarial equivalent of the executive officer's normal retirement benefit unless the successor entity or resulting controlling entity expressly assumes the obligations under the SERB Agreement.


                                       Years of Service
                 ------------------------------------------------------------
Remuneration       15          20           25           30           35
--------------   ---------   ----------   ----------   ----------   ---------
 $  125,000      $20,625     $ 27,500     $ 34,375     $ 41,250      48,125
    150,000       24,750       33,000       41,250       49,500      57,750
    175,000       28,875       38,500       48,125       57,750      67,375
    200,000       33,000       44,000       55,000       66,000      77,000
    250,000       41,250       55,000       68,750       82,500      96,250
    300,000       49,500       66,000       82,500       99,000     115,500
    400,000       66,000       88,000      110,000      132,000     154,000
    450,000       74,250       99,000      123,750      148,500     173,250
    500,000       82,500      110,000      137,500      165,000     192,500

(1) The compensation covered by this plan is the average of the employee's highest five years, selected from the last ten calendar years, of earnings, which are defined under this plan as the total cash compensation paid to the employee during a calendar year includible in the employee's gross income under the Internal Revenue Code, excluding any expense reimbursements, deferred compensation payments, lump sum severance payments, stock options, or any distributions from any long-term incentive plan, or any long-term key employee compensation program.

(2) The credited years of service under this plan for each of the Named Executive Officers is as follows: Mr. Olmstead, 12; Mr. Nugent, 32; Mr. Parkey, 10; Mr. deRohan, 1; and Mr. Lail, 2.

(3) The monthly retirement benefit is the higher of (i) the product of (a) the employee's highest five years of earnings; (b) years of credited service under the plan; and (c) 1.1% and (ii) the sum of (a) the product of (1) the employee's highest five years of earnings; (2) years of credited service under the plan; and (3) 1.0%; and (b) the product of (1) the amount by which the employee's highest five years of earnings exceeds the Average Social Security Taxable Wage Base; (2) years of credited service under the plan; and (3) 0.6%. For purposes of this plan, the "Average Social Security Taxable Wage Base" is the average of the maximum limitation of wages subject to social security tax for the preceding 35 calendar years.


                             PRINCIPAL STOCKHOLDERS

     Holdings owns all of the outstanding capital stock of the Company. The following sets forth certain information regarding the beneficial ownership of Holdings' common stock, $.01 par value per share (the "Common Stock"), by (i) all stockholders of Holdings who own more than 5% of any class of such voting securities; (ii) each director who is a stockholder; (iii) certain executive officers; and (iv) all directors and executive officers as a group, as determined in accordance with Rule 13(d) under the Securities Exchange Act of 1934.


                                                                      Number of Shares            Percentage of
                                                                       of Common Stock         Outstanding Shares of
             Name and Address of Beneficial Owner                   Beneficially Owned (1)      Common Stock (1)
Thomas H. Lee Equity Partners, L.P. (2)  ........................           568,185                     36.6%
ML-Lee Acquisition Fund II, L.P. (3)  ...........................           410,677                     26.5
ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. (3)       .          219,323                     14.1
Thomas H. Lee (4) . .............................................            91,130                      5.9
Francis H. Olmstead, Jr. (5)    .................................            57,263                      3.7
Robert T. Parkey (5)   ..........................................            37,242                      2.4
Jack C. Lail (5)    .............................................             9,685                       **
John J. Nugent   ................................................            44,411                      2.9
Joseph M. Viglione (5)    .......................................            21,244                      1.4
Phyllis C. Best (5)    ..........................................             7,316                       **
Claude J. Kyker (5)    ..........................................            18,984                      1.2
Thomas R. Shepherd (6)    .......................................             5,893                       **
Scott A. Schoen (7)    ..........................................             5,864                       **
All directors and executive officers of Holdings
  as a group (11 persons)    ....................................           232,231                     15.0%

------------------
** Represents less than 1%.

(1) For purposes of the computation of percentages of Holdings presented in this table, a holder is deemed to beneficially own all shares which may be acquired by such holder upon exercise of options held by such holder, which options are exercisable within 60 days. Such shares which may be acquired by such holder (but no shares which may be acquired by any other holder upon exercise of options held by such other holder) are deemed to be outstanding.

(2) Each of (i) THL Equity Advisors Limited Partnership, (ii) THL Equity Trust, (iii) Thomas H. Lee as trustee of THL Equity Trust, (iv) Thomas R. Shepherd as trustee of THL Equity Trust, and (v) Scott A. Schoen, as an officer of THL Equity Trust, may be deemed to be the beneficial owner of 568,185 shares held by the Thomas H. Lee Equity Partners (the "Lee Fund"). Such entities and Messrs. Lee, Shepherd and Schoen disclaim beneficial ownership of such shares. The foregoing entities and Messrs. Shepherd and Schoen maintain their principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109.

(3) Each of (i) Thomas H. Lee Advisors II, L.P. ("Advisors II"), the investment advisor of each of ML-Lee Acquistion Fund II, L.P. and ML-Lee Acqusition Fund (Retirement Accounts) II, L.P. (collectively the

    "ML-Lee Funds"), (ii) T.H. Lee Mezzanine II ("Mezzanine II"), a general partner of Advisors II, (iii) Thomas H. Lee, as trustee of Mezzanine II and an individual general partner of each of the ML-Lee Funds, (iv) Thomas
    R. Shepherd, as trustee of Mezzanine II, and (v) Scott A. Schoen, as an officer of Mezzanine II, may be deemed to be the beneficial owners of 630,000 shares held, in the aggregate, by the ML-Lee Funds. Each of Advisors II, Mezzanine II, Mr. Lee, Mr. Shepherd and Mr. Schoen disclaim ownership of such shares. Each of Advisors II and Mezzanine II maintains their principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. The ML-Lee Funds maintain principal business addresses c/o Merrill Lynch, 225 Liberty Street, World Financial Center, South Tower -- 23rd Floor, New York, New York 10080-6123.

 (4) Represents 65,711 shares which may be deemed to be beneficially owned by State Street Bank and Trust Company of Connecticut, N.A., as trustee of the 1989 Thomas H. Lee Nominee Trust (the "Lee Trust") and 25,419 shares held of record by Thomas H. Lee Company ("THL Co."). State Street Bank and Trust Company of Connecticut, N.A. disclaims beneficial ownership of the Lee Trust shares. Does not include 1,198,185 shares which may be deemed to be beneficially owned by Mr. Lee as a result of his relationships with the Lee Fund and the ML-Lee Funds. Mr. Lee disclaims beneficial ownership of such shares. Mr. Lee maintains his principal business address c/o Thomas
     H. Lee Company, 75 State Street, Boston, MA 02109.

(5) The address of this shareholder is c/o Anchor Advanced Products, Inc., 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919.

(6) Includes options to purchase 3,003 shares from THL Co. Does not include 1,198,185 shares which may be deemed to be beneficially owned by Mr. Shepherd as a result of his relationship with the Lee Fund and the ML-Lee Funds. Mr. Shepherd disclaims beneficial ownership of such shares.

(7) Includes options to purchase 3,003 shares from THL Co. Does not include 1,198,185 shares which may be deemed to be beneficially owned by Mr.
     Schoen as a result of his relationship with the Lee Fund and the ML-Lee Funds. Mr. Schoen disclaims beneficial ownership of such shares.


Dividends to Holdings' Stockholders
     The following table sets forth (i) the aggregate amounts invested by the listed entities, directors and principal executive officers of the Company in the capital stock of Holdings (assuming the exercise by such entities of all warrants held by them and the exercise by such officers of all vested, in-the-money options) and (ii) the aggregate amount paid by Holdings to the listed entities, directors and officers in connection with the Holdings Dividend upon the consummation of the sale of the Initial Notes and the payment by the Company to Holdings of the Issuer Dividend.



Name of Beneficial Owner                                          Total Investment     Aggregate Dividend
Thomas H. Lee Equity Partners, L.P.    ........................       $5,397,758           $10,806,879
ML-Lee Acquisition Fund II, L.P.    ...........................        3,901,432             7,811,077
ML-Lee Acquisition Fund (Retirement Accounts) II, L.P.   ......        2,083,568             4,171,523
Thomas H. Lee  ................................................          865,737             1,733,296
Francis H. Olmstead, Jr.   ....................................          544,000             1,089,142
Robert T. Parkey  .............................................          353,800               708,343
Jack C. Lail   ................................................          400,000               184,213
John J. Nugent    .............................................          421,900               844,697
Joseph M. Viglione   ..........................................          201,820               404,061
Phyllis C. Best   .............................................           69,500               139,150
Claude J. Kyker   .............................................          180,350               361,076
Thomas R. Shepherd   ..........................................           27,451                54,959
Scott A. Schoen   .............................................           27,181                54,419

                             CERTAIN TRANSACTIONS


Management Agreement
     The Company and Thomas H. Lee Company entered into an agreement dated April 30, 1990 (the "Management Agreement"), pursuant to which Thomas H. Lee Company received a financial advisory fee of $420,000 in connection with structuring, negotiating and arranging the financing necessary to fund the 1990 acquisition of the Company by THL and management. In addition, pursuant to the Management Agreement, Thomas H. Lee Company received $180,000 per year for five years beginning August 30, 1990 for management and other consulting services provided to the Company. After the initial five-year term, the Management Agreement is automatically renewable on an annual basis unless either party serves notice of termination at least 90 days prior to the renewal date. The Company believes that the terms of this agreement are comparable to those that would have been obtained from unaffiliated sources.


Stock Purchase Warrants
     In connection with THL's acquisition of the Company in 1990, the ML-Lee Funds were issued warrants (the "Warrants") to purchase 380,000 shares of Common Stock. The Warrants were exercisable in whole or in part at any time prior to April 30, 2000 at an exercise price of $9.50 per share. The Warrants were exercised in full upon consummation of the Initial Offering.


Shareholders' Agreement
     Holdings entered into a Shareholders' Agreement (the "Shareholders' Agreement") with THL, certain of the named executive officers and certain other management shareholders of Holdings (collectively, the "Management Investors") in connection with the 1990 acquisition of the Company. Pursuant to the Shareholders' Agreement, as amended and restated on July 29, 1994, the shareholders party thereto are required to vote their shares of Common Stock to elect a Board of Directors of Holdings consisting of certain directors designated by THL and certain management directors. THL also must approve any merger, consolidation, liquidation, sale of all or substantially all of Holdings' assets, redemption of capital stock or amendment to Holdings' Certificate of Incorporation or by-laws. The Shareholders' Agreement provides for rights of first refusal, take along rights and preemptive rights for THL. Certain of the Management Investors have come along rights and are subject to redemption of their shares of Holdings capital stock in the event of a termination of employment with Holdings and its subsidiaries. The Shareholders' Agreement also grants THL the right to require Holdings to effect the registration of shares of Common Stock it holds for sale to the public, subject to certain conditions and limitations. In addition, under the terms of the Shareholders' Agreement, if Holdings proposes to register any of its equity securities under the Securities Act of 1933, as amended, the shareholders party thereto are entitled to notice of such registration and are entitled to include their shares for registration, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such shareholders under the Shareholders' Agreement (other than underwriting discounts and commissions) will be paid by Holdings.


Lease from Related Party
     From time to time, the Company leases warehouse space from Jack C. Lail, a Director and Executive Vice President of the Issuer and Holdings, near its facilities in Seagrove, North Carolina. Anchor paid a total of $67,800 for such warehouse space in 1996.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


New Credit Facility
     General. On April 2, 1997, the Issuer entered into a credit facility (the "New Credit Facility") with NationsBank, N.A., as Agent, NationsBank Capital Markets, Inc. and various lender parties thereto (the "Lenders"). The New Credit Facility provides for revolving loans to the Company in an aggregate amount not to exceed $15.0 million, with a $5.0 million sublimit for the issuance of standby and commercial letters of credit. All indebtedness of the Issuer under the New Credit Facility is guaranteed by Holdings (the "Guarantor").

     Availability. Borrowings under the New Credit Facility are subject to a borrowing base equal to the sum of (a) 80% of "eligible receivables" and (b) 50% of "eligible inventory" (as such terms are defined in the New Credit Facility).

     Security. The New Credit Facility is secured by a first priority perfected lien on all existing and hereafter acquired accounts receivable and inventory of the Company and the Guarantors.

     Maturity. The New Credit Facility will mature on the sixth anniversary thereof.

     Interest Rate. The New Credit Facility bears interest at a rate equal to LIBOR plus 2.0% or the Alternative Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the federal funds rate plus 0.5%) plus 1.0%.

     Covenants. The New Credit Facility contains covenants customary for working capital financings, including, without limitation: (i) maximum leverage and interest coverage ratios and minimum net worth; (ii) restrictions on capital expenditures, incurrence of additional indebtedness, dividends and redemptions; and (iii) restrictions of mergers, acquisitions and sales of assets.

     Events of Default. The New Credit Facility contains events of default customary for working capital financings, including an event of default upon a "change of control" of Holdings or the Company.


Connecticut Notes and Grant
     The Company has issued a series of notes (the "Connecticut Notes") to the Connecticut Development Authority in the aggregate principal amount of $605,000. Each note has a maturity of six years and bears interest at a rate of 5% per annum. The Company has also received a grant of $1,000,000 from the State of Connecticut, Department of Economic Development. The grant is subject to certain requirements, among other things, that the Company: (i) retain operations in Connecticut for no less than 10 years and (ii) fund at least 50% of the entire project. Failure to meet these conditions would require immediate repayment of all amounts advanced to the Company ($1,000,000 as of December 31, 1996) and further, such failure would constitute an event of default under the Connecticut Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Notes (including the Exchange Notes offered hereby) will be issued pursuant to the terms of an indenture dated as of April 2, 1997 (the "Indenture") between the Issuer, Holdings and State Street Bank, as trustee (the "Trustee"). The Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary provides an accurate description of all material terms and provisions of the Indenture and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


General
     The Notes will be general unsecured obligations of the Issuer and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Issuer. However, the Issuer and its Subsidiaries are parties to the New Credit Facility and all borrowings under the New Credit Facility are secured by a first priority Lien on certain accounts receivable and inventory of the Issuer and, accordingly, will rank prior to the Notes with respect to such assets. The Note Guarantee will be a general unsecured obligation of the Guarantor, will rank senior in right of payment to all subordinated indebtedness of the Guarantor, if any, and pari passu in right of payment to all existing and future senior Indebtedness of the Guarantor, if any. As of March 29, 1997, on a pro forma basis after giving effect to the sale of the Initial Notes and the application of the net proceeds therefrom, the Notes would have been effectively subordinated to $1.5 million of secured Indebtedness of the Issuer and there was no secured Indebtedness of the Guarantor. The Indenture will permit additional borrowings under the New Credit Facility in the future.


Principal, Maturity and Interest
     The Notes will be limited in aggregate principal amount to $100.0 million and will mature on April 1, 2004. Interest on the Notes will accrue at the rate of 113/4% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1997, to Holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.


Optional Redemption
     The Notes will not be redeemable at the Issuer's option prior to April 1, 2001. Thereafter, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:


Year                                   Percentage
2001  ..............................   105.875%
2002 ...............................   102.938
2003 and thereafter  ...............   100.000%

     Notwithstanding the foregoing, at any time prior to April 1, 2000, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued in the Offering at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption; and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.


Selection and Notice
     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.


Mandatory Redemption
     Except as set forth below under "Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.


Repurchase at the Option of Holders


     Change of Control
     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 calendar days following any Change of Control, the Issuer will mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder's election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Failure of the Issuer to comply with the foregoing Change of Control provisions would constitute an Event of Default under the Indenture with the effects described under the caption "--Events of Default and Remedies."

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described as above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction nor does it contain any similar "event risk" protections for Holders of the Notes. The required cash payment due to the Holders of Notes upon a Change of Control could deter some parties from pursuing certain types mergers or tender offers since such transactions would impose a potentially large cash expenditure on the part of the Issuer which may adversely affect the Issuer's financial position. The Issuer's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurances that sufficient funds will be available at the time of any Change of Control to make required repurchases. See "Risk Factors--Limitations on Ability to Make Change of Control Payment."

     Although the Change of Control provision may not be waived by the Issuer, and may be waived by the Trustee only in accordance with the provisions of the Indenture unless the notes are defeased, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

     The New Credit Facility currently prohibits the Issuer from redeeming any Notes prior to maturity (except that the Issuer may redeem the notes in compliance with the Optional Redemption provisions of the Indenture), and also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to the New Credit Facility to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. All borrowings under the New Credit Facility are secured by a first priority lien on certain accounts receivable and inventory of the Issuer. Similarly, the Issuer's failure to make any required repurchases of Notes in the event of a Change of Control would constitute an Event of Default under the Indenture. See "--Events of Default and Remedies."

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) (a) any transaction (including a merger or consolidation) the result of which is that any "person" or "group" (each within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all Capital Stock of the Issuer, the Guarantor or a successor entity normally entitled to vote in the election of directors, managers or trustees, as applicable, calculated on a fully diluted basis, and (b) as a result of the consummation of such transaction, any "person" or "group" (each as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the voting stock of the Issuer or the Guarantor than is at the time "beneficially owned" (as defined above) by the Principals, or (ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors, or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole or the Guarantor and its Subsidiaries taken as a whole, in each case, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Issuer or the Guarantor shall be deemed to be a transfer of such percentage of such voting stock as corresponds to the percentage of the equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole or the Guarantor and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole or the Guarantor and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "Principals" means Thomas H. Lee Equity Partners, L.P., THL Equity Advisors Limited Partnership, THL Equity Trust, ML-Lee Acquisition Fund II, L.P., ML-Lee Acquisition Fund (Retirement Accounts) II, L.P., Thomas H. Lee Company, and any Affiliates of Thomas H. Lee Company and Francis H. Olmstead, Jr.

     "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).


     Asset Sales
     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee with respect to any Asset Sale involving in excess of $1.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are immediately converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or its Restricted Subsidiary, as the case may be, may apply such Net Proceeds from such Asset Sale to permanently reduce Indebtedness under the New Credit Facility in accordance with its terms, if applicable, or to the extent not required to be applied thereunder, may, at its option, apply such Net Proceeds to repayment of Indebtedness of a Restricted Subsidiary (in the case of Net Proceeds from an Asset Sale effected by a Restricted Subsidiary) or to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same or a similar line of business as the Issuer or any of its Restricted Subsidiaries were engaged in on the date of the Indenture or in businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


     The failure of the Issuer to comply with the foregoing Asset Sales provision would constitute an Event of Default under the Indenture with the effects described under the caption "--Events of Default and Remedies."


     The requirement of an Asset Sale Offer could deter some parties from pursuing certain types of take-over strategies which would trigger an Asset Sale Offer and thereby impose the cost of repurchasing the Notes on the Issuer which might adversely affect the Issuer's financial position.


Note Guarantee
     The Issuer's payment obligations under the Notes will be guaranteed by the Guarantor.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Issuer would be permitted by virtue of the Issuer's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders--Asset Sales."



Certain Covenants
     The Company is highly leveraged. The Indenture does not contain any covenants specifically relating to highly leveraged transactions; however, the Company's ability to engage in a highly leveraged transaction is restricted by covenants which restrict the ability of the Company to incur indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. These covenants are not waivable by the Company or by the Trustee without the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.


     Restricted Payments

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or such Restricted Subsidiary or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any Restricted Subsidiary or other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Wholly Owned Restricted

Subsidiary of the Issuer); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value prior to a scheduled mandatory sinking fund payment date or final maturity date any Indebtedness that is pari passu with or subordinated to the Notes or the Note Guarantee (other than Notes or the Note Guarantee); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Guarantor for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Guarantor's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Issuer from the issue or sale since the date of the Indenture of Equity Interests of the Issuer (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus
   (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     The foregoing provisions will not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the purchase, redemption or other acquisition prior to the stated maturity thereof of Indebtedness that is subordinated to the Notes in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale (other than to the Issuer or any of its Restricted Subsidiaries) of new Indebtedness; provided that (x) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so refinanced (plus the amount of such reasonable expenses incurred in connection therewith), (y) such new Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (z) the new Indebtedness shall be subordinate in right of payment to the Notes; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any member of the Issuer's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or in connection with the termination of employment of any employees or management of the Issuer or its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in the aggregate plus the aggregate cash proceeds received by the Issuer after the date of the Indenture from any reissuance of Equity Interests by the Issuer to members of management of the Issuer and its Restricted Subsidiaries and no Default or Event of Default shall have occurred and be continuing immediately after any such transaction; (vi) Investments received by the Issuer and its Restricted Subsidiaries as non-cash consideration from Asset Sales to the extent permitted by the covenant described under


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

the caption "--Repurchase at the Option of Holders--Asset Sales;" (vii) a Restricted Payment to Holdings for the purpose of paying a one-time dividend on the Common Stock of Holdings from the proceeds of the Offering in an amount not to exceed $30.0 million; and (viii) the repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer.

     The amount of all Restricted Payments (other than cash or Cash Equivalents) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.


     Incurrence of Indebtedness and Issuance of Preferred Stock
     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if: the Fixed Charge Coverage Ratio for the Guarantor's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. In addition, the Indenture will also provide that the Issuer will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Issuer shall be deemed to be contractually subordinated to any other Indebtedness of the Issuer solely by virtue of being unsecured.

     The foregoing provisions will not apply to:

   (i) the incurrence by the Issuer of Indebtedness under the New Credit
   Facility;

     (ii) Guarantees of the Indebtedness under the New Credit Facility required by the New Credit Facility and Guarantees permitted under or required by the Indenture;

   (iii) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by the Issuer of Indebtedness represented by the Notes and the Indenture and the incurrence by Restricted Subsidiaries of Guarantees required or permitted to be incurred under the Indenture;

     (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Issuer or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Issuer or one of it Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $5.0 million;

     (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

     (viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

     (ix) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of New Credit Facility or this Indenture to be outstanding; and

     (x) the Guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


     Liens
     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture, the Notes and the Note Guarantee, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder or (j) restrictions with respect to a Subsidiary of the Issuer imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

 Merger, Consolidation, or Sale of Assets
     The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Issuer immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


     Transactions with Affiliates
     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to or enter into any other transaction with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (ii) the Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any employment agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Issuer or such Restricted Subsidiary, (x) transactions between or among the Issuer and/or its Restricted Subsidiaries,
(y) investment banking and management fees in an aggregate amount no greater than $180,000 per annum plus reimbursement of expenses to be paid by the Issuer to Thomas H. Lee Company, and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.


     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries
     The Indenture provides that the Issuer (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Issuer to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Issuer to any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption
"--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Issuer to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer.


     Limitations on Guarantees of Company Indebtedness by Restricted
Subsidiaries
     The Indenture provides that in the event that any Restricted Subsidiary, directly or indirectly, guarantees any Indebtedness of the Issuer other than the Notes or the New Credit Facility (the "Other Indebtedness"), the Issuer


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

shall cause such Restricted Subsidiary to deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall concurrently guarantee the Issuer's Obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Issuer's Obligations under the Other Indebtedness (including waiver of subrogation, if any) and such Additional Guarantee shall be on the same terms and subject to the same conditions as the initial Guarantee given by Holding under the Indenture. Each Additional Guarantee shall by its terms provide that the Additional Guarantor making such Additional Guarantee will be automatically and unconditionally released and discharged from its obligations under such Additional Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Additional Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Additional Guarantor.


     Additional Guarantees
     The Indenture provides that (i) if the Issuer or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Guarantor, (ii) if the Issuer or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary shall incur Acquired Debt, then the Issuer shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt (if not then a Guarantor) to execute a Note Guarantee of the Obligations of the Issuer hereunder in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy and equitable principles. Notwithstanding the foregoing, the Issuer or any of its Restricted Subsidiaries may make a Restricted Investment in any Wholly Owned Restricted Subsidiary of the Issuer without compliance with this covenant provided that such Restricted Investment is permitted by the covenant described under the caption, "Restricted Payments."


     Reports
     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Issuer and, if required, the Guarantor will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer and/or the Guarantor were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's and/or the Guarantor's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer and/or the Guarantor were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.


Events of Default and Remedies
     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Issuer to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock," (iv) failure by the Issuer or the Guarantor for 60 days after notice to comply with any of its other agreements in the Indenture, the Notes or the Note Guarantee; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if such (a) default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (b) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries; and (viii) except as permitted by the Indenture, any Note Guarantee issued by a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Note Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium and Liquidated Damages, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium, if any, or interest on the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     An Event of Default under the Indenture is also an event of default under the New Credit Facility. Thus, upon such an Event of Default, all obligations under the New Credit Facility become due and payable. All borrowings under the New Credit Facility are secured by a first priority Lien on certain accounts receivable and inventory of the Issuer. Thus upon an Event of Default under the Indenture, the Issuer must pay both amounts outstanding under the Notes and all obligations under the New Credit Facility, and the Lenders under the New Credit Facility have priority as to the assets specified above.


No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


Legal Defeasance and Covenant Defeasance
     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Cash Equivalents, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


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

Transfer and Exchange
     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.


Amendment, Supplement and Waiver
     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption " Repurchase at the Option of Holders") (viii) except pursuant to the Indenture, release any Guarantor from its obligations under its Note Guarantee, or change any Note Guarantee in any manner that would adversely affect the Holders, or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer's or the Guarantor's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes (including providing for additional Note Guarantees pursuant to the covenant entitled "Additional Guarantees") or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


Concerning the Trustee
     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, the Guarantor or any Affiliate of the Issuer or the Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information
     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Anchor Advanced Products, Inc., 1111 Northshore Drive, Suite N-600, Knoxville, Tennessee 37919, Attention: Secretary.


Book-Entry, Delivery and Form
     All of the Exchange Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Exchange Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").


     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Issuer expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Exchange Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Exchange Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Issuer believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.


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

Certificated Securities
     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Exchange Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.


Same-Day Settlement and Payment
     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made in immediately available funds. With respect to Certificated Securities, however, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by mailing a check to each Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. The Issuer expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.


Certain Definitions
     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Guarantee" means any guarantee of the Issuer's obligations under the Indenture and the Notes issued after the Issue Date as described in "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain Covenants--Additional Guarantees."

     "Additional Guarantor" means any Subsidiary of the Issuer that guarantees the Issuer's obligations under the Indenture and the Notes issued after the Issue Date as described in "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain
Covenants--Additional Guarantees."

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the


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

issue or sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions
(a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Issuer to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

     "Business Day" means any day that is not a Legal Holiday.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation, a division of the McGraw-Hill Companies, Inc., and in each case maturing within six months after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and deferred finance charges) and other non-cash charges of such Person and its Restricted Subsidiaries for such period (excluding any such non-cash charges to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charges that was paid in a prior period) to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Issuer or any of its Wholly Owned Restricted Subsidiaries, (ii) the Net Income of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Existing Indebtedness" means up to $1.8 million in aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Issuer or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means Anchor Holdings, Inc., a Delaware corporation, and each Subsidiary of the Issuer, if any, that executes a Note Guarantee in accordance with the covenants described under the captions "--Certain Covenants--Limitations on Guarantees of Company Indebtedness by Restricted Subsidiaries" and "--Certain Covenants--Additional Guarantees," and their successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banks in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means the additional amounts (if any) payable by the Issuer in the event of a Registration Default under, and as defined in, the Registration Rights Agreement.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Agreement, dated as of April 2, 1997, by and among the Issuer and NationsBank, N.A., providing for up to $15.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer, or the principal accounting officer of the Issuer, that meets the requirements of the Indenture.


     "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to the Issuer (or any Guarantor, if applicable), any Subsidiary of the Issuer or the Trustee.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Wholly Owned Restricted Subsidiary of the Issuer that is engaged in the same or a similar line of business as the Issuer and its Restricted Subsidiaries were engaged in on the date of the Indenture; (b) any Investment in Cash Equivalents; (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Issuer that is engaged in the same or a similar line of business as the Issuer and its Subsidiaries were engaged in on the date of the Indenture or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer that is engaged in the same or a similar line of business as the Issuer and its Restricted Subsidiaries were engaged in on the date of the Indenture; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $5.0 million.

     "Permitted Liens" means

     (i) any Lien existing on property of the Issuer or any Subsidiary on the date of the Indenture securing Indebtedness outstanding on such date;

     (ii) any Lien securing obligations under the New Credit Facility and any Guarantee thereof, which obligations or Guarantee are permitted by the terms of the Indenture to be incurred and outstanding;

     (iii) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

     (iv) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

     (v) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (vi) Liens on property of the Issuer or any Subsidiary securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (b) surety bonds (excluding appeal bonds and bonds posted in connection with court proceedings or judgments) and (c) other non-delinquent obligations of a like nature, including pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case, incurred in the ordinary course of business;

     (vii) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments; provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Issuer and its Subsidiaries do not exceed $3.0 million;

     (viii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Issuer and its Subsidiaries taken as a whole;

     (ix) purchase money security interests on any property acquired by the Issuer or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (b) such Lien attaches solely to the property so acquired in such transaction, (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property and (d) the principal amount of the Indebtedness secured by all such purchase money security interests shall not at any time exceed $5.0 million;

     (x) Liens securing obligations in respect of Capital Lease Obligations on assets subject to such leases, provided that such Capital Lease Obligations are otherwise permitted hereunder;

     (xi) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to the depository institution;

     (xii) Liens in favor of the Issuer or any Wholly Owned Restricted
     Subsidiary;

     (xiii) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer;

     (xiv) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition;

     (xv) extensions, renewals and replacements of Liens referred to in clauses (i) through (xiv) above; provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal or replacement; and

     (xvi) Liens securing other Indebtedness of the Issuer and its Subsidiaries not expressly permitted by clauses (i) through (xv) above; provided that the aggregate amount of the Indebtedness secured by Liens permitted pursuant to this clause (xvi) does not exceed $3.0 million in the aggregate.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) the Issuer or (ii) Anchor Holdings, Inc. to the extent the net proceeds thereof are contributed to the Issuer as a capital contribution to capital stock.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means Anchor Advanced Products Foreign Sales Corp. and Cepillos de Matamoros and any Subsidiary of Holdings or any subsidiary of the Issuer, in each case, that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary of the Issuer than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.


                       DESCRIPTION OF THE INITIAL NOTES

     The terms of the Initial Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Initial Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer). See "Registration Rights Agreement."


                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Issuer, Holdings and the Initial Purchasers have entered into the Registration Rights Agreement dated as of April 2, 1997. Pursuant to the Registration Rights Agreement, the Issuer has agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuer within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Initial Notes acquired directly from the Issuer or an affiliate of the Issuer, the Issuer will file with the Commission a Shelf Registration Statement to cover resales of the Initial Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Initial Note until (i) the date on which such Initial Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Initial Note for an Exchange Note, the date on which such Exchange
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Initial
Note is distributed to the public pursuant to Rule 144 under the Act.


     The Registration Rights Agreement provides that (i) the Issuer will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Issuer will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 135 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Initial Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuer will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 165 days after the Closing Date. If (a) the Issuer fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuer will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Initial Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Initial Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Issuer on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Initial Notes will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Initial Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


                           INCOME TAX CONSIDERATIONS

     Holders of the Notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

     Anchor believes, based upon the opinion of its counsel, Hutchins, Wheeler & Dittmar, A Professional Corporation, that the following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of Initial Notes for Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable law. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Further, the federal income tax treatment of a holder of the Initial Notes and the Exchange Notes may vary depending on the holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. The description assumes that holders of the Initial Notes and the Exchange Notes will hold the Initial Notes and the Exchange Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Code.


The Exchange
     An exchange of Initial Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes and because the exchange will occur by operation of the terms of the Initial Notes. As a result, no federal income tax consequences will result to holders exchanging Initial Notes for Exchange Notes.


The Exchange Notes
     Interest Payments on the Exchange Notes. The Initial Notes and the Exchange Notes are debt for Federal income tax purposes. The Initial Notes were not issued with original issue discount. The stated interest on the Initial Notes and Exchange Notes should be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary interest income for federal income tax purposes in accordance with a holder's tax method of accounting. If Liquidated Damages are paid (in addition to the accrual of interest) on the Initial Notes as described above under "Exchange Offer; Registration Rights" such Liquidated Damages payments generally should be includable in the Holder's gross income as ordinary income when such payment is made.

     Tax Basis. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an Initial Note will equal the cost of the Initial Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the Exchange Notes and by amortized bond premium. A holder's adjusted tax basis in an Exchange Note purchased by such holder will be equal to the price paid for such an Exchange Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to an Exchange Note and by amortized bond premium. See "Market Discount and Bond Premium" below.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Exchange Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of such sale, exchange or retirement.

     Market Discount and Bond Premium. Holders should be aware that the market discount provisions of the Code may affect the Exchange Notes. These rules generally provide that a holder who purchases Exchange Notes for an amount which is less than their principal amount will be considered to have purchased the Exchange Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the Exchange Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such Exchange Note, unless an election is made to include such market discount in income on a current basis. A holder of an Exchange Note who acquires the Exchange Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Exchange Note until the holder disposes of such Exchange Note in a taxable transaction.

     If a holder's tax basis in an Exchange Note immediately after acquisition exceeds the stated redemption price at maturity of such Exchange Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code.

     Purchasers of the Exchange Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

     HOLDERS OF THE INITIAL NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE INITIAL NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.


                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be issued by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of one year after the date on which the Registration Statement is declared effective by the Commission, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until        1997, all dealers
effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the date on which the Registration Statement is declared effective by the Commission, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.


                                    EXPERTS

     The consolidated financial statements of Anchor Holdings, Inc. and its subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Statement of Income and Statement of Cash Flows for the eleven months ended July 29, 1994 of Mid-State Plastics, Inc., included in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                             Page
                                                                                             -----
ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
 Report of Independent Accountants  ......................................................   F-2
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 28, 1997 ..........   F-3
 Consolidated Statements of Income for the Three Years Ended December 31, 1996 and for the
  thirteen and twenty-six weeks ended June 29, 1996 and June 28, 1997 ....................   F-4
 Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31,
  1996 and for the twenty-six weeks ended June 28, 1997 ..................................   F-5
 Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1996 and for
  the thirteen and twenty-six weeks ended June 29, 1996 and June 28, 1997   ..............   F-6
 Notes to Consolidated Financial Statements  .............................................   F-7
MID-STATE PLASTICS, INC.
 Report of Independent Certified Public Accountants   ....................................   F-20
 Statement of Income for the eleven months ended July 29, 1994    ........................   F-21
 Statement of Cash Flows for the eleven months ended July 29, 1994   .....................   F-22
 Notes to Statements of Income and Cash Flows for the eleven months ended July 29, 1994      F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Anchor Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Anchor Holdings, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anchor Holdings, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Knoxville, Tennessee                                   COOPERS & LYBRAND L.L.P.
January 31, 1997

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                      (in thousands except per share data)



                                                                          December 31,
                                                                  -----------------------------
                                                                                                   June 28
                                                                     1995            1996           1997
                                                                  -------------   -------------   ------------
                                                                                                  (unaudited)
ASSETS
Current assets:
 Cash .........................................................    $     784       $   1,578       $   3,730
 Accounts receivable, less allowance for doubtful accounts,
   allowances, and returns of $1,063 in 1995,
   $1,050 in 1996 and $956 in 1997.............................       21,758          21,400          20,290
 Inventories   ................................................       20,938          20,411          20,732
 Prepaid expenses and other assets  ...........................          313           1,626             320
 Refundable federal income taxes ..............................          416             448           1,102
 Deferred income taxes  .......................................        1,886           2,023           1,604
                                                                   ---------       ---------       ---------
   Total current assets .......................................       46,095          47,486          47,778
Property, plant, and equipment, net ...........................       52,589          52,723          52,315
Goodwill, net  ................................................       11,222          10,395           9,982
Other assets, net .............................................        6,623           6,087           8,745
                                                                   ---------       ---------       ---------
   Total assets   .............................................    $ 116,529       $ 116,691       $ 118,820
                                                                   =========       =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt  ........................    $   5,000       $   6,000       $      --
 Current maturities of obligations under capital leases  ......          376             480             237
 Cash Float    ................................................           --              --              --
 Accounts payable .............................................        8,683           6,120           3,904
 Other accrued expenses and current liabilities ...............        5,630           7,423           7,822
                                                                   ---------       ---------       ---------
   Total current liabilities  .................................       19,689          20,023          11,963
Long-term debt, less current maturities   .....................       49,490          44,702              --
Related party long-term debt  .................................       21,000          21,000              --
Bonds payable  ................................................           --              --         100,000
Accrued pension liability  ....................................        4,347           4,957           5,179
Deferred income taxes   .......................................        2,473           2,906           2,845
Other long-term liabilities   .................................        2,267           2,286           2,263
                                                                   ---------       ---------       ---------
   Total liabilities ..........................................       99,266          95,874         122,250
                                                                   ---------       ---------       ---------
Commitments and contingencies (Notes 6, 7, 8, 10, 11 and 13)
Stockholders' equity:
 Common stock--par value $.01 per share; authorized
  2,000,000 shares; shares issued 1,018,160 in 1995 and 1996
  and 1,551,460 in 1997  ......................................           10              10              15
 Additional paid-in capital   .................................       10,240          10,240              --
 Retained earnings   ..........................................        7,519          11,145          (2,867)
 Additional pension liability, net of tax of $304 in 1995 and
   $348 in 1996 and 1997 ......................................         (496)           (568)           (568)
 Treasury stock at cost .......................................          (10)            (10)            (10)
                                                                   ---------       ---------       ---------
   Total stockholders' equity (deficit) .......................       17,263          20,817          (3,430)
                                                                   ---------       ---------       ---------
   Total liabilities and stockholders' equity (deficit) .......    $ 116,529       $ 116,691       $ 118,820
                                                                   =========       =========       =========



The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                      (in thousands except per share data)



                                                       Year Ended
                                        -----------------------------------------
                                                      December 31,
                                            1994          1995          1996
                                        ------------- ------------- -------------
Net sales   ...........................  $ 118,267     $ 149,366     $ 156,858
Cost of goods sold   ..................    100,059       125,028       129,221
                                         ---------     ---------     ---------
Gross profit   ........................     18,208        24,338        27,637
Amortization expense ..................      1,712         1,662         1,530
Selling, general and
 administrative expense ...............      7,634         9,409        11,358
                                         ---------     ---------     ---------
Operating income  .....................      8,862        13,267        14,749
                                         ---------     ---------     ---------
Other income (expense):
 Gain (loss) on disposal of
   fixed assets   .....................        (41)           23          (123)
 Interest expense, net  ...............     (2,831)       (5,463)       (4,931)
 Interest expense, related party  .....     (3,153)       (3,153)       (3,193)
 Other, net ...........................        780          (997)         (285)
                                         ---------     ---------     ---------
  Total other expense, net ............     (5,245)       (9,590)       (8,532)
                                         ---------     ---------     ---------
Income before income taxes and
 extraordinary item  ..................      3,617         3,677         6,217
Provision for income taxes ............      1,507         1,239         2,591
                                         ---------     ---------     ---------
Income before extraordinary
 item .................................      2,110         2,438         3,626
Extraordinary item--loss on
 early extinguishment of debt,
 net of $172 and $742 tax  ............        334            --            --
                                         ---------     ---------     ---------
  Net income (loss) ...................  $   1,776     $   2,438     $   3,626
                                         =========     =========     =========
Earnings per common and
 common equivalent share:
 Income before extraordinary
   item  ..............................  $    1.70     $    1.85     $    2.58
 Extraordinary item  ..................        .25            --            --
                                         ---------     ---------     ---------
  Net income (loss) ...................  $    1.45     $    1.85     $    2.58
                                         =========     =========     =========
Weighted average common and
 common equivalent shares
 outstanding   ........................      1,348         1,348         1,406
                                         =========     =========     =========



                                           Thirteen Weeks Ended       Twenty-six Weeks Ended
                                        --------------------------- ---------------------------
                                         June 29,      June 28,      June 29,      June 28,
                                           1996          1997          1996          1997
                                        ------------ -------------- ------------ --------------
                                               (unaudited)                  (unaudited)
Net sales   ...........................  $   41,092    $ 43,199     $   80,506      $  84,745
Cost of goods sold   ..................      33,553      36,668         65,226         71,321
                                         -----------   ----------   -----------     ----------
Gross profit   ........................       7,539       6,531         15,280         13,424
Amortization expense ..................         345         322            688            665
Selling, general and
 administrative expense ...............       2,635       2,875          5,550          5,490
                                         -----------   ----------   -----------     ----------
Operating income  .....................       4,559       3,334          9,042          7,269
                                         -----------   ----------   -----------     ----------
Other income (expense):
 Gain (loss) on disposal of
   fixed assets   .....................          (1)        (40)            (2)           (49)
 Interest expense, net  ...............      (1,146)     (2,643)        (2,334)        (3,914)
 Interest expense, related party ......        (798)       (267)        (1,596)        (1,068)
 Other, net ...........................        (128)        (21)          (239)           (38)
                                         -----------   ----------   -----------     ----------
  Total other expense, net ............      (2,073)     (2,971)        (4,171)        (5,069)
                                         -----------   ----------   -----------     ----------
Income before income taxes and
 extraordinary item  ..................       2,486         363          4,871          2,200
Provision for income taxes ............       1,033          21          2,033            800
                                         -----------   ----------   -----------     ----------
Income before extraordinary
 item .................................       1,453         342          2,838          1,400
Extraordinary item--loss on
 early extinguishment of debt,
 net of $172 and $742 tax  ............           0      (1,210)             0         (1,210)
                                         -----------   ----------   -----------     ----------
  Net income (loss) ...................  $    1,453    ($   868)    $    2,838      $     190
                                         ===========   ==========   ===========     ==========
Earnings per common and
 common equivalent share:
 Income before extraordinary
   item  ..............................  $     1.04    $    .22     $     2.04      $    1.09
 Extraordinary item  ..................          --        (.79)            --           (.94)
                                         -----------   ----------   -----------     ----------
  Net income (loss) ...................  $     1.04    $   (.57)    $     2.04      $     .15
                                         ===========   ==========   ===========     ==========
Weighted average common and
 common equivalent shares
 outstanding   ........................       1,394       1,540          1,394          1,280
                                         ===========   ==========   ===========     ==========


The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
          For the years ended December 31, 1994, 1995 and 1996 and the twenty-six weeks ended June 28, 1997
                           (unaudited) (in thousands)


                                        Common Stock
                                      ----------------- Additional                            Additional
                                           Shares         Paid-in      Retained    Treasury    Pension
                                       Issued   Amount    Capital      Earnings      Stock    Liability      Total
                                      -------- -------- ------------ ------------- ---------- ----------- ------------
Balances, December 31, 1993 .........   1,000    $10    $   9,490     $    3,305     $  --     $  (331)    $  12,474
 Net income  ........................      --     --           --          1,776        --          --         1,776
 Issuance of common stock   .........      18     --          750             --        --          --           750
 Additional pension liability  ......      --     --           --             --        --         (69)          (69)
                                       ------    ----   ----------    ----------     -----     -------     ---------
Balances, December 31, 1994 .........   1,018     10       10,240          5,081        --        (400)       14,931
 Net income  ........................      --     --           --          2,438        --          --         2,438
 Additional pension liability  ......      --     --           --             --        --         (96)          (96)
 Treasury stock acquired,
  242.13 shares .....................      --     --           --             --       (10)         --           (10)
                                       ------    ----   ----------    ----------     -----     -------     ---------
Balances, December 31, 1995 .........   1,018     10       10,240          7,519       (10)       (496)       17,263
 Net income  ........................      --     --           --          3,626        --          --         3,626
 Additional pension liability  ......      --     --           --             --        --         (72)          (72)
                                       ------    ----   ----------    ----------     -----     -------     ---------
Balances, December 31, 1996 .........   1,018    $10    $  10,240     $   11,145     $ (10)    $  (568)    $  20,817
                                       ======    ====   ==========    ==========     =====     =======     =========
 Net income  ........................      --     --           --            190        --          --           190
 Dividend paid  .....................      --     --      (15,302)       (14,202)       --          --       (29,504)
 Option exercise   ..................     533      5        5,062             --        --          --         5,067
                                       ------    ----   ----------    ----------     -----     -------     ---------
Balances, June 28, 1997  ............   1,551    $15    $      --     $   (2,867)    $ (10)    $  (568)    $  (3,430)
                                       ======    ====   ==========    ==========     =====     =======     =========


The accompanying notes are an integral part of these consolidated financial statements.

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                 (in thousands)



                                                         Year Ended
                                           --------------------------------------
                                                        December 31,
                                           --------------------------------------
                                              1994         1995         1996
                                           ------------ ------------ ------------
Cash flows from operating activities:
 Net income (loss) ....................... $   1,776    $   2,438    $   3,626
 Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
  Deferred income taxes ..................       881           60          296
  Depreciation and amortization  .........     9,466        9,768        9,605
  Provision for doubtful accounts   ......       126          356          340
  Provision for inventory obsolescence            88          450          266
  (Gain) loss from disposal of fixed
   assets   ..............................        41          (23)         123
   Write off of debt issue costs                 --            --           --
  Changes in assets and liabilities, net
   of effects of purchase of business
   (Note 2):
   Accounts receivable  ..................    (3,024)      (1,361)          17
   Inventories ...........................     1,471       (3,909)         262
   Prepaid and other assets   ............    (1,525)      (1,634)      (1,798)
   Refundable federal income taxes  ......      (161)         154          (32)
   Accounts payable, accrued
     expense and other liabilities  ......    (2,264)       2,523          371
                                           ----------   ----------   ----------
     Net cash provided (used) by
      operating activities ...............     6,875        8,822       13,076
                                           ----------   ----------   ----------
Cash flows from investing activities:
 Purchase of property, plant and
  equipment ..............................    (5,724)      (6,932)      (8,028)
 Purchase of net assets of business ......   (27,394)          --           --
 Proceeds from sale of fixed assets ......        79          479           14
                                           ----------   ----------   ----------
     Net cash used in investing
      activities  ........................   (33,039)      (6,453)      (8,014)
                                           ----------   ----------   ----------
Cash flows from financing activities:
 Checks written in excess of bank
  balances  ..............................      (399)          --           --
 Borrowings on long-term debt ............    61,935        9,886        8,647
 Principal payments on long-term debt  ...   (33,629)     (12,569)     (12,435)
 Exercise of options                              --           --           --
 Payment of dividend                              --           --           --
 Principal payments on capital lease
  obligations  ...........................      (279)        (588)        (480)
 Sale of common stock   ..................       750           --           --
 Payments of debt issue costs ............    (1,596)          --           --
 Proceeds from other long-term
  liabilities  ...........................        62        1,016           --
 Shares acquired in treasury  ............        --          (10)          --
                                           ----------   ----------   ----------
     Net cash provided by (used in)
      financing activities ...............    26,844       (2,265)      (4,268)
                                           ----------   ----------   ----------
Net increase (decrease) in cash  .........       680          104          794
Cash at beginning of period   ............        --          680          784
                                           ----------   ----------   ----------
Cash at end of period   .................. $     680    $     784    $   1,578
                                           ==========   ==========   ==========
Supplemental cash flow information:
 Income taxes paid   ..................... $   1,492    $   1,243    $   1,945
 Interest paid ........................... $   5,284    $   8,172    $   7,799



                                            Thirteen Weeks Ended    Twenty-six Weeks Ended
                                           ----------------------- ------------------------
                                            June 29,    June 28,    June 29,     June 28,
                                              1996        1997        1996         1997
                                           ----------- ----------- ----------- - -----------
                                                 (unaudited)             (unaudited)
Cash flows from operating activities:
 Net income (loss) .......................  $ 1,453   $   (868)    $   2,838     $    190
 Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
  Deferred income taxes ..................        0         92            74          358
  Depreciation and amortization  .........    2,216      2,405         4,556        4,734
  Provision for doubtful accounts   ......        1         92             3           92
  Provision for inventory obsolescence         (316)        38             0          125
  (Gain) loss from disposal of fixed
   assets   ..............................        1         40             2           49
  Write off of debt issue costs  .........        0        701             0          701
  Changes in assets and liabilities, net
   of effects of purchase of business
   (Note 2):
   Accounts receivable  ..................     (551)     4,774        (1,244)       1,017
   Inventories ...........................    2,200        828          (164)        (446)
   Prepaid and other assets   ............      457        359           201        1,306
   Refundable federal income taxes  ......       74       (972)          416         (654)
   Accounts payable, accrued
     expense and other liabilities  ......    4,180     (1,387)        1,200       (1,595)
                                           ---------  ---------    ----------    ---------
     Net cash provided (used) by
      operating activities ...............    9,715      6,102         7,882        5,877
                                           ---------  ---------    ----------    ---------
Cash flows from investing activities:
 Purchase of property, plant and
  equipment ..............................   (2,299)    (1,508)       (4,783)      (3,481)
 Purchase of net assets of business ......       --         --            --           --
 Proceeds from sale of fixed assets ......       --         --            --           --
                                           ---------  ---------    ----------    ---------
     Net cash used in investing
      activities  ........................   (2,299)    (1,508)       (4,783)      (3,481)
                                           ---------  ---------    ----------    ---------
Cash flows from financing activities:
 Checks written in excess of bank
  balances  ..............................   (1,248)    (2,808)          971            0
 Borrowings on long-term debt ............        0    101,529         4,460      101,529
 Principal payments on long-term debt  ...   (5,382)   (71,293)       (8,237)     (73,231)
 Exercise of options  ....................        0      5,067             0        5,067
 Payment of dividend  ....................        0    (29,504)            0      (29,504)
 Principal payments on capital lease
  obligations  ...........................      (13)      (124)         (200)        (266)
 Sale of common stock   ..................       --         --            --           --
 Payments of debt issue costs ............        0     (3,839)            0       (3,839)
 Proceeds from other long-term
  liabilities  ...........................       --         --            --           --
 Shares acquired in treasury  ............       --         --            --           --
                                           ---------  ---------    ----------    ---------
     Net cash provided by (used in)
      financing activities ...............   (6,643)      (972)       (3,006)       (244)
                                           ---------  ---------    ----------   ---------
Net increase (decrease) in cash  .........      773      3,622            93       2,152
Cash at beginning of period   ............      104        108           784       1,578
                                           ---------  ---------    ----------   ---------
Cash at end of period   ..................  $   877   $  3,730     $     877    $  3,730
                                           =========  =========    ==========   =========
Supplemental cash flow information:
 Income taxes paid   .....................  $ 1,127   $    609     $   1,127    $    609
 Interest paid ...........................  $ 1,864   $  2,758     $   3,770    $  4,751


The accompanying notes are an integral part of these consolidated financial statements.

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                    (in thousands except for per share data)

     Anchor Holdings, Inc. (the "Company") was incorporated March 9, 1990, under the laws of the State of Delaware. The Company's subsidiaries manufacture and sell: brushes used in medical and dental applications; plastic and metal packaging for the cosmetics industry; and molded plastics products, including assembly of plastic parts and construction of molds used in the injection molding business. Substantially all sales are made on credit without collateral. The Company manufactures dental products in the Morristown, Tennessee facility and cosmetics products in three facilities: Matamoros, Mexico; Morristown, Tennessee; and Waterbury, Connecticut. The majority of the cosmetics goods are produced in the Matamoros facility. Molded plastics products are produced in four separate plants in Seagrove, North Carolina as well as in a facility in Round Rock, Texas. In addition to the manufacturing facilities, the Company operates mold technology centers in Elk Grove, Illinois and Sanford, North Carolina.


1. Summary of Significant Accounting Policies:

 The significant accounting policies followed by the Company and its subsidiaries in the presentation of their consolidated financial statements are summarized below:

 Principles of Consolidation--The financial statements include the accounts of Anchor Holdings, Inc. the parent holding company, its wholly owned subsidiaries Anchor Advanced Products Foreign Sales Corporation and Anchor Advanced Products, Inc., and its Mexican subsidiary, Cepillos de Matamoros, S.A. de C.V. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents--The Company considers investments with a maturity 90 days or less to be cash equivalents.

 Inventories--Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate the first-in, first-out method. Valuation allowances are provided for valuation adjustments related to carrying costs in excess of estimated market value and potential obsolescence.


 Property, Plant, Equipment, and Depreciation--Property, plant, and equipment are recorded at cost. Assets under capital leases are stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives (5 to 30 years) of the various properties.

 Intangible Assets and Amortization--Intangible assets represent goodwill, organizational expenses, loan costs, and costs allocated to noncompete agreements arising principally from the acquisition of the Company in 1990 and the acquisition of the assets of Mid-State Plastics, Inc. in 1994. These assets are amortized on a straight-line basis over their estimated useful lives ranging between two and fifteen years.

 Pension Plans--Pension costs for defined benefit plans are determined in accordance with Statement of Financial Accounting Standard No. 87, and include current costs plus the amortization of transition assets over a period of 21 years. The Company funds pension costs in accordance with the plans and legal requirements. The Company also has a defined contribution savings plan for all domestic employees for which it matches one-half of employee contributions up to six percent of employee compensation.

 Income Taxes--Deferred tax liabilities and assets are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Earnings Per Share--Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents are considered to be the warrants and options outstanding.

 Reclassifications--Reclassifications have been made to certain previously reported 1994 and 1995 amounts in order to conform with the current year's presentations.

 Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


1. Summary of Significant Accounting Policies (Continued):

 and the reported amounts of revenues and expenses during the reporting periods. Significant estimates of the Company include the allowance for doubtful accounts, inventory obsolescence reserves and certain self-insured retained risks. Actual results could differ from these estimates.

 Impairment of Long-Lived Assets--In March 1995, the FASB issued Statement of Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which (i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, (ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and (iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures. The Company adopted the provisions of Statement 121 in 1996; the adoption did not have a material effect on the Company's financial position, results of operations or cash flows.


2. Acquisition of Mid-State Plastics, Inc.:

 On July 29, 1994, the Company purchased substantially all of the operating assets and assumed certain obligations of Mid-State Plastics, Inc. for a total price of approximately $27,400. The funds used to acquire Mid-State Plastics, Inc. were provided by the proceeds of long-term borrowings. The acquisition was accounted for under the purchase method and, accordingly, the operating results of Mid-State Plastics, Inc. have been included in the consolidated operating results since the date of acquisition. The purchase price, including the acquisition costs, was allocated to the net assets acquired based on estimated fair values at the date of acquisition as follows:



Notes and accounts receivable   .........    $   3,470
Inventory  ..............................        3,196
Prepaid expenses and other assets  ......          263
Property, plant and equipment   .........       12,110
Supply contract  ........................        1,000
Noncompete agreement   ..................          250
Goodwill   ..............................       12,094
Liabilities assumed .....................       (4,983)
                                             ---------
                                             $  27,400
                                             =========

3. Inventories:

   Inventories at December 31, 1995 and 1996, consists of:


                                        1995     1996
                                      --------- --------
Raw materials   .....................   $10,281   $ 9,508
Work in process   ...................     7,368     6,254
Finished goods ......................     4,860     5,954
                                       --------   --------
                                         22,509    21,716
Less valuation allowances  ..........     1,571     1,305
                                       --------   --------
                                        $20,938   $20,411
                                       ========   ========

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


4. Property, Plant, and Equipment:

     Property, plant, and equipment at December 31, 1995 and 1996, consists of:



                                                            1995     1996
                                                          --------- --------
Land  ...................................................   $ 1,256   $ 1,254
Buildings and improvements ..............................    15,256    17,019
Machinery and equipment .................................    64,343    70,383
Furniture and fixtures  .................................     3,362     3,331
Leasehold improvements  .................................     1,320       938
Vehicles ................................................       130       140
                                                           --------  --------
                                                             85,667    93,066
Less accumulated depreciation and amortization  .........    33,724    40,737
                                                           --------  --------
                                                             51,943    52,329
Construction in progress   ..............................       646       394
                                                           --------  --------
                                                            $52,589   $52,723
                                                           ========  ========

 Depreciation and amortization of property, plant and equipment was $7,126, $7,787 and $7,756 for the years ended December 31, 1994, 1995 and 1996, respectively.


5. Intangible and Other Assets:

   Intangible and other assets at December 31, 1995 and 1996, consist of:


                                             Estimated
                                            Useful Lives      1995       1996
                                            --------------   ---------   --------
Intangible assets:
  Grant fees   ........................         3 years      $    87     $    87
  Organizational expenses  ............      5-10 years        1,539       1,539
  Loan costs   ........................         5 years        1,596       1,596
  Noncompete agreement  ...............       3-5 years        1,250       1,250
  Supply contract .....................       65 months        1,000       1,000
  Acquisition costs  ..................         5 years        1,043       1,043
  Goodwill  ...........................        15 years       12,392      12,392
  Intangible pension asset ............        37 years        2,004       2,004
                                                             --------    --------
                                                              20,911      20,911
  Less accumulated amortization  ......                        4,702       6,551
                                                             --------    --------
Other assets:
  Cash value of life insurance   ......                        1,616       2,105
  Other assets ........................                           20          17
                                                             --------    --------
                                                             $17,845     $16,482
                                                             ========    ========


 Amortization expense related to intangibles totaled $1,712, $1,662 and $1,530 for the years ended December 31, 1994, 1995 and 1996, respectively. The 1994 amortization also includes a write off of $495 of loan costs associated with the debt that was refinanced (see Note 6). Amortization of loan fees that were charged to interest expense totaled $133, $319 and $319 for the years ended December 31, 1994, 1995 and 1996, respectively.


 The intangible pension asset represents prior service cost related to the supplemental executive retirement plan and relates to the unrecognized net obligation at the date of initial application as described in Note 8.

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


6. Long-Term Debt:

   Long-term debt at December 31, 1995 and 1996, consists of:


                                                                      1995     1996
                                                                    --------- --------
Borrowings under revolving credit agreement; floating rates (a) ...   $14,740   $15,952
Term note; floating rates (b)  ....................................    39,750    34,750
Senior subordinated notes, due April 30, 2000 (c)   ...............     9,000     9,000
Junior subordinated notes due April 30, 2000 (c) ..................    12,000    12,000
                                                                     --------  --------
                                                                       75,490    71,702
Less current maturities  ..........................................     5,000     6,000
                                                                     --------  --------
                                                                      $70,490   $65,702
                                                                     ========  ========

 a. This revolving credit agreement provides a number of options for variable rate borrowings subject to potential limitations based on percentages of inventories, receivables and outstanding letters of credit. The rate at December 31, 1996 was 8.125% on $12,000 of the balance, and 9.5% on the remaining portion. The agreement expires July 29, 1999, at which time all borrowings are due.

 b. This term note is payable in semiannual installments ranging from $500 to $3,000, plus interest under a number of variable rate options through July 29, 1999. The rate at December 31, 1996 was 8.125%.

 c. This senior and junior subordinated debt is payable to certain stockholders. The senior subordinated notes have a cash coupon payable quarterly in arrears. In the event the minimum quarterly fixed charge coverage ratio is not met for any reporting period through April 2000, the cash interest payable will be paid in the form of deferred interest notes to the extent necessary to bring the Company back in compliance with the minimum quarterly fixed charge coverage ratio. All interest payments through 1996 have been paid currently in cash.

 The various debt agreements contain restrictions on, among other things, capital expenditures, payment of cash dividends, liens on assets, acquisition or sale of subsidiaries, issuance of additional debt, purchases of investments, and so-called "junior" payments. In addition, the agreements contain covenants which, among other things, require the Company to maintain certain financial ratios including minimum net worth, interest coverage ratio, fixed charge ratio, and leverage ratio. The Company was in compliance with these covenants at December 31, 1996. The agreements are collateralized by all of the Company's assets as well as the stock of the Company and its subsidiaries.

 In connection with the acquisition described in Note 2, the Company refinanced the revolving credit agreement and the term note. The net effect of the transaction resulted in an extraordinary pre-tax loss of $505, which is reflected in the accompanying 1994 statement of operations.

 The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1995, and in the aggregate thereafter, are as follows:


Year         Amount
------------ --------
1997  ...... $ 6,000
1998  ......   7,000
1999  ......  37,702
2000  ......  21,000
             --------
             $71,702
             ========

7. Leases:

 The Company leases a warehouse, land, and certain equipment under capital leases that expire on various dates through December 2000. The net book value of buildings, land, and equipment recorded under capital leases at December 31, 1995 and 1996, was $1,774 and $1,036, respectively. Amortization of assets held under capital leases is included with depreciation expense.

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


7. Leases (Continued):

 The Company also has a noncancelable operating lease for two facilities which requires the Company to pay all executory costs such as maintenance, taxes, and insurance.

 Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year and the present value of future minimum capital lease payments as of December 31, 1996, are as follows:


                                                                       Capital   Operating
                                                                        Leases    Leases
Year Ending December 31:                                               --------- ----------
   1997   ............................................................   $  555     $316
   1998   ............................................................      508      279
   1999   ............................................................      269      199
   2000   ............................................................      108      115
   Thereafter   ......................................................       --       57
                                                                        -------     -----
   Total minimum lease payments   ....................................    1,440     $966
                                                                        =======     =====
   Less amounts representing interest
    (at rates ranging from 10% to 11.7%)   ...........................      240
    Final month paid in advance   ....................................       54
                                                                        -------
    Present value of net minimum capital lease payments   ............    1,146
   Less current maturities of obligations under capital leases  ......      480
                                                                        -------
    Obligations under capital leases excluding current installments      $  666
                                                                        =======

 Total rent expense for operating leases for the years ended December 31, 1994, 1995 and 1996, was $743, $1,201 and $1,779, respectively.


8. Employee Benefit Plans:

 The Company sponsors pension plans covering substantially all domestic employees. Plans covering domestic salaried employees provide benefits that are based on an employee's years of service and compensation during the five-year period prior to retirement. The plan covering domestic hourly employees provides benefits of stated amounts based on an employee's years of service. Annually, the Company contributes to the plans covering domestic employees such amounts which are actuarially determined to provide the plans with sufficient assets to meet future benefit payment requirements. Foreign executives and employees are covered by fully funded programs as legally required.

 The following table sets forth the funded status of the Company's domestic defined benefit pension plans and related amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1996:


                                                              1995                  1996
                                                       -------------------   ------------------
                                                       Salary     Hourly     Salary     Hourly
                                                       --------   --------   --------   -------
   Actuarial present value of benefit obligations:
    Benefit obligations:
     Vested  .......................................     $  945     $1,605     $  987   $1,901
     Nonvested  ....................................        101         34         58       41
                                                        -------    -------    -------   -------
     Accumulated benefit obligation  ...............     $1,046     $1,639     $1,045   $1,942
                                                        =======    =======    =======   =======

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


8. Employee Benefit Plans (Continued):


                                                           1995                        1996
                                                 -------------------------   -------------------------
                                                  Salary        Hourly        Salary        Hourly
                                                 -----------   -----------   -----------   -----------
   Projected benefit obligation for service
    rendered to date  ........................    $ 1,622       $ 1,639       $ 1,756       $  1,942
   Plan assets at estimated fair value  ......      1,186         1,348         1,419          1,732
                                                  -------       -------       -------       --------
   Excess of projected benefit obligation over
    plan assets ..............................       (436)         (291)         (337)          (210)
   Unrecognized transition amount ............        518             7           488              7
   Unrecognized prior service cost   .........         --           116            --            110
   Unrecognized net (gain) loss   ............       (288)          800          (523)           916
   Unrecognized net obligation ...............         --          (923)           --         (1,033)
                                                  -------       -------       -------       --------
      Accrued (prepaid) pension cost .........    $  (206)      $  (291)      $  (372)      $    210
                                                  =======       =======       =======       ========

     Plan assets consist of cash and temporary investments.

     Net pension cost for the years ended December 31, 1994, 1995 and 1996, included the following components:


                                                                   1994                   1995                   1996
                                                            -------------------   --------------------   --------------------
                                                            Salary     Hourly     Salary     Hourly      Salary      Hourly
                                                            --------   --------   --------   ---------   ---------   --------
   Service cost--benefits earned during the period       .  $ 185      $ 173      $ 184      $  168      $  199      $ 182
   Interest cost on projected benefit obligation   ......      95         92        106         109         130        131
   Estimated/actual return on plan assets ...............     (87)       (86)       (87)       (111)       (158)        14
   Net amortization and deferral ........................      23         31         22          38          84        (99)
                                                            ------     ------     ------     -------     -------     ------
   Net pension cost  ....................................   $ 216      $ 210      $ 225      $  204      $  255      $ 228
                                                            ======     ======     ======     =======     =======     ======

     Assumptions used in accounting for the pension plans as of December 31, 1994, 1995 and 1996, were:


                                                                1994                  1995                  1996
                                                         -------------------   -------------------   ------------------
                                                         Salary     Hourly     Salary     Hourly     Salary     Hourly
                                                         --------   --------   --------   --------   --------   -------
   Discount rate  ....................................   8.0%       8.0%       8.0%       8.0%       8.0%       8.0%
   Rate of increase in compensation levels   .........   5.0%        N/A       4.0%        N/A       3.9%       N/A
   Expected long-term rate of return on assets  ......   9.0%       9.0%       8.0%       9.0%       8.0%       9.0%

 In 1991, the Company entered into agreements with certain key executive officers, providing for supplemental payments upon retirement, disability, or death. The Company purchased life insurance policies to fund the liability under these agreements, which also provide death benefits to the Company. The following table sets forth the status of the supplemental executive retirement plan (SERP) and related amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1996:

                                                                  1995         1996
                                                               ------------ ------------
Actuarial present value of benefit obligation--nonvested   ...  $  3,547     $  4,263
                                                                ========     ========
   Projected benefit obligation for services rendered to date   $  6,037     $  7,401
   Plan assets   .............................................        --           --
                                                                --------     --------
    Excess of projected benefit obligations over plan assets      (6,037)      (7,401)
   Unrecognized transition amount  ...........................     4,228        4,746
   Unrecognized net obligation at date of initial application     (1,738)      (1,608)
                                                                --------     --------
    Accrued pension cost  ....................................  $ (3,547)    $ (4,263)
                                                                ========     ========

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


8. Employee Benefit Plans (Continued):

 The Company intends to fund the plan through Company-owned life insurance, which has a cash value of $2,105 at December 31, 1996; however, the insurance policies are not considered plan assets.

     Net pension cost for the SERP for the years ended December 31, 1994, 1995 and 1996, consists of the following:


                                                             1994        1995     1996
                                                            ----------   ------   -----
Service cost--benefits earned during the period .........    $  (21)     $221     $431
Interest cost on projected benefit obligations  .........       184       246      284
Net amortization  .......................................       213       131      130
                                                             ------     -----     -----
                                                             $  376      $598     $845
                                                             ======     =====     =====

 The Company also sponsors defined contribution savings plans for substantially all domestic employees. Contributions for the years ended December 31, 1994, 1995 and 1996, approximated $325, $456 and $492, respectively.


 Pension costs for the foreign subsidiary amounted to approximately $530, $582 and $654 for the years ended December 31, 1994, 1995 and 1996, respectively.


9. Income Taxes:


 The provision for income taxes for the years ended December 31, 1994, 1995 and 1996, consisted of the following:


                                  1994       1995       1996
                                  --------   --------   -------
Federal tax:
    Current  ..................     $  515     $  939   $2,065
    Deferred ..................        846         57      197
State:
    Current  ..................         37         32       52
    Deferred ..................         35          3       99
Foreign (Mexico) tax  .........         74        208      178
                                   -------    -------   -------
                                    $1,507     $1,239   $2,591
                                   =======    =======   =======

 Income tax expense varies from the amount computed by applying the federal corporate income tax rate of 34% to income before income taxes as follows:


                                                                  1994         1995          1996
                                                                  --------   -----------   -----------
Computed "expected" income tax expense ........................     $1,229    $ 1,250       $ 2,144
Increase (decrease) in income taxes resulting from:
    Foreign sales corporation income   ........................         --       (190)          (99)
    State income taxes, net of federal tax effect  ............         48         23            99
    Nondeductible portion of meals and entertainment  .........        101         69            48
    Foreign income taxes   ....................................         74        208           178
    Write off charitable contribution deferred asset  .........         --         --            75
    Other, net ................................................         55       (121)          146
                                                                   -------    -------       -------
     Actual income tax provision ..............................     $1,507    $ 1,239       $ 2,591
                                                                   =======    =======       =======

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


9. Income Taxes (Continued):

 The components of the net deferred income tax assets and liabilities as of December 31, 1995 and 1996, are as follows:

                                                                   1995                      1996
                                                         ------------------------   -----------------------
                                                         Current     Noncurrent     Current     Noncurrent
                                                         ---------   ------------   ---------   -----------
   Deferred tax assets:
    Estimate for doubtful accounts and returns  ......     $  351     $      --       $  404    $     --
    Inventory allowances   ...........................         40            --          667          --
    Accrued expenses .................................        614            --          860          --
    Additional pension liability .....................        304           218           --         834
    Contributions carryforward   .....................         --           220           --          --
    Net operating loss carryforward ..................        577            --           46          --
    Alternative minimum tax credits ..................         --         2,911           --       1,332
    Other   ..........................................         --           298           46         495
                                                          -------     ---------      -------    ---------
     Total deferred tax assets   .....................      1,886         3,647        2,023       2,661
                                                          -------     ---------      -------    ---------
   Deferred tax liabilities:
    Property, plant and equipment   ..................         --         5,945           --       5,567
    Other   ..........................................         --           175           --          --
                                                          -------     ---------      -------    ---------
     Total deferred tax liabilities ..................         --         6,120           --       5,567
                                                          -------     ---------      -------    ---------
     Net deferred tax asset (liability)   ............     $1,886     $  (2,473)      $2,023    $ (2,906)
                                                          =======     =========      =======    =========

 Net operating loss carryforwards utilized in 1996 were approximately $293. Net operating loss carryforwards utilized in 1995, for federal income tax purposes and financial statement purposes amounted to approximately $2,482. The Company has available at December 31, 1996, $-0- of federal net operating loss carryforwards. Net operating losses of approximately $1,466 remain to be carried forward to offset future state taxable income. Approximately $1,332 of alternative minimum tax credits may be carried forward indefinitely. The amount of unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration were $1,496 and $1,430 for the years ending December 31, 1995 and 1996, respectively.


10. Employee Stock Options, Warrants, and Incentives:

 On October 29, 1990, the Company adopted the 1990 Time Accelerated Restricted Stock Option Plan, as amended effective April 1, 1996 (the "1990 Plan"). A maximum of 163.3 thousand shares of the Company's common stock may be issued pursuant to the 1990 Plan upon the exercise of options. Under the 1990 Plan, nonqualified stock options may be granted to members of senior management of the Company and its subsidiaries. As of December 31, 1996, options to purchase
 163.3 thousand shares of the Company's common stock at exercise prices of $9.50--$30.00 per share have been granted.

 On June 11, 1996, the Company adopted the 1995 Time Accelerated Restricted Stock Option Plan (the "1995 Plan"). A maximum of twenty-five thousand shares of the Company's common stock may be issued pursuant to the 1995 Plan upon the exercise of options. Under the 1995 Plan, nonqualified stock options may be granted to members of senior management of the Company and its subsidiaries who were formerly employed by Mid-State and who, at the time of adoption of the 1995 Plan, were employed in the Company's Mid-State Plastics Division. As of December 31, 1996, options to purchase twenty-five thousand shares of the Company's common stock at exercise prices of $41.30 per share have been granted.

 Both plans are administered by the Board of Directors of the Company or a Committee consisting of three or more directors. Subject to the provisions of each Plan, the Board of Directors of the Company has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to such option, (ii) when the option becomes exercisable and (iii) the exercise price of the option; provided, however, that no option may have a term in excess of ten years and six months from the date of grant.

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


10. Employee Stock Options, Warrants, and Incentives (Continued):

 The terms and conditions of an option grant are set forth in a related option agreement. An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options granted under either plan will terminate upon the earliest to occur of (a) ten years and six months have elapsed since the date of the grant of the option, (b) 30 days following an optionee's voluntary termination or termination for cause of employment with the Company or any of its subsidiaries, or (c) 180 days following an optionee's termination of employment without cause or due to death or disability of the optionee.

 On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123"). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its Plans. The adoption of this standard had no impact on the financial statements as all options granted were compensatory options. No compensation expense is recognized for the granting of options during 1996. Had compensation cost for the Company's Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts of $2,431 and $1.84, respectively, for 1995 and $3,599 and $2.54, respectively, for 1996. The fair value of each option grant is estimated using the Minimum Value Method with the following assumptions used for grants in 1995 and 1996, risk-free interest rates of 6.04% and 6.46%, respectively; and expected lives of 10 years.

 A summary of the status of the Company's 1990 Plan as of December 31, 1994, 1995 and 1996, and changes during the years ending on those dates is presented below:


                                                     1994                          1995                          1996
                                          ---------------------------   ---------------------------   --------------------------
                                                       Weighted                      Weighted                      Weighted
                                                        Average                       Average                      Average
                                          Shares     Exercise Price     Shares     Exercise Price     Shares     Exercise Price
                                          --------   ----------------   --------   ----------------   --------   ---------------
   Outstanding, beginning of
    year ..............................     153          $9.50             153         $9.50               153       $ 9.50
   Granted  ...........................      --                                                             10       $30.00
   Exercised   ........................      --                             --                              --
   Forfeited   ........................      --                             --                              --
                                            ----                          -----                        -------
   Outstanding, end of year   .........     153          $9.50             153         $9.50               163       $10.76
                                            ====                          =====                        =======
   Options exercisable at
    year-end   ........................      --                            153                             153
   Fair value of options granted       .     --                           $ --                          $11.96
                                            ====                          =====                        =======

 A summary of the status of the Company's 1995 Plan as of December 31, 1995 and 1996, and changes during the years ending on those dates is presented below:


                                                      1995                          1996
                                           ---------------------------   --------------------------
                                                        Weighted                      Weighted
                                                         Average                      Average
                                           Shares     Exercise Price     Shares     Exercise Price
                                           --------   ----------------   --------   ---------------
Outstanding, beginning of year .........        --         $   --         25            $41.30
Granted   ..............................        25          41.30         --                --
Exercised ..............................        --             --         --                --
Forfeited ..............................        --             --         --                --
                                            ------
Outstanding, end of year ...............        25         $41.30         25            $41.30
                                            ------                        ==
Options exercisable at year-end   ......        --                        --
                                            ======                        ==
Fair value of options granted  .........     $5.03                        --
                                            ======                        ==

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


10. Employee Stock Options, Warrants, and Incentives (Continued):

     The following table summarizes information about the Plan's stock options at December 31, 1996:


                     Number        Weighted-Average       Weighted          Number
  Range of         Outstanding        Remaining            Average         Exercisable
Exercise Price     at 12/31/96     Contractual Life     Exercise Price     at 12/31/96
----------------   -------------   ------------------   ----------------   ------------
      $ 9.50            153                4  years          $ 9.50            153
      $30.00             10               10                 $30.00             --
      $41.30             25                9                 $41.30             --
                        ----                                                   ----
                        188                                                    153
                        ====                                                   ====

 The Company has issued to the ML-Lee Funds warrants to purchase 380 thousand shares of common stock exercisable at $9.50 per share. As of December 31, 1996, no warrants had been exercised, although all of the warrants are vested. Affiliates of the ML-Lee Funds comprise the majority holders of the Company's common stock.

 The Company had a long-term incentive compensation plan whereby certain management employees received bonuses due to the achievement of certain performance targets met through 1994. The bonuses totaling $2,500 were paid in March 1995.


11. Customer Supply Agreements:

 On January 11, 1991, the Company entered into an agreement with a major customer to supply product at certain agreed-upon levels through December 1992, with an option for the customer to extend the contract for three additional one year periods. The customer has extended the agreement through June 30, 1999. The agreement guarantees certain gross margin percentages in varying amounts over the term of the agreement based upon variable labor, material and overhead costs. The agreement is cancelable by the customer; however, if such cancellation occurs, the customer agrees to absorb a portion of the Company's capital investment associated with the agreement in decreasing amounts over the term of the contract. The Company is currently in negotiation with the customer for an extension of the agreement.

 On July 1, 1993, the Company entered into an agreement with another major customer to supply product at certain agreed-upon levels through December 1997, with an option for the customer to extend the contract for three additional one year periods. The agreement guarantees certain gross margin percentages in varying amounts over the term of the agreement based upon variable labor, material and overhead costs. The agreement is cancelable by the customer; however, if such cancellation occurs, the customer agrees to absorb a portion of the Company's capital investment associated with the agreement in decreasing amounts over the term of the contract.

 In connection with the purchase of Mid-State Plastics, Inc., discussed in Note 2, the Company assumed a contract with a customer to maintain a manufacturing facility in Texas for the production of injection molded plastic parts. The customer has the exclusive right, unless otherwise agreed, to purchase the manufacturing capacity of the facility. The agreement is effective until July 2000, with the customer having the right to renew on a yearly basis. The customer guarantees the Company 80% of capacity and if not utilized, reimburses the Company based on a predetermined rate. In the event that production exceeds the guarantee, the Company owes the customer an amount computed at one-half the predetermined rate.


12. Business and Credit Concentrations:

 The Company's sales are generally made on account without collateral. Repayment terms vary based on certain conditions. The Company maintains reserves which management believes are adequate to provide for potential credit losses. The majority of the Company's customer base spans the United States.

 The Company had two customers which individually had accounts receivable balances in excess of 10% of the total accounts receivable balance at December 31, 1995 and 1996, respectively. Management believes the total accounts receivable due from these customers, which was approximately $7,600 and $6,748 at December 31,

                    ANCHOR HOLDINGS, INC. AND SUBSIDIARIES

                    (in thousands except for per share data)


12. Business and Credit Concentrations (Continued):

 1995 and 1996, respectively, is fully collectible. The respective percentage for each customer with sales in excess of 10% of the years ended December 31, 1994, 1995 and 1996, was as follows:


                        1994     1995     1996
                        ------   ------   -----
Customer A  .........   32%      29%      24%
Customer B  .........   13%      14%      19%
Customer C  .........   19%      13%      10%

13. Contingencies:

 The Company is subject to claims, normally employment related, in the ordinary course of business. Management does not believe the resolution of any such claims will result in a material adverse effect on the future financial condition, results of operations or cash flows of the Company.


14. Fair Value of Financial Instruments:

 The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

 Current Asset and Liabilities--The carrying value of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments.

 Long-Term Debt and Bank Credit Agreement--The fair value of the Company's borrowings under term notes and revolving credit agreements was estimated based upon current rates offered to the Company for debt of the same remaining maturity. The fair value of such debt approximates carrying value at December 31, 1996.

 The Company estimates that the fair values of its junior and senior subordinated notes at December 31, 1996 is approximately $22,199, compared to their carrying value of $21,000. In making such assessments, the Company utilized quoted market prices and discounted cash flow analysis as appropriate.


15. Related Party Transactions:

 Transactions involving related parties not otherwise disclosed herein are as follows:

 Management fees of $180 each year have been paid to Thomas H. Lee Company during 1994, 1995 and 1996, respectively, for management and other consulting services provided to the Company. Affiliates of the Thomas H. Lee Company comprise the majority holders of the Company's common stock.

 The Company leases warehouse space (near its facilities in Seagrove, North Carolina) from an individual that is an officer, director and shareholder. The lease terms are month-to-month, and rent paid under the lease totaled $68 in 1996.


16. Information about the Company's Operations in Different Geographic Areas:

 The Company has significant operations in Mexico as well as the United States. The operations in Mexico do not involve sales to unaffiliated customers. All sales for the Mexican subsidiary are to the U.S. Company and are marked up based on a contract price, which at December 31, 1996 was 7.4%. These sales were $6,081, $6,418, and $6,081, respectively, for the years ending December 31, 1994, 1995 and 1996 and were eliminated in consolidation.

 Identifiable assets in Mexico were $15,876 and $14,823, respectively, at December 31, 1995 and 1996. These amounts include intercompany receivables/payables of $547 and $835, which were eliminated in consolidation.

 The Company had sales to customers in foreign countries of $13,919, $11,249 and $13,143 for the years ending December 31, 1994, 1995 and 1996.


17. Quarterly Information (Unaudited)

 The quarterly consolidated financial statements include the accounts of Anchor Holdings, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation. The quarterly consolidated financial statements have been prepared, without audit, in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the quarterly consolidated financial statements include all adjustments which are necessary for a fair presentation of the financial position and results of operations for the interim periods presented; such adjustments being of a normal recurring nature. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. It is suggested that these quarterly consolidated financial statements and notes thereto be read in conjunction with the consolidated financial statements and notes thereto included for the year ended December 31, 1996. Results of operations in interim periods are not necessarily indicative of results to be expected for a full year.


     The components of inventory for the quarter ended June 28, 1997 are as follows:




Raw materials   ..................   $10,022
Work in process    ...............     6,554
Finished goods  ..................     5,586
                                     --------
                                      22,162
Less valuation allowances   ......     1,430
                                     --------
                                     $20,732
                                     ========



 The income tax expense for the quarters ended June 29, 1996 and June 28, 1997 varies from the amount of expense computed by applying the federal corporate income tax rate of 34% to net income before taxes due to comparable items reflected in the years ended December 31, 1995 and 1996 footnote.

 In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which changes the calculations used for earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The effect of the standard on quarterly consolidated financial statements would be to result in $2.79 and $0.15 of basic EPS for the quarters ended June 29, 1996 and June 28, 1997. The standard would have no effect on the diluted EPS. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted.


 In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet determined the full effect of this Statement on its financial statements.


 On April 2, 1997, Anchor Advanced Products, Inc. (the Issuer) issued $100,000,000 of 11-3/4% Senior Notes due 2004. The net proceeds to the Issuer from the sale of the Initial Notes was $96.6 million (after deducting discounts, commissions, fees and expenses thereof) and were used: (i) to prepay in full $51.5 million in borrowings under the Revolving Credit and Term Loan Agreement, including all accrued interest and fees payable upon such prepayment, (ii) to pay $22.3 million to redeem $9.0 million aggregate principal amount of Senior Subordinated Notes and $12.0 million aggregate principal amount of Junior Subordinated Notes, each due April 30, 2000 and payable to ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P., including all accrued interest and premiums payable upon such redemption, and (iii) to pay $22.8 million of a $24.4 million dividend on the Issuer's common stock. To pay the remaining portion of the dividend, the Issuer borrowed approximately $1.5 million under the New Credit Facility. All of the Issuer's common stock is owned by Anchor Holdings, Inc. (the Company). The Company used the $24.4 million from the Issuer dividend, together with $5.1 million of proceeds from the exercise of warrants and options to purchase the Company's common stock, to pay a $29.5 million dividend on its capital stock. Immediately prior to the payment of the dividend, all of the outstanding warrants and 153,300 of the options were exercised. Anchor Holdings, Inc. has guaranteed the Senior Notes fully and unconditionally. The separate financial statements of Anchor Advanced Products, Inc. are not included herein because management has determined that they are not materially different from those of the Company.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Mid-State Plastics, Inc.
Seagrove, North Carolina

     We have audited the accompanying statements of income and cash flows for the eleven months ended July 29, 1994 of Mid-State Plastics, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Mid-State Plastics, Inc. for the eleven months ended July 29, 1994 in conformity with generally accepted accounting principles.

     As described in notes to the financial statements, substantially all operating assets were sold and liabilities assumed as of the close of business on July 29, 1994. These financial statements are prepared immediately prior to the sale of business.




Asheboro, North Carolina                      Cherry, Bekaert & Holland, L.L.P.
September 23, 1994

                           MID-STATE PLASTICS, INC.


                              STATEMENT OF INCOME


                       Eleven Months Ended July 29, 1994



Net sales   ................................................    $ 32,451,097
Cost of sales  .............................................      27,680,910
                                                                ------------
Gross profit   .............................................       4,770,187
Selling, general and administrative expenses    ............       2,423,038
                                                                ------------
Operating income  ..........................................       2,347,149
                                                                ------------
Other income (deductions)
  Interest expense   .......................................        (793,759)
  Interest income    .......................................          34,145
  Gain on disposal of property, plant and equipment   ......          17,945
  Share of loss of nonconsolidated joint ventures  .........         (23,446)
  Gain on disposal of nonconsolidated joint venture   ......          31,687
  Other -- net    ..........................................          74,087
                                                                ------------
Other deductions -- net    .................................        (659,341)
                                                                ------------
Net income before income tax  ..............................       1,687,808
Income tax expense   .......................................          31,244
                                                                ------------
Net income  ................................................    $  1,656,564
                                                                ============



                       See notes to financial statements.

                           MID-STATE PLASTICS, INC.


                            STATEMENT OF CASH FLOWS


                       Eleven Months Ended July 29, 1994


Cash flows from operating activities
  Net earnings .....................................................................    $  1,656,564
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Depreciation  ..................................................................       1,528,024
    Increase in accrued retirement benefits  .......................................         167,644
    Gain on disposal of property, plant and equipment ..............................         (17,945)
    Gain on disposal of nonconsolidated joint venture ..............................         (31,687)
    Share of loss of nonconsolidated joint ventures   ..............................          23,446
    Amortization of loan costs   ...................................................           4,928
    (Increase) decrease in other assets   ..........................................          75,912
    Changes in operating assets and liabilities
     (Increase) in accounts receivable .............................................         (74,629)
     (Increase) in inventory  ......................................................      (1,348,353)
     (Increase) in prepaid expenses ................................................         (99,813)
     Increase in accounts payable and accrued expenses   ...........................         799,250
                                                                                        ------------
      Net cash provided by operating activities    .................................       2,683,341
                                                                                        ------------
Cash flows from investing activities
  Purchase of property, plant and equipment  .......................................      (2,291,568)
  Proceeds from sale of equipment   ................................................           9,750
  Proceeds from sale of joint venture  .............................................         300,000
  Collections on advances to nonconsolidated joint ventures ........................          22,768
  Increase in cash surrender value of officers life insurance  .....................        (306,370)
                                                                                        ------------
     Net cash used in investing activities   .......................................      (2,265,420)
                                                                                        ------------
Cash flows from financing activities
  Principal payments under capital lease obligation   ..............................        (553,407)
  Principal payments on long-term debt .............................................        (656,779)
  Cash distributions ...............................................................        (927,129)
  Net borrowings from (payments on) revolving line of credit   .....................       1,378,813
  Loan from stockholder ............................................................         500,000
  Borrowings against life insurance policies .......................................         116,534
                                                                                        ------------
     Net cash used in financing activities   .......................................        (141,968)
                                                                                        ------------
Net increase in cash and cash equivalents    .......................................         275,953
Cash and cash equivalents at beginning of period   .................................          89,030
                                                                                        ------------
Cash and cash equivalents at end of period   .......................................    $    364,983
                                                                                        ============
Supplemental cash flow information
  Interest paid   ..................................................................    $    763,760
  Income taxes paid  ...............................................................          27,244


                       See notes to financial statements.

                           MID-STATE PLASTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 July 29, 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

     The Company is in the business of manufacturing molded plastic products, assembling plastic parts and constructing molds used in the injection molding business. The molding and assembly operations are located in Seagrove, North Carolina and Round Rock, Texas. The mold construction operation is located in Sanford, North Carolina.

     Approximately 50% of the Company's sales are to the medical industry. Customers of the Company are not concentrated in any one geographic area but are located throughout the United States and abroad. The Company has three significant customers which accounted for 35%, 12% and 10% of sales in 1994. Trade accounts receivable from three customers represent 17%, 16% and 13% of total accounts receivable at July 29, 1994. No other customers accounted for 10% or more of the Company's sales or receivables.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Certain components of finished goods are stated at standard costs which are determined on a moving average basis.

Accounts receivable

     The allowance for doubtful accounts is based on evaluation of periodic aging of the accounts. Accounts are charged off against the reserve when deemed uncollectible.

Property, plant and equipment

     Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the respective assets.

Capitalized leases

     Capitalized leases are recorded at the lesser of the net present value of the minimum lease payments or the fair value of the asset over the lease term. The buildings and certain machinery recorded under the capital leases are being amortized over the lease terms.

Loan costs

     Loan costs are being amortized over 60 months.

Cash and cash equivalents

     For purposes of reporting cash flows, the Company considers all short term investments with a maturity of three months or less to be cash equivalents.


NOTE 2--SALE OF BUSINESS
     On July 29, 1994, the Company sold substantially all of its operating assets and had its accounts payable, accrued expenses and capital equipment lease obligations assumed by Anchor Advanced Products, Inc. for a total price of approximately $26.7 million. The net effect of this transaction after the related closing expenses is a gain on sale of approximately $13.2 million.

     The Company sold all its assets except for cash, cash surrender value of life insurance policies, and advances to nonconsolidated joint ventures. The capitalized leased buildings were sold in a separate transaction with the owners (see Note 9). The Company changed its name to L & D Plastics, Inc. effective July 29, 1994.

                           MID-STATE PLASTICS, INC.

                                 July 29, 1994

NOTE 3--NONCONSOLIDATED JOINT VENTURES
     The Company has 33% ownership in Pamlico Technical Molding, Inc. which was organized in 1988 and is engaged in the manufacture of molded plastic products. The Company accounts for this investment on the equity method.

     The Company sold its 31% ownership interest in Wade Precision Plastics, Inc. for $300,000, thereby realizing a gain of $31,687 during the period ended July 29, 1994.

     Retained earnings of the Company includes undistributed earnings (loss) of the remaining joint venture of $(272,557) at July 29, 1994 and $(20,798) for the two joint ventures at August 28, 1993. Condensed financial information shown below is on a delayed basis due to unavailability of information.

     Condensed financial information pertaining to Pamlico Technical Molding, Inc. is as follows:


                                                  Unaudited
                                                 ---------------
                                                     1993
                                                 ---------------
   Net current assets (liabilities)  .........    $  (437,479)
   Property, plant and equipment--net   ......        868,374
   Other assets, less long-term debt    ......       (964,082)
                                                  -----------
     Net assets (liabilities)  ...............    $  (533,187)
                                                  ===========
   Net sales    ..............................    $ 5,162,224
                                                  ===========
   Net loss  .................................    $   (71,049)
                                                  ===========

NOTE 4--LONG-TERM DEBT
     Long-term debt at July 29, 1994 consists of the following:


Bank note with interest at 1-1/4% above prime rate, due in 59 monthly installments of
  $40,678 beginning September 1990 and the final installment of the then remaining
  balance due August 1995, plus interest due monthly from the date of the loan  .......    $1,128,814
Note payable to stockholder with interest due monthly at 2% above prime rate and subordinated to above bank note which restricts principal repayments upon the
  Company meeting certain financial projections .......................................     1,250,000
                                                                                           -----------
                                                                                            2,378,814
Less current portion   ................................................................       488,136
                                                                                           -----------
                                                                                           $1,890,678
                                                                                           ===========

     The bank note indicated above is collateralized by a continuing security interest in all receivables, inventories, machinery, fixtures and equipment, and general intangibles and the personal guarantee of the majority stockholders. The security interest gives the lender a continuing lien on all of the collateral and the proceeds and products thereof, and any replacements, additions, or substitutions, and the proceeds of insurance covering the collateral. Certain life insurance policies with an approximate face amount of $3,981,312 and net cash surrender value of $694,166 have been pledged as collateral on the bank loan acquired in 1990.

                           MID-STATE PLASTICS, INC.

                                 July 29, 1994
NOTE 4--LONG-TERM DEBT (Continued)

     The aggregate maturities of long-term debt are as follows:


Year                        Amount
------------------------   -----------
1995  ..................   $  488,136
1996  ..................      890,678
1997  ..................      250,000
1998  ..................      250,000
1999  ..................      250,000
2000  ..................      250,000
                           -----------
                           $2,378,814
                           ===========

     The loan agreements pursuant to which the bank note was issued contain certain covenants. Among others, the agreements have restrictions regarding the incurring of indebtedness, limiting capital expenditures, limiting expenditures under lease obligations and limiting the payment of cash dividends. The Company is also required to maintain a minimum current ratio of .85 to 1.00, maintain a ratio of net income before taxes and interest to interest expense and current maturities of at least 1.5 to 1.0 and not permit the ratio of total indebtedness to tangible net worth to be greater than 2.5 to 1.0. At July 29, 1994 the Company was in compliance with the various restrictions or had obtained waivers from the lender where noncompliance existed. The bank and stockholder notes were satisfied in full at closing of the sale of business described in Note 2.


NOTE 5--REVOLVING CREDIT NOTE
     The Company entered into a loan agreement in 1990 with a financial institution to borrow funds on a revolving credit basis. Subsequent amendments have increased the limit to $4,000,000 based on amounts up to the sum of 85% of eligible accounts receivable and 45% of eligible inventory. The advances based on inventories cannot exceed $1,300,000. At July 29, 1994, the Company had borrowed $2,569,238 against accounts receivable of $3,505,706 and inventories of $3,195,562. The revolving credit loan was satisfied in full at closing of the sale described in Note 2.


NOTE 6--INCOME TAXES
     The Company elected S corporation status for the tax year beginning January 1, 1988. As a result of this election, the Company files its tax return on a calendar year basis, and its federal and North Carolina taxable income is allocated to shareholders based on their percentage of ownership. Taxable income apportioned to Texas is assessed a tax computed on current year earned surplus.


NOTE 7--LEASES
     The Company leases real estate and certain machinery used in its operations, certain of which are capital leases. Included in property, plant and equipment are the following amounts applicable to capital leases:


   Buildings ...........................   $2,900,000
   Machinery and equipment  ............    3,221,452
                                           -----------
                                            6,121,452
   Less accumulated amortization  ......    2,226,160
                                           -----------
                                           $3,895,292
                                           ===========

                           MID-STATE PLASTICS, INC.

                                 July 29, 1994
NOTE 7--LEASES (Continued)

     Obligations under capital leases at July 29, 1994 are summarized as follows:


   Current portion ............   $  631,893
   Non-current portion   ......    3,724,340
                                  -----------
                                  $4,356,233
                                  ===========

     Future minimum payments under capital leases are as follows:


Year ending
August
------
   1995   ..........................................   $1,041,107
   1996   ..........................................      847,610
   1997   ..........................................      780,791
   1998   ..........................................    2,021,670
   1999   ..........................................      686,794
   2000 and thereafter   ...........................      211,342
                                                       -----------
                                                        5,589,314
   Less amount representing interest    ............    1,233,081
                                                       -----------
   Present value of minimum lease payments    ......   $4,356,233
                                                       ===========

     Rental expense under operating leases amounted to $43,731 in 1994, substantially all of which was paid to a stockholder (Note 9).


NOTE 8--RETIREMENT PLANS
     The Company has a noncontributory retirement plan for its officers and key employees. The Plan is designed so that benefits will be funded primarily from the proceeds of life insurance policies owned by the Company covering the Plan participants. The Plan provides monthly benefits upon death or retirement based on a percentage of their average final three year's salary, subject to a maximum salary stated in their respective agreements, for a period of 15 years. Vesting of benefits begins at 10% per year after five years of service until 100% is reached after 15 years of service. Participants reaching age 60 while employed by the Company become 100% vested regardless of their years of service.

     The Company adopted Statement of Financial Accounting Standard (SFAS) No. 106 for the year ended August 24, 1991. The effect of this accounting standard is to recognize the projected benefit obligation over the employees' years of service until they reach the date where full eligibility of benefits is obtained. The net cash surrender value of life insurance policies owned by the Company are not considered plan assets for the purpose of SFAS No. 106 since they have not been segregated and restricted in a trust.

     The following table sets forth the plan's funded status reconciled with the amount shown in the Company's balance sheet at July 29, 1994:


  Accumulated retirement benefit obligation
    Fully eligible active plan participants   ......   $663,356
    Fully eligible former plan participants   ......    122,693
    Other active plan participants   ...............    195,722
                                                       ---------
      Accrued retirement benefits ..................   $981,771
                                                       =========

                           MID-STATE PLASTICS, INC.

                                 July 29, 1994
NOTE 8--RETIREMENT PLANS (Continued)

     Net periodic retirement benefit cost for 1994 included the following components:


Service cost--benefits attributed to service during the period   ......   $102,514
Interest cost of accumulated retirement benefits  .....................     65,130
                                                                          ---------
     Net periodic retirement benefit costs  ...........................   $167,644
                                                                          =========

     The discount rate used in determining the accumulated retirement benefit obligation was 8%. The rate of compensation increase used to determine employees' full eligibility dates was 5%.

     The Company adopted a 401(k) retirement plan for its employees effective January 1, 1987. The plan provides that the Company will contribute 50% of the amount of each participants salary reduction contribution up to a maximum of 6% of compensation. Benefits and plan expenses charged to operations were $158,649 in 1994.


NOTE 9--RELATED PARTY ACTIVITIES
     The Company's Sanford, North Carolina manufacturing facility is under an operating lease with a partnership in which the Company's President and 26% stockholder has a substantial ownership interest. The joint venture in which the Company owns a 33% interest leases its building from another partnership owned partly by the Company's President.

     The Company's manufacturing facilities in Seagrove, North Carolina and Round Rock, Texas are being leased from a partnership consisting of the Company's two majority stockholders. The leases are accounted for as capital leases and the buildings ($2,900,000) are being amortized over periods of fifteen and ten years respectively (Note 7). Two of the buildings were originally owned by the Company and sold to the partnership in 1986. The gain from sale of the buildings is being amortized over the original lease period.

     All of the buildings occupied by the Company were included as an additional part of the purchase transacted by Anchor Advanced Products, Inc. on July 29, 1994 (Note 2).

     The Company has a note receivable from its 33% owned joint venture with a balance of $453,801 at July 29, 1994 requiring monthly interest payments through August 1994. Beginning September 1994, payments are required in 60 equal installments of principal plus interest at prime rate plus 1-1/2%. Interest earned on this note was $32,517 in 1994. The Company holds a perfected security interest in all of the debtor's inventory, machinery and equipment. The Company's president also had an unsecured note receivable of approximately $100,000 from this joint venture Company.

     Purchases of the Company include approximately $27,000 in 1994 from its joint venture companies. Sales of the Company include approximately $81,300 in 1994 to its joint venture companies.

     Interest incurred on the note payable to stockholder (Note 4) was $67,842 in 1994.


NOTE 10--CONTINGENT LIABILITIES
     The Company has guaranteed a note issued by a partnership owned partly by the Company's president. The loan is collateralized by the manufacturing facilities being leased to the Company's joint venture company. The amount of this guaranty at July 29, 1994 is $205,000 on a loan with a balance of approximately $324,000.

                           MID-STATE PLASTICS, INC.

                                 July 29, 1994

NOTE 11--COMMITMENTS
     The Company signed an agreement on December 5, 1989 with a major customer of their medical products division to establish a manufacturing facility in Texas for the production of injection molded plastic parts. The Company began production in July 1990 with the customer having the exclusive right, unless otherwise agreed, to purchase the manufacturing capacity of the facility. The agreement is effective until July 2000, with the customer having the right to renew on a year to year basis. The customer guarantees the Company 80% of capacity and if not utilized, reimburses the Company based on a predetermined rate. In the event that production exceeds the guarantee, the Company owes the customer an amount computed at one-half the predetermined rate.

     During the period ended July 29, 1994, the Company entered into agreements for construction of a peak load utility generation plant. The Company has incurred approximately $900,000 on the project and expects the total to be approximately $1,000,000. Management further estimates the plant will generate approximately a $250,000 reduction in power costs annually.

     At July 29, 1994 the Company had entered into agreements to purchase an injection molding machine costing $325,000. Subsequent to the period ended July 29, 1994, the Company ordered an injection molding machine costing $250,000.

     The above commitments were assumed by Anchor Advanced Products, Inc. on July 29, 1994.


NOTE 12--OTHER MATTERS
     In December 1990 the Company adopted a Key Executive Phantom Stock Agreement for use in issuing phantom stock incentive compensation awards to the Company's key executives. The board of directors has authorized the issuance of 10,000 phantom shares under the agreement. These shares may be redeemed upon retirement or termination of the employee at a price equal to the book value of the Company per share as of the Company's immediately preceding fiscal year end minus the book value per share at the immediately preceding fiscal year end of the date issued. In the event the Company is sold by either the sale of its stock or sale of substantially all of its assets, the Board's unwritten intent is to redeem the phantom shares at a price per share comparable to the amount paid to the Company's shareholders. Accordingly, with the sale by the Company of substantially all of its assets on July 29, 1994, the Board paid $1,582,000 to the participants in the Phantom Stock Plan after the balance sheet date.

     The Company entered into an agreement dated November 1992 with an investment banking firm. The agreement states that the investment banking firm will serve as the exclusive financial advisor of the Company with respect to any financing, refinancing and/or restructuring of any of the Company's existing senior debt and any arrangement of equity capital or subordinated debt. The Company paid a fee of approximately $525,000 to the investment banking firm in connection with the sale of its assets described in Note 2.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                  -------------------------------------------
                               TABLE OF CONTENTS


                                               Page
Summary    .................................    1
Risk Factors  ..............................   11
The Exchange Offer  ........................   16
Capitalization   ...........................   22
Selected Financial Data   ..................   23
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    ...........................   25
Business   .................................   30
Management    ..............................   38
Principal Stockholders    ..................   44
Certain Transactions   .....................   46
Description of Certain Indebtedness   ......   47
Description of the Exchange Notes  .........   48
Description of the Initial Notes   .........   69
Exchange Offer; Registration Rights   ......   70
Income Tax Considerations    ...............   71
Plan of Distribution   .....................   72
Legal Matters    ...........................   73
Experts    .................................   73
Index to Financial Statements   ............  F-1


                                  $100,000,000


[Anchor Logo]



                                Anchor Advanced
                                Products, Inc.



                          11-3/4% Series B Senior Notes
                                   due 2004



                -----------------------------------------------

                                   PROSPECTUS
                -----------------------------------------------





















                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors And Officers
     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
   (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the shareholders.


     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Article 10 of the By-laws of the Issuer provides as follows:


                                  ARTICLE 10

                                INDEMNIFICATION


     Section 10.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 10.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 10.3 Expenses. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.1 and 10.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 10.4 Authorization. Any indemnification under Sections 10.1 and
   10.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections
   10.1 and 10.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Section 10.5 Advance Payment of Expenses. Expenses incurred by an officer or Director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such officer or Director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article 10. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 10.6 Non-Exclusiveness. The indemnification provided by this
   Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 10.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 10.

     Section 10.8 Constituent Corporations. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 10.9 Additional Indemnification. In addition to the foregoing provisions of this Article 10, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorney's fees) if such person is determined (in the manner prescribed in Section 10.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.


       Article X of the Certificate of Incorporation of the Issuer provides in relevant part as follows:


     No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


     The Company may purchase a Directors and Officers Liability Insurance Policy for certain losses arising from certain claims and charges, including claims and charges under the Securities Act, which may be made against such persons while acting in their capacities as directors and officers of the Company.


Item 21. Exhibits and Financial Statement Schedules
   (a) Exhibits.


      3.1       Restated Certificate of Incorporation of Anchor Advanced Products, Inc.*
      3.2       By-Laws of Anchor Advanced Products, Inc.*
      3.3       Restated Certificate of Incorporation of Anchor Holdings, Inc.*
      3.4       By-Laws of Anchor Holdings, Inc.*
      4.1       Form of Note (included in Exhibit 4.2 hereto).*
      4.2       Indenture dated as of April 2, 1997 between Anchor Advanced Products, Inc., Anchor
                Holdings, Inc. and Fleet National Bank, as Trustee.*
      5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation regarding legality of securities being registered.*
      8.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation regarding tax matters.*
      10.1      Anchor Holdings, Inc. Amended and Restated Shareholders Agreement dated July 29, 1994.*
      10.2      Form of Employment Agreement.*
      10.3      Form of Supplemental Executive Retirement Benefit Agreement and Side Letter.*
      10.4      Exit Bonus Agreement between Anchor Holdings, Inc. and Francis H. Olmstead, Jr.*
      10.5      Management Agreement between Thomas H. Lee Company, Anchor Acquisition Corp. ,
                Anchor Brush Company and Anchor Cosmetics Company dated as of April 30, 1990.*
      +10.6     Agreement by and between Abbott Laboratories and Mid-State Plastics, Inc., dated as of
                December 5, 1989, as supplemented by letters dated August 5, 1994, September 11,
                1995, September 19, 1995 and March 5, 1997.*
      +10.7     Memorandum of Agreement by and between The Procter & Gamble Manufacturing
                Company and Anchor Advanced Products, Inc. dated as of December 16, 1995.*
      +10.8     Letter Agreement by and between Anchor Advanced Products, Inc. and Colgate-
                Palmolive Company, dated as of July 12, 1996.*
      10.9      Form of Connecticut Development Authority Note.*
      10.10     Purchase Agreement by and between Anchor Advanced Products, Inc., Anchor Holdings,
                Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, CIBC Wood Gundy
                Securities Corp. and NationsBanc Capital Markets, Inc. dated as of March 26, 1997.*
      10.11     Registration Rights Agreement by and between Anchor Advanced Products, Inc.,
                Anchor Holdings, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, CIBC
                Wood Gundy Securities Corp. and NationsBanc Capital Markets, Inc. dated as of
                April 2, 1997.*

      10.12     Credit Agreement by and between Anchor Advanced Products, Inc., Anchor Holdings,
                Inc. and NationsBank, N.A. dated as of April 2, 1997.*
      11.1      Statement re Computation of Per Share Earnings.
      12.1      Computation of Ratio of Earnings to Fixed Charges.
      21.1      List of subsidiaries of Anchor Holdings, Inc.*
      23.1      Consent of Coopers & Lybrand L.L.P.
      23.2      Consent of Cherry, Bekaert & Holland, L.L.P.
      23.3      Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in
                Exhibit 5.1).*
      24.1      Powers of Attorney (Contained on the signature page to this Registration Statement).*
      25.1      Statement on Form T-1 of the eligibility of the Trustee.*
      27.1      Financial Data Schedule.
      99.1      Letter of Transmittal.*
      99.2      Notice of Guaranteed Delivery.*
      99.3      Form of Exchange Agent Agreement between Anchor Advanced Products, Inc., Anchor
                Holdings, Inc. and State Street Bank and Trust Company.*


   + Portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.
   * Previously filed.

   (b) Financial Statement Schedules.

     S-1 Independent Auditors' Report on Financial Statement Schedule.

       S-2 Schedule I -- Valuation and Qualifying Accounts

     Schedules other than those listed above have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.


Item 22. Undertakings.
     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on the 6th day of August, 1997.


                                          ANCHOR ADVANCED PRODUCTS, INC.

                                          By: /s/ Francis H. Olmstead, Jr.
                                             ----------------------------------



                                             Francis H. Olmstead, Jr.

                                             Chairman, President and
                                             Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



           Signature                                Title                          Date
----------------------------------   ---------------------------------------   ---------------
  /s/ Francis H. Olmstead, Jr.       Chairman, President and Chief             August 6, 1997
-------------------------            Executive Officer (Principal Executive
   Francis H. Olmstead, Jr.          Officer)
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
     Robert T. Parkey
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
       Jack C. Lail
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
    Geoffrey A. deRohan
      /s/ Phyllis C. Best            Senior Vice President, Finance and        August 6, 1997
-------------------------            Controller (Principal Financial and
      Phyllis C. Best                Accounting Officer)
           *                         Director                                  August 6, 1997
 -------------------------
      Scott A. Schoen
           *                         Director                                  August 6, 1997
 -------------------------
    Thomas R. Shepherd
           *                         Director                                  August 6, 1997
 -------------------------
     Terrence M. Mullen
*By: /s/ Francis H. Olmstead Jr.
-------------------------
    Francis H. Olmstead Jr.
     Attorney-in-fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on the 6th day of August, 1997.


                                          ANCHOR HOLDINGS, INC.

                                          By: /s/ Francis H. Olmstead, Jr.
                                             ----------------------------------



                                             Francis H. Olmstead, Jr.

                                             Chairman, President and
                                             Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



           Signature                                Title                          Date
----------------------------------   ---------------------------------------   ---------------
  /s/ Francis H. Olmstead, Jr.       Chairman, President and Chief             August 6, 1997
-------------------------            Executive Officer (Principal Executive
    FrancisH. Olmstead, Jr.          Officer)
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
     Robert T. Parkey
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
       Jack C. Lail
           *                         Executive Vice President and Director     August 6, 1997
 -------------------------
    Geoffrey A. deRohan
      /s/ Phyllis C. Best            Senior Vice President, Finance and        August 6, 1997
-------------------------            Controller (Principal Financial and
      Phyllis C. Best                Accounting Officer)
           *                         Director                                  August 6, 1997
 -------------------------
      Scott A. Schoen
           *                         Director                                  August 6, 1997
 -------------------------
    Thomas R. Shepherd
           *                         Director                                  August 6, 1997
 -------------------------
     Terrence M. Mullen
*By: /s/ Francis H. Olmstead Jr.
-------------------------
    Francis H. Olmstead Jr.
     Attorney-in-fact

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE



Our report on the consolidated financial statements of Anchor Holdings, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 is included on page F-2 of this Form S-4 Registration Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page II-5 of this Form S-4 Registration Statement.

In our opinion, the financial statements schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




                                          COOPERS & LYBRAND L.L.P.



Knoxville, Tennessee
January 31, 1997

                                                                      Schedule I


                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                       Valuation and Qualifying Accounts

                  Years ended December 31, 1994, 1995 and 1996
                                 (in thousands)




                                                 Balance at       Charged to     Charge to                   Balance at
               Description                  beginning of period     expense    other account   Deductions   end of period
------------------------------------------- --------------------- ------------ --------------- ------------ --------------
1994:
 Allowance for bad debts    ...............        $  508            $  126        $   --         $  131        $  503
 Allowance for returns and allowances   ...           144                --         1,464          1,347           261
 Reserve for self insurance risk  .........           923             2,504            --          2,436           991
 Reserve for inventory obsolescence  ......         1,211                88            --             78         1,221
                                                   -------           -------       -------        -------       -------
                                                   $2,786            $2,719        $1,464         $3,993        $2,976
                                                   =======           =======       =======        =======       =======
1995:
 Allowance for bad debts    ...............        $  503            $  356        $   66         $  162        $  763
 Allowance for returns   ..................           261                --         2,008          1,969           300
 Reserve for self insurance risk  .........           991             2,146            --          2,451           686
 Reserve for inventory obsolescence  ......         1,221               450            --            100         1,571
                                                   -------           -------       -------        -------       -------
                                                   $2,976            $2,607        $2,419         $4,682        $3,320
                                                   =======           =======       =======        =======       =======
1996:
 Allowance for bad debts    ...............        $  763            $  340        $   --         $  197        $  906
 Allowance for returns   ..................           300                --         2,488          2,644           144
 Reserve for self insurance risk  .........           686             4,732            --          4,075         1,343
 Reserve for inventory obsolescence  ......         1,571               266            --            532         1,305
                                                   -------           -------       -------        -------       -------
                                                   $3,320            $5,750        $2,488         $7,860        $3,698
                                                   =======           =======       =======        =======       =======



                                      S-2